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# 2021 Notice of Annual Meeting & Proxy Statement

Johnson & Johnson

PLEASE VOTE — YOUR VOTE MATTERS

March 10, 2021
Notice of Annual Meeting and Proxy Statement
You are invited to attend the Annual Meeting of Shareholders of Johnson & Johnson (the Company). Due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our shareholders, directors, management and associates, the 2021 Annual Meeting will be held online in a virtual format.
You or your proxyholder will be able to attend the 2021 Annual Meeting online, vote and submit questions by visiting www.virtualshareholdermeeting.com/JNJ2021 and using the 16-digit control number included on your notice, on your Proxy card or in the voting instructions that accompanied your Proxy materials.
As of this date, a state of emergency is in effect in the State of New Jersey relating to the COVID-19 pandemic. Johnson & Johnson is permitted to hold a virtual meeting of shareholders under New Jersey law so long as a state of emergency remains in effect. In the event that the state of emergency is lifted prior to the date fixed for the 2021 Annual Meeting, and it is not, therefore, then legally permissible to hold a completely virtual annual meeting under New Jersey law, we will announce alternative arrangements for the 2021 Annual Meeting as promptly as practicable. Any such change will be announced via press release and website posting, as well as the filing of additional Proxy materials with the Securities and Exchange Commission.

Items of Business:

1. Elect the 14 nominees named in this Proxy Statement to serve as Directors for the coming year;
2. Vote, on an advisory basis, to approve named executive officer compensation;
3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021;
4. Vote on the four shareholder proposals contained in this Proxy Statement, if properly presented at the Annual Meeting; and
5. Transact such other matters as may properly come before the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

Voting:

You are eligible to vote if you were a shareholder of record at the close of business on February 23, 2021.

Ensure that your shares are represented at the meeting by voting in one of several ways:
To vote VIA THE INTERNET prior to the meeting, go to the website listed on your proxy card or notice.
To vote BY PHONE, call the telephone number specified on your proxy card or on the website listed on your notice.
If you received paper copies of your proxy materials, mark, sign, date and return your proxy card in the postage-paid envelope provided to vote BY MAIL.

To vote during the virtual meeting, visit www.virtualshareholdermeeting.com/JNJ2021 and use your 16-digit control number.
Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by using one of the methods described above.

By order of the Board of Directors,

MATTHEW ORLANDO Worldwide Vice President, Corporate Governance Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on
April 22, 2021: The Proxy Statement and Annual Report to Shareholders are available at
www.investor.jnj.com/gov/annualmeetingmaterials.cfm.

A Message from Our Lead Director

Dear Fellow Shareholders,
The COVID-19 pandemic has presented unprecedented challenges, and our deepest sympathy is with everyone affected. We also wish to express our tremendous gratitude to the nurses, doctors, scientists and all other frontline workers - including those at Johnson & Johnson - who steadfastly ensured others' needs were met.
While these extremely challenging circumstances have tested our collective ability to rapidly adapt and respond to them and the uncertainty ahead, the role of Johnson & Johnson is crystal clear.
During Johnson & Johnson’s century-plus history, the Company has faced many significant health crises, and its responses have helped shape the Company’s culture, capabilities and strategic focus, further enabling it to lead with resilience during these turbulent times. Consistent with the values of Our Credo, the Company maintained its unwavering commitment to the health, safety and well-being of its employees, patients and consumers as further described on page 32 of this Proxy Statement. The Company also shared positive top-line results from its Phase 3 ENSEMBLE clinical trial for the Company's single-dose COVID-19 vaccine. Shortly after, based on the totality of scientific evidence, the Company received Emergency Use Authorization from the U.S. Food and Drug Administration for its single-dose COVID-19 vaccine and immediately began shipping doses in the U.S.

This year, we were all also confronted with the undeniable reality of systemic racism. The social justice movements across the United States spotlighted the racial and social injustices and inequities that have plagued society and communities of color. These movements reaffirmed the Company’s commitment to justice and equality, leading the Board to further engage with senior management to identify the means by which Johnson & Johnson can drive meaningful change. The Company launched its Race to Health Equity platform that aims to help eliminate health inequities for people of color and committed $100 million to support programs that address racial and social injustice. The Company recognizes that the events of the past year afford us this critical opportunity to expand and accelerate its longstanding commitment to diversity, equity and inclusion. More broadly, the Company, with Board oversight, continues to be committed to its Environmental, Social and Governance (ESG) efforts, including continued transparent disclosure of our ESG priorities and practices as further described beginning on page 28 of this Proxy Statement.
As your Lead Director, I greatly value this opportunity to share with you some of the ways that the Board is working together to provide strong and independent oversight to represent your interests. Over the past year, I have had the continued pleasure of speaking with a number of the Company’s shareholders and have benefited from your perspectives and insights on topics that are important to you and our Company. I discussed your feedback with the full Board, and as a result, the Company has updated and expanded its disclosures as further described on page 34 of this Proxy Statement. We hope you find these disclosures informative and helpful and we welcome your continued engagement and feedback.
We strongly believe that the Board’s oversight role is best served by Directors with diverse perspectives and experiences, and the Board is committed to seeking new Directors whose skills and backgrounds align with both the current and future needs of the Company to ensure its sustained growth over the long term. The Board is composed of global leaders in business and healthcare, leading scientists and policy experts who provide the varied skills and expertise necessary to oversee the world’s largest healthcare company. This year, the Board is pleased to introduce Dr. Nadja West, retired United States Army lieutenant general and former United States Army Surgeon General. Dr. West is an accomplished healthcare leader and we are confident that Johnson & Johnson’s shareholders will benefit from her incredible leadership and experience.
One of the Board’s most important responsibilities is risk oversight and we recognize that Johnson & Johnson operates in a very challenging industry and environment. Since the beginning of the COVID-19 pandemic, the Board has regularly reviewed both the risks posed by the pandemic as well as the Company’s response and efforts. In fact, the Board and its Committees held a significant number of special meetings to discuss these and other topics to ensure that the Board was able to effectively oversee the Company’s pandemic response in addition to its regular operations. The Board continues to work closely with management, and when appropriate, third-party experts to understand risks to the Company and its reputation and to ensure that Johnson & Johnson continues its steadfast commitment to patient safety and responsible business practices. I also regularly led Executive Sessions so the independent Directors had both the time and opportunity to discuss the issues facing the Company without management present.
At the same time, the Board sees an incredible opportunity for Johnson & Johnson in the evolving global healthcare landscape, and, in 2020, we worked closely with senior leadership to ensure that the Company’s strategy will position it to continue to be a global healthcare leader in the future. As the Board fully appreciates that Johnson & Johnson’s employees are an essential element of the Company’s long-term strategy and success, as it does each year, the Board spent significant time reviewing the Company’s approach to talent development, human capital management strategies and key talent programs and metrics, including those related to diversity, equity and inclusion. We also spent significant time reviewing the Company’s executive compensation program to ensure that Johnson & Johnson is incentivizing strong, Credo-based leadership and accountability while balancing short-term results and long-term growth.
Johnson & Johnson stays true to Our Credo by always remaining focused on the Company’s first priority – the patients, healthcare providers and customers who use its products. On behalf of the full Board, I would like to thank you for your continued support and investment in Johnson & Johnson. We kindly request your support for our voting recommendations, and we invite you to share your perspectives with us throughout the year.
Sincerely,
Anne M. Mulcahy
Lead Director

2021 Proxy Statement	3

Our COVID-19 Response Efforts
Throughout our more than 130-year history, Johnson & Johnson has come to the aid of local and global communities during times of crisis, from natural disasters to disease outbreaks. We believe we have a responsibility to lead and invest in solutions for global public health crises and are proud to be contributing to the global response to the COVID-19 pandemic.
Our knowledge and experience inform everything we're doing to help combat the COVID-19 pandemic. We are proud to have leveraged our scientific expertise, operational scale and financial strength to advance the work on our single-dose COVID-19 vaccine, which received Emergency Use Authorization from the U.S. Food and Drug Administration in February 2021. This milestone achievement follows a year of incredible work by our dedicated teams and unprecedented collaboration with health leaders around the globe. In addition, we are seeking regulatory authorization in additional countries around the world. Johnson & Johnson is committed to making our COVID-19 vaccine available on a not for-profit basis for emergency pandemic use, and we look forward to our continued efforts around the world as we collectively aim to change the trajectory of this global pandemic.
Our Patients and Customers
As a leader in global health, our top priority is our patients and customers. We are taking measures to ensure that we continue to provide access to the medicines, products and solutions they depend on. The Company has robust business continuity plans in place across its global supply chain network to prepare for unforeseen events like the coronavirus pandemic. These steps include maintaining critical inventory at major distribution centers away from high-risk areas and working with external suppliers to support our preparedness plans. We are closely monitoring product demand and supply levels across our global network to ensure adequate and effective distribution and are working diligently to meet patient and customer needs.
Our Employees
Johnson & Johnson has committed to remain on the frontlines of this global public health crisis, bringing our full resources and capabilities to combat it. Through our shared mission and purpose, our employees around the world are propelling us forward on behalf of the patients and customers who depend on us.
Rooted in Our Credo, our response to this evolving pandemic continues to focus on adapting our work environment, policies and benefits to support our employees in balancing their personal and professional responsibilities and prioritizing emotional, mental and physical health and well-being:
•For many of our employees who are able to work from home, we asked them to do so and expanded our resources to support them.
•For employees who work in research and development, manufacturing, distribution centers, and other important areas that require on-site presence, we implemented procedures to reduce the risk of transmission including enhanced cleaning and disinfecting procedures, social distancing protocols, the use of personal protective equipment and the addition of physical barriers.
•We offered additional resources to those unable to work due to the pandemic and expanded our support of flexible work arrangements globally.
•We expanded our telemedicine resources, mental health counseling services, and exercise reimbursement programs to support our employees’ physical and mental health during the pandemic.
•We introduced a paid leave program for our medical staff who want to volunteer on the frontlines against COVID-19.
Our Communities
We are delivering critical support for communities and health workers on the frontlines. In March 2020, the Johnson & Johnson Family of Companies and the Johnson & Johnson Foundation committed $50 million dollars to support frontline health workers—from meals to protective equipment, extra training to mental health. This commitment expands upon a $250 million multi-year commitment to support those at the frontlines guided by the Johnson & Johnson Center for Health Worker Innovation.
In addition, we recognize the urgent need to eliminate the inequities rooted in systemic racism that threaten the health of communities of color. In November 2020, the Company also announced $100 million in commitments and collaborations over the next five years to invest in and promote health equity solutions for Black people and other communities of color in the United States.
Our Shareholders
As the world's largest healthcare company, we have established a sustainable and resilient business model that has enabled us to continue to meet the needs of our stakeholders and deliver value to our shareholders during these turbulent times. While COVID-19 had a significant impact on our 2020 full-year financial performance, the fundamentals of our business across the enterprise remain strong and our long-term expectations for the business have not changed. This resilient mindset, combined with our strategic capabilities and excellence in execution, drive our optimism in our ability to deliver lasting value and continued innovation in 2021 and for years to come.
For more information about the Company's response to the COVID-19 pandemic, please see www.jnj.com/coronavirus.

4	2021 Proxy Statement

3	A Message from Our Lead Director		Index of Frequently Requested Information
4	Our COVID-19 Response Efforts
6	2021 Proxy Statement — Summary
	6	Voting Overview and Vote Recommendations of Board — Items of Business
Board of Directors			119	Annual Meeting Attendance
	10	ITEM 1: Election of Directors	78	Anti-Pledging, Hedging Policy
	10	Director Nomination Process, Board Refreshment and Board Composition	103	Auditor Fees
	12	Nominees	103	Auditor Tenure
	19	Board Leadership Structure	11	Board Evaluation
	21	Board Committees	19	Board Leadership Structure
	24	Board Meetings and Processes	24	Board Meeting Attendance
	24	Oversight of Strategy	101	CEO Pay Ratio
	25	Oversight of Risk	60	CEO Performance Evaluation
	30	Oversight of Human Capital Management	75	Compensation Consultant
	33	Shareholder Engagement	9	Compensation Summary
	35	Corporate Governance Highlights	120	Contacting the Board
	37	Director Independence	4	COVID-19 Response
	39	Related Person Transactions	35	Corporate Governance Highlights
	41	Stock Ownership and Section 16 Compliance	12	Director Biographies
	43	Director Compensation	37	Director Independence
Compensation of Executives			35	Director Overboarding Policy
	46	ITEM 2: Advisory Vote to Approve Named Executive Officer Compensation	10	Director Qualifications
	47	Compensation Committee Report	30	Diversity, Equity and Inclusion
	48	Compensation Discussion and Analysis	28	ESG Oversight
	49	2020 Performance and Compensation	78	Exec. Comp. Recoupment Policy
	66	Executive Compensation Philosophy	30	Human Capital Management
	67	Components of Executive Compensation	20	Lead Director Duties
	72	Peer Groups for Pay and Performance	67	Long-Term Incentives
	74	Compensation Decision Process	118	Notice and Access
	75	Governance of Executive Compensation	66	Pay For Performance
	77	Additional Information Concerning Executive Compensation	72	Peer Group Comparisons
	79	Executive Compensation Tables	70	Perquisites
	82	2020 Summary Compensation Table	36	Political Spending Oversight
	88	2020 Grants of Plan-Based Awards	35	Proxy Access
	91	2020 Outstanding Equity Awards at Fiscal Year-End	39	Related Person Transactions
	94	2020 Option Exercises and Stock Vested	25	Risk Oversight
	95	2020 Pension Benefits	77	Severance Benefits
	96	2020 Non-Qualified Deferred Compensation	33	Shareholder Engagement
	98	2020 Potential Payments Upon Termination	105	Shareholder Proposals
	101	Ratio of the Annual Total Compensation of the Median-Paid Employee to CEO		Stock Ownership Requirements:
Audit Matters			45	for Directors
	102	Audit Committee Report	77	for Executive Officers
	103	ITEM 3: Ratification of Appt. of Independent Registered Public Accounting Firm	41	Stock Ownership
Shareholder Proposals			121	Websites and Resources
	105	ITEM 4: Report on Government Financial Support and Access to COVID-19	117	Voting
		Vaccines and Therapeutics
	107	ITEM 5: Independent Board Chair
	110	ITEM 6: Civil Rights Audit
	113	ITEM 7: Executive Compensation Bonus Deferral
General Information
	117	General Information

2021 Proxy Statement	5

2021 Proxy Statement – Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Voting Overview and Vote Recommendations of Board - Items of Business
Election of Director Nominees: Please Vote FOR all Nominees

1	Election of 14 Director Nominees (page 12)
	•	Diverse slate of Director nominees with broad and relevant leadership and experience.	☑
	•	All nominees are independent, except the Chairman.
	•	Average Director tenure is 6 years, with frequent refreshment.

Management Proposals: Please Vote FOR all Management Proposals

2	Advisory Vote to Approve Named Executive Officer Compensation (Say on Pay) (page 46)
	•	Independent oversight by the Compensation & Benefits Committee with the assistance of an independent external advisor.	☑
	•	Executive compensation targets are determined based on annual review of publicly available information and executive compensation surveys among the Executive Peer Group (page 72).

3	Ratification of Appointment of Independent Registered Public Accounting Firm (page 103)
	•	PricewaterhouseCoopers LLP is an independent accounting firm with the breadth of expertise and knowledge necessary to effectively audit our business.	☑
	•	Independence supported by periodic mandated rotation of the audit firm's lead engagement partner.

Shareholder Proposals: Please Vote AGAINST the following Shareholder Proposals

☒
4	Report on Government Financial Support and Access to COVID-19 Vaccines and Therapeutics (page 105)

☒
5	Independent Board Chair (page 107)

☒
6	Civil Rights Audit (page 110)

☒
7	Executive Compensation Bonus Deferral (page 114)

6	2021 Proxy Statement

DIRECTOR NOMINEES (pages 12 to 18)
Name		Age	Director Since	Primary Occupation	Board Committees
					AUD	CB	NCG	RC	STS	FIN
M. C. Beckerle	I	66	2015	Chief Executive Officer, Huntsman Cancer Institute; Distinguished Professor of Biology, College of Science, University of Utah				✓	C
D. S. Davis	I	69	2014	Former Chairman and Chief Executive Officer, United Parcel Service, Inc.	C	✓
I. E. L. Davis	I	70	2010	Non-Executive Chairman, Rolls-Royce Holdings plc; Former Chairman and Worldwide Managing Director, McKinsey & Company	✓			✓
J. A. Doudna	I	57	2018	Professor of Chemistry; Professor of Biochemistry & Molecular Biology; Li Ka Shing Chancellor's Professor in Biomedical and Health, University of California, Berkeley			✓*		✓
A. Gorsky	CH	60	2012	Chairman and Chief Executive Officer, Johnson & Johnson						C
M. A. Hewson	I	67	2019	Executive Chairman, Former Chairman and Chief Executive Officer, Lockheed Martin Corporation		✓		✓*
H. Joly	I	61	2019	Former Chairman and Chief Executive Officer, Best Buy Co., Inc.		✓*	✓
M. B. McClellan	I	57	2013	Director, Duke-Robert J. Margolis, MD, Center for Health Policy				✓	✓
A. M. Mulcahy	LD I	68	2009	Former Chairman and Chief Executive Officer, Xerox Corporation	✓		C			✓
C. Prince	I	71	2006	Former Chairman and Chief Executive Officer, Citigroup Inc.			✓	C*
A. E. Washington	I	70	2012	Duke University's Chancellor for Health Affairs; President and Chief Executive Officer, Duke University Health System		✓			✓
M. A. Weinberger	I	59	2019	Former Chairman and Chief Executive Officer, EY (Ernst & Young)	✓			C*
N. Y. West	I	59	2020	Former Lieutenant General, U.S. Army					✓
R. A. Williams	I	71	2011	Former Chairman and Chief Executive Officer, Aetna Inc.		C	✓

*At our April 2021 Board Meeting, the following appointments will be effective: Dr. Doudna, Member, NCG; Mr. Joly, Member, CB; Ms. Hewson, Member, RC; Mr. Weinberger, Chairman, RC; Mr. Prince, Member, RC

CH	Chairman of the Board	CB	Compensation & Benefits Committee
C	Committee Chair	NCG	Nominating & Corporate Governance Committee
LD	Lead Director	RC	Regulatory Compliance Committee
I	Independent Director	STS	Science, Technology & Sustainability Committee
AUD	Audit Committee	FIN	Finance Committee

2021 Proxy Statement	7

Board Refreshment and Board Nominee Composition (page 11)

Corporate Governance Highlights (page 35)

Effective Board Structure and Composition		Responsive and Accountable to Shareholders
✓	Strong independent Board leadership	✓	Annual election of Directors
✓	Independent Lead Director	✓	Majority voting standard for Director elections
✓	Annual review of Board leadership	✓	One class of stock
✓	Executive Sessions of independent Directors	✓	Proxy access
✓	Private Committee sessions with key compliance leaders	✓	Director overboarding policy
✓	Rigorous Board and Committee evaluations	✓	No shareholder rights plan
✓	Regular Board refreshment	✓	No supermajority requirements in Certificate of Incorporation / By-Laws
✓	Diverse and skilled Board	✓	Shareholder right to call special meetings
		✓	Removal of Directors with or without cause
Additional Governance Features		✓	Active shareholder engagement
✓	Code of Business Conduct	✓	Annual Say on Pay advisory vote
✓	Cybersecurity oversight	✓	Policy Against Pledging, Hedging and Short Selling of Company Stock
✓	Enhanced litigation disclosure	✓	Disclosure on drug pricing in Janssen U.S. Transparency Report
✓	Robust compensation recoupment policy framework	✓	ESG disclosure in annual Health for Humanity Report
✓	Stock Ownership Guidelines

Our Annual Shareholder Engagement Cycle (page 33)

8	2021 Proxy Statement

2020 Executive Compensation Summary

Our Credo
Guided by Our Credo, our annual and long-term goals promote long-term, sustainable value creation. During 2020, we demonstrated that Johnson & Johnson is built for times like these. We fulfilled Our Credo responsibilities by:
•Ensuring an adequate supply of vital products for our patients, consumers, and healthcare professionals who use our products, and rapidly developing a COVID-19 vaccine to be distributed on a not-for-profit basis during the pandemic;
•Protecting the health and safety of our employees, their employment, and their compensation;
•Supporting the global communities in which we live and work by contributing money and personal protective equipment and offering our medical professional employees paid leave to serve in their communities; and
•Providing for our shareholders through continued R&D investment and increased dividends.

2020 Performance and Annual Incentives
We made no changes to our original financial targets due to COVID-19. COVID-19 severely impacted our financial results due to the effect of the decline in elective medical procedures on our Medical Devices business. As a result, our enterprise Operational Sales and Adjusted Operational EPS fell below target. Our adjusted enterprise Free Cash Flow exceeded target.
The Company performed strongly against its original 2020 strategic goals and against goals arising from the pandemic, including: creating a COVID-19 vaccine, protecting our employees, sustaining vital product supply despite significant obstacles in our supply chain, and saving costs.
On February 8, 2021, the Committee and the Board approved 2020 annual incentive payouts at 90.5% of target for the named executive officers based on the Company’s combined financial and strategic performance. We describe our 2020 annual incentive goals and performance under “2020 Annual Incentive Goals and Performance” on pages 51 to 56.

2018-2020 Performance Share Unit (PSU) Payout
We made no changes to our PSU goals and did not adjust our PSU payout due to COVID-19. Due largely to the impact of COVID-19, our 2020 operational sales and 2018-2020 adjusted operational EPS performance fell below target. Our 2018-2020 Total Shareholder Return (TSR) performance also fell below target. Based on this performance, our 2018-2020 PSUs paid out at 87.5% of target as described under “2018-2020 Performance Share Unit (PSU) Payout” on pages 57 to 59.

Compensation Decisions for 2020 Performance
The Board approved Mr. Gorsky’s 2020 annual incentive payout at 90.5% of target based on the weighted financial and strategic performance of the Company.
The Board approved Mr. Gorsky's long-term incentive award at 125% of target on February 8, 2021 to recognize his contributions during 2020 in executing our key strategic objectives, fulfilling our Credo responsibility to patients, doctors, nurses and employees throughout the pandemic, and leading the development and delivery of the COVID-19 vaccine. The Board believes this long-term incentive award will further align Mr. Gorsky’s and shareholder interests.
After reviewing market data and other factors, the Board kept Mr. Gorsky's salary rate unchanged at $1,650,000 per year.
We describe the performance and compensation of the CEO and our named executive officers on pages 60 to 64.

2020 Shareholder Engagement
Our Lead Director and Management discussed our executive compensation program with our shareholders during our annual engagement cycle as detailed on page 33. Our shareholders support our program and the changes detailed in our 2020 Proxy statement. They also supported our decisions to maintain our 2020 annual and long-term performance goals and make no changes to our program design for 2021. Our 2020 “Say on Pay” vote received approximately 93% support.

Compensation Program Changes in 2020
As detailed in our 2020 Proxy statement, we implemented changes to our annual and long-term incentives and capped the value of personal use of the company car and driver in 2020. We doubled our named executive officers' stock ownership requirements from 6 to 12 times salary for our CEO and from 3 to 6 times salary for our other named executive officers.

2021 Proxy Statement	9

Item 1: Election of Directors

Nominees

There are 14 Director nominees for election at our 2021 Annual Meeting to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.
All of the Director nominees were elected to the Board at the last Annual Meeting and are currently serving as Directors of the Company except for Dr. Nadja West, who was appointed to the Board on December 3, 2020. Dr. West was recommended for appointment by the Nominating & Corporate Governance Committee, in keeping with the Board’s commitment to refreshment and seeking out diverse Director candidates who have been leaders of large, complex organizations, as well as candidates with diverse backgrounds, skills and experiences. Dr. West was recommended for the Committee's consideration by an independent Director. The Nominating & Corporate Governance Committee conducted a thorough review of Dr. West before recommending her for appointment to the Board and for nomination at the 2021 Annual Meeting.
In the pages that follow are summaries of the skills and qualifications, and a brief biography, of each of the Director nominees.

Director Nomination Process

Board refreshment and composition is a critical area of focus for our Board. The Board endeavors to strike a balance between retaining directors who have deep institutional knowledge of Johnson & Johnson and the evolving healthcare environment, and electing new Directors with diverse backgrounds and skills. Our robust refreshment and composition strategy seeks to combine continuity of experience with the fresh perspectives provided by new Directors.
The Nominating & Corporate Governance Committee annually considers the size, composition and needs of the Board, reviews potential candidates for the Board and recommends the Director nominees for approval. The Committee considers and evaluates suggestions from many sources, including shareholders, regarding potential candidates to serve on the Board. Such suggestions, together with appropriate biographical information, should be submitted to the Office of the Corporate Secretary at our principal office address as set forth on page 120. Potential candidates suggested by shareholders are evaluated by the Nominating & Corporate Governance Committee in the same manner as other potential candidates.
The Board is committed to seeking out highly qualified women and minority candidates and candidates with diverse backgrounds, skills and experiences as part of the search process for each new Director. These criteria are incorporated into our Principles of Corporate Governance posted at www.investor.jnj.com/gov.cfm.

General Criteria for Nomination to the Board

Candidates for the Board should meet the following criteria:

•	Possess the highest ethical character and share values with Our Credo
•	Strong personal and professional reputation consistent with our image and reputation
•	Proven record of accomplishment within candidate’s field, with superior credentials and recognition
•	Leadership of a major complex organization, including scientific, government, educational and other non-profit institutions

The Board also seeks Directors who:

•	Are widely recognized leaders in the fields of medicine or biological sciences, including those who have received the most prestigious awards and honors in their fields
•	Have expertise and experience relevant to our business, and the ability to offer advice and guidance to the CEO based on that expertise and experience
•	Are independent, without the appearance of any conflict in serving as a Director, and independent of any particular constituency, with the ability to represent all shareholders
•	Exercise sound business judgment
•	Are diverse, reflecting differences in skills, regional and industry experience, background, race, ethnicity, gender and other unique characteristics

10	2021 Proxy Statement

Board and Committee Evaluations

Our Principles of Corporate Governance require that the Board and each Committee conduct an annual self-evaluation. These self-evaluations are intended to facilitate a candid assessment and discussion by the Board and each Committee of its effectiveness in fulfilling its responsibilities.

Board Evaluations: At the end of 2020, the Chairman and the Lead Director met with each Director individually to collect feedback on the Board’s responsibilities, structure, composition, procedures, priorities, culture and engagement. Directors also had the opportunity to provide anonymous written comments through secure technology to enable additional candid feedback, and a number of Directors chose to provide anonymous written comments. In all cases, input from the evaluations was summarized and discussed with the full Board. The results of the evaluations were positive and affirming, with only minor administrative action items to address.

Committee Evaluations: Committee members complete a written questionnaire to facilitate self-evaluation during an Executive Session of the Committee. Upon completion of the self-evaluation, the Committee Chair shares the results with the full Board, including any follow-up actions.

Board Refreshment and Board Nominee Composition

Understanding the importance of board composition and refreshment for effective oversight, the Nominating & Corporate Governance Committee strives to maintain a diverse Board of Directors, reflecting differences in skills, regional and industry experience, perspectives, background, race, ethnicity, gender and other characteristics that are applicable to our Company's business strategy. The Board has established a proven record of strategic and consistent refreshment, seeking new Directors with appropriate skills, qualifications and backgrounds consistent with the criteria established in our Principles of Corporate Governance. The Board welcomed five new directors in the past five years. Dr. Nadja West was appointed to the Board on December 3, 2020 after being recommended for appointment by the Nominating & Corporate Governance Committee, in keeping with the Board’s commitment to refreshment and seeking out diverse Director candidates with deep healthcare backgrounds and strategic leadership experience with large, complex organizations. Dr. West was identified for consideration by an independent Director, and the Nominating & Corporate Governance Committee conducted a thorough review of Dr. West before recommending her for appointment to the Board and for nomination at the 2021 Annual Meeting.

Below are highlights of the composition of the Director nominees:

2021 Proxy Statement	11

The Board of Directors recommends a vote FOR election of each of the below-named Director nominees.

Mary C. Beckerle, Ph.D.

Independent Director since 2015

Biography
Dr. Beckerle, age 66, has served as Chief Executive Officer of the Huntsman Cancer Institute at the University of Utah since 2006. She is the Associate Vice President for Cancer Affairs and a Distinguished Professor of Biology and Oncological Sciences at the University of Utah. Dr. Beckerle joined the faculty of the University of Utah in 1986 and currently holds the Jon M. Huntsman Presidential Endowed Chair. Dr. Beckerle has served on the National Institute of Health (NIH) Advisory Committee to the Director, on the Board of Directors of the American Association for Cancer Research, as President of the American Society for Cell Biology and as the Chair of the American Cancer Society Council for Extramural Grants. She currently serves on a number of scientific advisory boards, including the Medical Advisory Board of the Howard Hughes Medical Institute, the Board of Scientific Advisors of the National Cancer Institute (USA) and the External Advisory Board of the Dana Farber/Harvard Cancer Center.

Skills & Qualifications
•	Expertise in scientific research and organizational management in the healthcare arena

•	Active participant in national and international scientific affairs

•	Strong focus on patient experience

Current Committees:
•	Chair, Science, Technology & Sustainability
•	Member, Regulatory Compliance
Other Public Board Service:
•	Huntsman Corporation (since 2011)

D. Scott Davis

Independent Director since 2014

Biography
Mr. Davis, age 69, served as Chairman and Chief Executive Officer of United Parcel Service, Inc. (UPS) (shipment and logistics) from 2008 to 2014, and as Chairman from 2014 to 2016. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting area, including as Vice Chairman and Chief Financial Officer. Mr. Davis is a Certified Public Accountant. He previously served on the Board of the Federal Reserve Bank of Atlanta from 2003 to 2009, serving as Chairman in 2009.

Skills & Qualifications
•	Deep understanding of emerging markets and international operations, public policy and global economic indicators

•	Expertise in management, strategy, finance and operations

•	Expertise in supply chain logistics at a time of rapid global expansion

Current Committees:
•	Chair, Audit
•	Member, Compensation & Benefits
Other Public Board Service:
•	Honeywell International, Inc. (since 2005)
Recent Past Public Board Service:
•	United Parcel Service, Inc. (2008-2016)
•	EndoChoice, Inc. (2014-2016)

12	2021 Proxy Statement

Ian E. L. Davis

Independent Director since 2010

Biography
Mr. Davis, age 70, is currently non-executive Chairman, Rolls-Royce Holdings plc. Mr. Davis retired from McKinsey & Company (management consulting) in 2010 as a Senior Partner, having served as Chairman and Worldwide Managing Director from 2003 until 2009. In his more than 30 years at McKinsey, he served as a consultant to a range of global organizations across the public, private and not-for-profit sectors. Prior to becoming Chairman and Worldwide Managing Director, he was Managing Partner of McKinsey's practice in the United Kingdom and Ireland. His experience included oversight for McKinsey clients and services in Asia, Europe, the Middle East and Africa, and he has expertise in the consumer products and retail industries. Mr. Davis is a Director at Majid Al Futtaim Holding LLC, and a Senior Advisor at Apax Partners, a private equity firm.

Skills & Qualifications
• Expertise in leading a broad global business
• Deep understanding of global business trends
• Expertise in finance, strategy and business transformation

Current Committees:
• Member, Audit
• Member, Regulatory Compliance
Other Public Board Service:
• Rolls-Royce Holdings, plc (since 2013)
Recent Past Public Board Service:
• BP, plc (2010-2020)

Jennifer A. Doudna, Ph.D.

Independent Director since 2018

Biography
Dr. Doudna, age 57, joined the faculty at University of California, Berkeley, as a Professor of Biochemistry & Molecular Biology in 2002. She directs the Innovative Genomics Institute, a joint UC Berkeley-UC San Francisco center, holds the Li Ka Shing Chancellor's Professorship in Biomedical and Health, and is the Chair of the Chancellor's Advisory Committee on Biology at UC Berkeley. Dr. Doudna is Principal Investigator at the Doudna Lab at UC Berkeley and has founded and serves on the Scientific Advisory Boards of Caribou Biosciences, Inc. and Intellia Therapeutics, Inc., both leading CRISPR genome engineering companies. She has been an Investigator with the Howard Hughes Medical Institute since 1997. Dr. Doudna is the recipient of numerous scientific awards in biochemistry and genetics, including the Nobel Prize in Chemistry in 2020. Dr. Doudna is a Trustee for Pomona College.

Skills & Qualifications
• Pioneer in the field of biochemistry, having co-discovered the simplified genome editing technique CRISPR-Cas9

• Expertise in scientific research and innovation
• Leader in integration of scientific research and ethics

Current Committees:
• Member, Science, Technology & Sustainability
Other Public Board Service:
• None

2021 Proxy Statement	13

Alex Gorsky

Management Director since 2012

Biography
Mr. Gorsky, age 60, was appointed as Chairman, Board of Directors in December 2012. He was named Chief Executive Officer, Chairman of the Executive Committee and joined the Board of Directors in April 2012. Mr. Gorsky began his Johnson & Johnson career with Janssen Pharmaceutica Inc. in 1988. Over the next 15 years, he advanced through positions of increasing responsibility in sales, marketing and management. In 2001, Mr. Gorsky was appointed President of Janssen Pharmaceutical Inc., and in 2003 he was named Company Group Chairman of the Johnson & Johnson pharmaceutical business in Europe, the Middle East and Africa. Mr. Gorsky left Johnson & Johnson in 2004 to join Novartis Pharmaceuticals Corporation, where he served as head of the pharmaceutical business in North America. Mr. Gorsky returned to Johnson & Johnson in 2008 as Company Group Chairman for Ethicon. In early 2009, he was appointed Worldwide Chairman of the Surgical Care Group and member of the Executive Committee. In September 2009, he was appointed Worldwide Chairman of the Medical Devices and Diagnostics Group. Mr. Gorsky became Vice Chairman of the Executive Committee in January 2011. Mr. Gorsky serves on the Boards of the Travis Manion Foundation, the National Academy Foundation and the Wharton Board of Advisors. He is a Member of the Board of the Business Roundtable and serves as the Chairman of its Corporate Governance Committee.

Skills & Qualifications
• Leadership of global business in healthcare industry
• Expertise in strategy and operations of our Company as well as its risks and challenges

• Deep commitment to ethical, Credo-based leadership

Current Committees:
• Chair, Finance
Other Public Board Service:
• International Business Machines Corporation (since 2014)

Marillyn A. Hewson

Independent Director since 2019

Biography
Ms. Hewson, age 67, was named the Executive Chairman of Lockheed Martin Corporation (aerospace) in June 2020, having served as Chairman, President and Chief Executive Officer from 2014 to June 2020. Ms. Hewson was Chief Executive Officer and President of Lockheed Martin from January to December 2013, and has served as a Director since 2012. Ms. Hewson currently serves on the Board of Governors of the United Service Organizations (USO), the University of Alabama President’s Cabinet and the Culverhouse College of Business Board of Visitors, and chairs the Catalyst Board of Directors.

Skills & Qualifications
•	Expertise in executive and operational leadership in a global, regulated industry

•	Insight and experience in global business management, strategic planning, cybersecurity, finance, supply chain, leveraged services and manufacturing

•	Expertise in government relations and human capital management

Current Committees:
•	Member, Compensation & Benefits
Other Public Board Service:
•	Lockheed Martin Corporation (since 2012)
•	Chevron Corporation (since January 2021)
Recent Past Public Board Service:
•	DuPont; DowDuPont Inc. (2007-2019)

14	2021 Proxy Statement

Hubert Joly

Independent Director since 2019

Biography
Mr. Joly, age 61, served as the Executive Chairman of Best Buy Co., Inc. (consumer electronics) from June 2019 to June 2020, having joined the company in 2012 as President and Chief Executive Officer and becoming Chairman, President, and Chief Executive in 2015. From 2004 to 2008, he was Global President and Chief Executive Officer, Carlson Wagonlit Travel, and then served as President and Chief Executive Officer of Carlson Companies from 2008 to 2012. In 1999, he joined Vivendi as Global Chief Executive Officer, Vivendi Universal Games, and was later appointed Executive Vice President of U.S. Assets and Deputy Chief Financial Officer of Vivendi Universal. Prior roles included, from 1996 to 1999, Vice President, Europe and President of Electronic Data Systems France and, from 1983 to 1996, McKinsey & Company, eventually serving as Partner. Mr. Joly is a Senior Lecturer of Business Administration at Harvard Business School and serves on the Board of Directors of Sciences Po Foundation, the Board of Trustees of the Minneapolis Institute of Art and the International Advisory Board of his alma mater, HEC Paris.

Skills & Qualifications
• Extensive strategic, operational and financial expertise relevant to international corporations

• Successfully led the digital transformation of consumer businesses, with focus on customer experience

• Experience in business transformation and human capital management

Current Committees:
• Member, Nominating & Corporate Governance
Other Public Board Service:
• Ralph Lauren Corporation (since 2009)
Recent Past Public Board Service:
• Best Buy Co., Inc. (2012-2020)

Mark B. McClellan, M.D., Ph.D.

Independent Director since 2013

Biography
Dr. McClellan, age 57, became the inaugural Director of the Duke-Robert J. Margolis, MD, Center for Health Policy and the Margolis Professor of Business, Medicine and Policy at Duke University in January 2016. He is also a faculty member at Dell Medical School at The University of Texas in Austin. Previously, he served from 2007 to 2015 as a Senior Fellow in Economic Studies and as Director of the Initiatives on Value and Innovation in Health Care at the Brookings Institution. Dr. McClellan served as Administrator of the Centers for Medicare & Medicaid Services for the U.S. Department of Health and Human Services from 2004 to 2006 and as Commissioner of the U.S. Food and Drug Administration (FDA) from 2002 to 2004. He served as a Member of the President's Council of Economic Advisers and as Senior Director for Healthcare Policy at the White House from 2001 to 2002 and, during the Clinton administration, held the position of Deputy Assistant Secretary for Economic Policy for the Department of the Treasury. Dr. McClellan previously served as an Associate Professor of Economics and Medicine with tenure at Stanford University, where he also directed the Program on Health Outcomes Research. Dr. McClellan is the founding Chair and Senior Advisor to the Board of the Reagan-Udall Foundation, is a Member of the National Academy of Medicine and the Academy's Leadership Consortium for Value and Science-Driven Health Care, and Co-Chairs the Guiding Committee of the Health Care Payment Learning and Action Network. He sits on the Boards of Directors of ResearchAmerica!, Long Term Quality Alliance, Alignment Healthcare, National Alliance for Hispanic Health, PrognomIQ, Inc. and United States of Care.

Skills & Qualifications
• Extensive experience in public health policy and regulation, including as Commissioner of the U.S. Food and Drug Administration and Administrator for the U.S. Centers for Medicare & Medicaid Services

• Broad knowledge of, and unique insights into, the challenges facing the healthcare industry

Current Committees:
• Member, Regulatory Compliance
• Member, Science, Technology & Sustainability
Other Public Board Service:
• Cigna Corporation (since 2018)

2021 Proxy Statement	15

Anne M. Mulcahy

Independent Director since 2009 Lead Director since 2012

Biography
Ms. Mulcahy, age 68, was Chairman and Chief Executive Officer of Xerox Corporation (business equipment and services) until July 2009, when she retired as CEO after eight years in the position. Prior to serving as CEO, Ms. Mulcahy was President and Chief Operating Officer of Xerox. She also served as President of Xerox's General Markets Operations, which created and sold products for reseller, dealer and retail channels. Earlier in her career at Xerox, which began in 1976, Ms. Mulcahy served as Vice President for Human Resources with responsibility for compensation, benefits, human resource strategy, labor relations, management development and employee training; and as Vice President and Staff Officer for Customer Operations, covering South America and Central America, Europe, Asia and Africa. Ms. Mulcahy was the U.S. Board Chair of Save the Children from March 2010 to February 2017, and was appointed as a Trustee in February 2018.

Skills & Qualifications
•	Experience leading a large, global manufacturing and services company with one of the world's most recognized brands

•	Expertise in finance, organizational and operational management issues crucial to a large public company.

•	Deep commitment to business innovation and talent development

Current Committees:
•	Chair, Nominating & Corporate Governance
•	Member, Finance
•	Member, Audit
Other Public Board Service:
•	Graham Holdings Company (since 2008)
•	LPL Financial Holdings Inc. (since 2013)
•	Williams-Sonoma, Inc. (since 2018)
Recent Past Public Board Service:
•	Target Corporation (1997-2017)

Charles Prince

Independent Director since 2006

Biography
Mr. Prince, age 71, served as Chief Executive Officer of Citigroup Inc. (financial services) from 2003 to 2007 and as Chairman from 2006 to 2007. Previously, he served as Chairman and Chief Executive Officer of Citigroup's Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002 and held positions of increasing responsibility since joining Commercial Credit Company, a predecessor to Citigroup, in 1979. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975. Mr. Prince is a Director of Lord Abbett Family of Funds.

Skills & Qualifications
•	Expertise leading a diverse global company in a regulated environment

•	Deep expertise in compliance and risk oversight
•	Well-developed legal, global business and financial acumen

Current Committees:
•	Chair, Regulatory Compliance
•	Member, Nominating & Corporate Governance
Other Public Board Service:
•	None
Recent Past Public Board Service:
•	Xerox Corporation (2008-2018)

16	2021 Proxy Statement

A. Eugene Washington, M.D., M.Sc.

Independent Director since 2012

Biography
Dr. Washington, age 70, is Duke University's Chancellor for Health Affairs and the President and Chief Executive Officer of the Duke University Health System. Previously, he was Vice Chancellor of Health Sciences, Dean of the David Geffen School of Medicine at UCLA; Chief Executive Officer of the UCLA Health System; and Distinguished Professor of Gynecology and Health Policy at UCLA. Prior to UCLA, he served as Executive Vice Chancellor and Provost at the University of California, San Francisco (UCSF) from 2004 to 2010. Dr. Washington co-founded UCSF's Medical Effectiveness Research Center for Diverse Populations in 1993 and served as Director until 2005. He was Chair of the Department of Obstetrics, Gynecology, and Reproductive Sciences at UCSF from 1996 to 2004. Dr. Washington also co-founded the UCSF-Stanford Evidence-based Practice Center and served as its first Director from 1997 to 2002. Prior to UCSF, Dr. Washington worked at the Centers for Disease Control and Prevention. Dr. Washington was elected to the National Academy of Sciences' Institute of Medicine in 1997, where he served on its governing Council. He was founding Chair of the Board of Governors of the Patient-Centered Outcomes Research Institute, served as a member of the Scientific Management Review Board for the NIH, and also served as Chairman of the Board of Directors of both the California Healthcare Foundation and The California Wellness Foundation. Dr. Washington serves on the Boards of Directors of the Kaiser Foundation Hospitals and Kaiser Foundation Health Plan, Inc.

Skills & Qualifications
• Expertise in medicine, clinical research and healthcare innovation

• Important customer, patient and healthcare provider perspective through leadership of complex health systems

• Expertise in health policy

Current Committees:
• Member, Compensation & Benefits
• Member, Science, Technology & Sustainability
Other Public Board Service:
• None

Mark A. Weinberger

Independent Director since 2019

Biography
Mr. Weinberger, age 59, served as the Global Chairman and Chief Executive Officer of EY (Ernst & Young) (professional services) from 2013 through June 2019, having served as Global Chairman and CEO-elect in the prior year. He was Assistant Secretary of the U.S. Treasury in the George W. Bush Administration and was appointed by President Bill Clinton to serve on the U.S. Social Security Administration Advisory Board. Mr. Weinberger serves as a Senior Advisor to Stone Canyon Industries Holdings Inc. and Teneo. He is an Executive Advisor to G100 and World 50. Mr. Weinberger also serves as a Strategic Advisor to the Board of FCLTGlobal, which focuses on long-term investing and corporate governance. Mr. Weinberger is on the CEO Advisory Council of JUST Capital. He sits on the Board of Directors of the National Bureau of Economic Research (NBER), is a Senior Advisor to Chief Executives for Corporate Purpose (CECP) and is a member of the Aspen Economic Strategy Group. He is a member of the Boards of Trustees for Emory University, Case Western Reserve University, The Concord Coalition, The Greater Washington Partnership and US Council for International Business.

Skills & Qualifications
•	Experience leading a business and working at the highest levels of government

•	Track record of driving transformative change in the public and private sectors during periods of unprecedented disruption

•	Expertise in finance, accounting, compliance and corporate governance, with a strong commitment to corporate purpose

Current Committees:
•	Member, Audit
•	Member, Regulatory Compliance
Other Public Board Service:
•	MetLife Inc. (since 2019)
•	Saudi Aramco (since 2019)

2021 Proxy Statement	17

Nadja Y. West, M.D.

Independent Director since 2020

Biography
Dr. Nadja West, age 59, retired from the U.S. Army with the rank of Lieutenant General in October 2019. She served as the 44th Army Surgeon General, and the Commanding General of the U.S. Army Medical Command from 2015 to 2019, overseeing the highest medical readiness and battlefield wound survival rates in history. As the Joint Staff Surgeon from 2013 to 2015, Dr. West was the principal medical advisor to the Chairman of the Joint Chiefs of Staff at the Pentagon, where she coordinated all related health services issues, including operational medicine, force health protection and readiness within the military. Her prior roles include Deputy Chief of Staff for Support, U.S. Army Medical Command from 2012 to 2013, ensuring proper resources and support for smooth operation of the entire command. From 2010 to 2012, Dr. West served as Commanding General of the Europe Regional Medical Command. She is the recipient of numerous U.S. military awards, including the Distinguished Service Medal, the Defense Superior Service Medal and the Legion of Merit with three Oak Leaf Clusters. Dr. West currently serves as Trustee of both the National Recreation Foundation and Mount St. Mary’s University; and board member of Americares and The Woodruff Foundation.

Skills & Qualifications
• Proven executive and operational leadership, strategic planning and healthcare management

• Expertise in government relations and human capital management

• Operational crisis management and disaster response experience pertaining to global health issues

• Extensive information security and cybersecurity experience

Current Committees:
• Member, Science, Technology & Sustainability
Other Public Board Service:
• Nucor Corporation (since 2019)
• Tenet Healthcare Corporation (since 2019)

Ronald A. Williams

Independent Director since 2011

Biography
Mr. Williams, age 71, served as Chairman and Chief Executive Officer of Aetna Inc. (managed care and health insurance) from 2006 to 2010 and as Chairman from 2010 until his retirement in April 2011. Previously, Mr. Williams served on President Barack Obama's Management Advisory Board from 2011 to 2017, as Chairman of the Council for Affordable Quality Healthcare from 2007 to 2010, as Vice Chairman of The Business Council from 2008 to 2010 and on the Board of MIT Corporation until July 2019. He is an advisor to the private equity firm Clayton, Dubilier & Rice, LLC. In addition, Mr. Williams serves on the Boards of Directors of Peterson Institute for International Economics, the NAF (formerly National Academy Foundation) and the President's Circle of the National Academics, the Advisory Board of Peterson Center on Healthcare and is Chairman of the Board of Trustees of The Conference Board.

Skills & Qualifications
•	Broad experience leading a complex company in the healthcare industry

•	Expertise in executive compensation matters, corporate governance and leadership during times of business disruption and transformation

•	Expertise in operational management and insight into both public healthcare policy and the healthcare industry

Current Committees:
•	Chair, Compensation & Benefits
•	Member, Nominating & Corporate Governance
Other Public Board Service:
•	The Boeing Company (since 2010)
•	American Express Company (since 2007)
Recent Past Public Board Service:
•	Envision Healthcare Holdings, Inc. (2011-2017)

18	2021 Proxy Statement

Board Leadership Structure

•	Chairman of the Board and Chief Executive Officer: Alex Gorsky
•	Independent Lead Director: Anne M. Mulcahy
• The Chairman and Lead Director positions are evaluated and appointed annually by the independent Directors
• The Nominating & Corporate Governance Committee annually reviews and evaluates the Board leadership structure in Executive Session
•	All five main Board Committees are composed of independent Directors
•	Independent Directors met in Executive Session at each of the eight regular 2020 Board meetings
The Board believes there is no single board leadership structure that is optimal in all circumstances. The Board, with its diverse skills and experience with a wide range of leadership and management structures, considers the most appropriate leadership structure for our Company in the context of the specific circumstances and challenges facing us. As part of our current structure:

•	The independent Directors appropriately challenge management and demonstrate the independence and free thinking necessary for effective oversight.
•	The Directors prioritize shareholder engagement and discuss the feedback received.
As a result, the Board is in the best position to evaluate the relative benefits and challenges of different Board leadership structures and ultimately to decide which one best serves the interests of our stakeholders as defined in Our Credo.
In February 2018, the Board amended our Principles of Corporate Governance to reflect that the Nominating & Corporate Governance Committee reviews the Board's leadership structure on an annual basis and at other appropriate times, including whether it remains in our Company’s best interests to continue to combine the roles of Chairman of the Board and CEO. The Principles of Corporate Governance can be found at www.investor.jnj.com/gov.cfm.

In conducting its review, the Committee considers, among other things:
•	The effectiveness of the policies, practices and people in place at our Company to help ensure strong, independent Board oversight
•	Our Company’s performance and the effect a specific leadership structure could have on its performance
•	The Board’s performance and the effect a specific leadership structure could have on performance, including the Board's efficacy at overseeing specific enterprise risks
•	The Chairman’s performance in the role of Chairman (separate and apart from his/her performance as CEO)
•	The views of our Company’s shareholders as expressed both during our shareholder engagement and through voting results at shareholder meetings
•	Applicable legislative and regulatory developments
•	The practices at other similarly situated companies and trends in governance
In December 2020, after reviewing and discussing Board leadership in consideration of these factors, the Nominating & Corporate Governance Committee concluded that it is in our Company’s best interests to maintain the combined roles of Chairman and CEO. Based on the Committee's guidance, the independent Directors believe that it is in our Company's best interests for Mr. Gorsky to serve as both Chairman and CEO at this time.
The independent Directors also believe that Ms. Mulcahy should continue to serve as Lead Director. From her previous roles as Chairman and Chief Executive Officer of a large multinational corporation, as well as her former and current roles on public company boards that operate in a variety of industries and businesses, Ms. Mulcahy brings to the Lead Director role a career of leading global and complex organizations and a continued commitment to business innovation and talent development. This expertise, combined with her extensive knowledge of both Johnson & Johnson and its strategic objectives, the challenges facing our company and a deep commitment to serve as Lead Director, place Ms. Mulcahy in a unique position to continue in the role. Ms. Mulcahy’s value as Lead Director is affirmed during the annual Board evaluation process, where the independent Directors have consistently rated her performance as exemplary. The Lead Director role includes the broad range of responsibilities set out on the following page, consistent with those of most independent board chairs and impacting all critical aspects of the Board’s operations and decision-making.
The Lead Director provides strong independent leadership of the Board and maintains frequent contact with the Chairman. Please also see “A Message from Our Lead Director” on page 3 of this Proxy Statement, which illustrates how the Lead Director and the Board are providing robust, independent oversight of our Company.
The independent Directors firmly believe that the Company’s current Board structure, with a robust Lead Director and its main Committees each composed entirely of independent Directors, provides appropriately strong independent leadership and oversight as well as efficient and clear leadership, communication and administration.

2021 Proxy Statement	19

Duties and Responsibilities of the Lead Director

Board Agendas, Information and Schedules	•	Approves information sent to the Board and determines timeliness of information flow from management
	•	Provides feedback on quality and quantity of information flow from management
	•	Participates in setting, and ultimately approves, the agenda for each Board meeting
	•	Approves meeting schedules to ensure sufficient time for discussion of all agenda items
	•	With the Chairman/CEO, determines who attends Board meetings, including management and outside advisors

Committee Agendas and Schedules	•	Reviews in advance the schedule of Committee meetings
	•	Monitors flow of information from Committee Chairs to the full Board

Board Executive Sessions	•	Has the authority to call meetings and Executive Sessions of the independent Directors
	•	Presides at all meetings of the Board at which the Chairman/CEO is not present, including Executive Sessions of the independent Directors

Communicating with Management	•	After each Executive Session of the independent Directors, communicates with the Chairman/CEO to provide feedback and also to act upon the decisions and recommendations of the independent Directors
	•	Acts as liaison between the independent Directors and the Chairman/CEO and management on a regular basis and when special circumstances arise

Communicating with Stakeholders	•	Meets with major shareholders or other external parties
	•	Is regularly apprised of inquiries from shareholders and involved in responding to these inquiries
	•	Under the Board’s guidelines for handling shareholder and employee communications to the Board, is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of Company management, or raise legal, ethical or compliance concerns about Company policies or practices

Chair and CEO Performance Evaluations	•	Leads the annual performance evaluation of the Chairman/CEO, distinguishing as necessary between performance as Chairman and performance as CEO

Board Performance Evaluation	•	Leads the annual performance evaluation of the Board

New Board Member Recruiting	•	Interviews Board candidates, as appropriate

CEO Succession	•	Leads the CEO succession planning process

Crisis Management	•	Participates in crisis management oversight, as appropriate

Limits on Leadership Positions of Other Boards	•	May only serve as chair, lead or presiding director, or similar role, or as CEO of another public company if approved by the full Board upon recommendation from the Nominating & Corporate Governance Committee
The Board will continue to monitor Board leadership, considering what it observes in the marketplace, the evolution of viewpoints in the corporate governance community and, most importantly, what the Board believes is in the best interests of our Company and its shareholders.

20	2021 Proxy Statement

Board Committees
The Board has five main standing Committees: Audit Committee, Compensation & Benefits Committee, Nominating & Corporate Governance Committee, Regulatory Compliance Committee and Science, Technology & Sustainability Committee, each composed entirely of non-employee Directors determined to be “independent” under the listing standards of the NYSE and our Standards of Independence. Under their written charters adopted by the Board, each of these Committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel. In addition, the Board has a standing Finance Committee, composed of the Chairman and the Lead Director, which exercises the authority of the Board between Board meetings in accordance with our Company's By-Laws. The following pages summarize the responsibilities of each of the five main standing Board Committees.

Board Committee Membership

The following table shows the current members and Chairmen of each of the standing Board Committees and the number of meetings each Committee held in 2020.

Director Nominees
Name		Age	Director Since	Primary Occupation	Board Committees
					AUD	CB	NCG	RC	STS	FIN
M. C. Beckerle	I	66	2015	Chief Executive Officer, Huntsman Cancer Institute; Distinguished Professor of Biology, College of Science, University of Utah				✓	C
D. S. Davis(1)	I	69	2014	Former Chairman and Chief Executive Officer, United Parcel Service, Inc.	C	✓
I. E. L. Davis	I	70	2010	Non-Executive Chairman, Rolls-Royce Holdings plc; Former Chairman and Worldwide Managing Director, McKinsey & Company	✓			✓
J. A. Doudna	I	57	2018	Professor of Chemistry; Professor of Biochemistry & Molecular Biology; Li Ka Shing Chancellor's Professor in Biomedical and Health, University of California, Berkeley			✓*		✓
A. Gorsky	CH	60	2012	Chairman and Chief Executive Officer, Johnson & Johnson						C
M. A. Hewson	I	67	2019	Executive Chairman; Former Chairman and Chief Executive Officer, Lockheed Martin Corporation		✓		✓*
H. Joly	I	61	2019	Former Chairman and Chief Executive Officer, Best Buy Co., Inc.		✓*	✓
M. B. McClellan	I	57	2013	Director, Duke-Robert J. Margolis, MD, Center for Health Policy				✓	✓
A. M. Mulcahy	LD I	68	2009	Former Chairman and Chief Executive Officer, Xerox Corporation	✓		C			✓
C. Prince	I	71	2006	Former Chairman and Chief Executive Officer, Citigroup Inc.			✓	C*
A. E. Washington	I	70	2012	Duke University's Chancellor for Health Affairs; President and Chief Executive Officer, Duke University Health System		✓			✓
M. A. Weinberger	I	59	2019	Former Chairman and Chief Executive Officer, EY (Ernst & Young)	✓			C*
N. Y. West	I	59	2020	Former Lieutenant General, U.S. Army					✓
R. A. Williams	I	71	2011	Former Chairman and Chief Executive Officer, Aetna Inc.		C	✓
Number of meetings in 2020					10(2)	7	5	5	4	0

(1)	Designated as an “audit committee financial expert”
(2)	Does not include virtual meetings held prior to each release of quarterly earnings (four in total)
*	At our April 2021 Board Meeting, the following appointments will be effective: Dr. Doudna, Member, NCG; Mr. Joly, Member, CB; Ms. Hewson, Member, RC; Mr. Weinberger, Chairman, RC; Mr. Prince, Member, RC

CH	Chairman of the Board	CB	Compensation & Benefits Committee
C	Committee Chair	NCG	Nominating & Corporate Governance Committee
LD	Lead Director	RC	Regulatory Compliance Committee
I	Independent Director	STS	Science, Technology & Sustainability Committee
AUD	Audit Committee	FIN	Finance Committee

2021 Proxy Statement	21

Board Committee Responsibilities
Copies of the charters of all Committees of the Board, except the Finance Committee, are available at www.investor.jnj.com/gov/committee.cfm.

Audit Committee

●	Oversees our financial management, accounting and reporting processes and practices
●	Appoints, retains, compensates and evaluates our independent auditor
●	Oversees our Global Audit & Assurance organization, reviews its annual plan and reviews results of its audits
●	Oversees the quality and adequacy of our Company’s internal accounting controls and procedures
●	Reviews and monitors our financial reporting compliance and practices and our disclosure controls and procedures
●	Discusses with management the processes used to assess and manage our exposure to financial risk and monitors risks related to tax and treasury
In performing these functions, the Audit Committee meets periodically with the independent auditor, management and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. For more information on Audit Committee activities in 2020, see the Audit Committee Report on page 102.
The Board has designated Mr. D. S. Davis, the Chairman of the Audit Committee and an independent Director, as an “audit committee financial expert” under the rules and regulations of the U.S. Securities and Exchange Commission (SEC) after determining that he meets the requirements for such designation. The determination was based on his being a Certified Public Accountant and his experience as Chief Financial Officer at United Parcel Service, Inc.
Any employee or other person who wishes to contact the Audit Committee to report good faith complaints regarding fiscal improprieties, internal accounting controls, accounting or auditing matters can do so by writing to the Audit Committee c/o Johnson & Johnson, Office of the Corporate Secretary, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, or by using the online submission form at www.investor.jnj.com/communication.cfm. Such reports may be made anonymously.

Compensation & Benefits Committee

●	Establishes our executive compensation philosophy and principles
●	Reviews and recommends for approval by the independent Directors the compensation for our Chief Executive Officer and approves the compensation for our other executive officers
●	Sets the composition of the group of peer companies used for comparison of executive compensation
●	Oversees the design and management of the various pension, long-term incentive, savings, health and benefit plans that cover our employees
●	Reviews the compensation for our non-employee Directors and recommends compensation for approval by the full Board
●	Provides oversight of the compensation philosophy and policies of the Management Compensation Committee, a non-Board committee composed of Mr. Gorsky (Chairman/CEO), Mr. Joseph J. Wolk (Executive Vice President, Chief Financial Officer) and Dr. Peter M. Fasolo (Executive Vice President, Chief Human Resources Officer), which, under delegation from the Compensation & Benefits Committee, determines management compensation and establishes perquisites and other compensation policies for employees other than our executive officers
The Compensation & Benefits Committee has retained Semler Brossy Consulting Group as its independent compensation consultant for matters related to executive officer and non-employee Director compensation. For further discussion of the role of the Compensation & Benefits Committee in the executive compensation decision-making process and a description of the nature and scope of the consultant’s assignment, see “Governance of Executive Compensation” on page 75.

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Nominating & Corporate Governance Committee

●	Oversees matters of corporate governance, including the evaluation of the policies and practices of the Board and the Board leadership structure
●	Oversees the process for performance evaluations of the Board and its Committees
●	Reviews key talent metrics for the overall workforce, including metrics related to Diversity, Equity and Inclusion (DEI).
●	Evaluates any questions of possible conflicts of interest for the Board and Executive Committee members
●	Reviews potential candidates for the Board as discussed on page 10 and recommends Director nominees to the Board for approval
●	Reviews and recommends Director orientation and continuing education programs for Board members
●	Oversees compliance with the Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers
●	Evaluates our Board leadership structure on an annual basis

Regulatory Compliance Committee

●	Oversees regulatory compliance and adherence to high standards of quality in the areas of healthcare compliance, anti-corruption laws, and the manufacture and supply of products
●	Compliance with applicable laws, regulations and Company policies related to medical safety, product quality, environmental regulations, employee health and safety, privacy, cybersecurity and political expenditures
●	Reviews the policies, practices and priorities for our political expenditures and lobbying activities
●	Oversees our compliance with privacy regulations
●	Oversees our risk management programs related to global cybersecurity, information security, product quality and technology

Science, Technology & Sustainability Committee

●	Monitors and reviews the overall strategy, priorities and effectiveness of the research and development organizations supporting our businesses
●	Assists the Board in identifying and comprehending significant emerging science and technology policy and public health issues and trends that may impact our overall business strategy
●	Assists the Board in its oversight of our major acquisitions and business development activities as they relate to new science or technology
●	Serves as a resource and provides input as needed regarding the scientific and technological aspects of product- safety matters
●	Oversees our environmental, social and governance (ESG) policies and programs designed to promote sustainable business practices and to mitigate risks related to employee health, safety and sustainability, including our external citizenship and sustainability commitments and our annual Health for Humanity Report

Finance Committee

●	Composed of the Chairman and Lead Director of the Board
●	Exercises the authority of the Board during the intervals between Board meetings, as permitted by law and our By‑Laws
●	Acts between Board meetings as needed, generally by unanimous written consent in lieu of a meeting
●	Any action is taken pursuant to specific advance delegation by the Board or is later ratified by the Board

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Board Meetings and Processes

Director Meetings and Attendance
During 2020, the Board and its Committees maintained their schedules of regular meetings, quickly transitioning to virtual meetings as the COVID-19 pandemic emerged. In addition, the Board held a series of special Board and Committee meetings to review and discuss with management the impact of COVID-19 on the Company's employees, business and supply chain, as well as management’s strategies to respond to, and mitigate, adverse impacts.
The Board held eight regular meetings and two special meetings. Each Director attended at least 75% of the regularly scheduled and special meetings of the Board and the Committees on which he or she served (during the period that he or she served).
It has been our longstanding practice for all Director nominees to attend the Annual Meeting of Shareholders. All of the Director nominees attended the 2020 Annual Meeting, which was held virtually due to the COVID-19 pandemic.

Executive Sessions
During 2020, each of the Audit, Compensation & Benefits, Nominating & Corporate Governance, Regulatory Compliance, and Science, Technology & Sustainability Committees met in Executive Sessions without members of management present. The independent Directors met in Executive Session at every regular Board meeting during 2020 and held an additional special Executive Session to perform the annual evaluation of the Chairman/CEO. The Lead Director acted as Chair at all of these Executive Sessions.

Private Committee Sessions with Key Compliance Leaders
In addition to meeting in Executive Session, the Audit Committee and the Regulatory Compliance Committee held regularly scheduled private sessions with their respective compliance leaders (e.g., the Chief Audit Executive, the Chief Compliance Officer, the Chief Financial Officer, the Chief Quality Officer, the Chief Medical Officer and the General Counsel) in Committee meetings during 2020, without the Chairman/CEO present. These private meetings allow the independent Directors to engage in informal discussions with management and provide the opportunity to solicit candid feedback and insights on risks, controls and compliance matters.

Oversight of Our Company

Oversight of Strategy

One of the Board’s key responsibilities is overseeing our corporate strategy. The Directors bring diverse perspectives, expertise in strategy development and experience in a wide range of industry, scientific, healthcare, regulatory and ESG areas that are relevant to our business, allowing them to effectively evaluate Company strategy and provide insight and guidance. The Board actively engages with management to provide effective oversight of and guidance on our short- and long-term strategies and has developed appropriate practices to execute its oversight responsibilities.

●	The Board conducts an extensive review of our enterprise long-term strategic plans on an annual basis. The Board also reviews the long-term strategic plans of each of our business segments.
●	Throughout the year, the Board reviews and discusses matters related to our strategy with senior management to ensure that our business activities are aligned with our short- and long-term strategy and we are making progress toward our strategic goals.
●	Independent Directors hold regularly scheduled Executive Sessions without management present to discuss Company performance and review long-term strategy. Certain Committees also meet in private session with senior management in our financial, legal, compliance and quality functions, among others.
●	The Board regularly discusses and reviews global economic, geopolitical, social, industry and regulatory trends and the competitive environment. The Board also considers feedback from our shareholders and other stakeholders to ensure that our short- and long-term strategies are appropriately designed to promote sustainable growth.
●	The Board consults with external advisors to understand outside perspectives on the risks and opportunities facing our Company.
The Board’s oversight of strategy is enhanced by periodic engagements held outside the Boardroom. Most years, independent Directors visit our business locations and research and development facilities around the globe to observe the implementation of our strategy. The Directors engage with senior leaders and employees at these sites to deepen their understanding of our businesses, their competitive environments and corporate culture.

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Oversight of Risk

Our Approach to Enterprise Risk Management

Effective risk management is essential to our success. To grow as a Company for the long term, we must balance opportunity and appropriate risk to innovate and reach more patients and consumers. To effectively identify and mitigate or manage risks, our business requires strong collaboration between management and employees responsible for our operations on the one hand, and the functional compliance experts responsible for helping to ensure that we operate and grow in a compliant manner that adequately manages risk, including reputational risk on the other hand.
Our approach to risk management begins with Our Credo and is enabled by the design of our organization. Our independent compliance functions, including legal, healthcare compliance, quality, internal audit, anti-corruption, privacy, information security and medical safety, work closely with each of our business sectors to identify risks and advise management as it develops plans to mitigate or manage these risks. Although employees of our independent compliance functions partner closely with management to provide timely, relevant guidance, they are supervised by leadership within their function. This structure, independent of commercial interests, allows our compliance functions to escalate concerns and helps to ensure that best practices are being applied across the enterprise.
On a quarterly basis, our Corporate Compliance Committee, composed of leaders from our compliance functions and other enterprise functions, such as information security, human resources and finance meet to share information on enterprise risks and trends and to develop solutions to manage or mitigate identified risks. The leaders of the Corporate Compliance Committee provide reports and updates to several key Committees of the Board to ensure oversight of significant risks facing the Company. For additional detail on compliance leaders' interactions with Board Committees, see “Private Committee Sessions with Key Compliance Leaders” on page 24.
Our approach to overseeing risk is informed by our Enterprise Risk Management framework (ERM). Our ERM is designed to identify risks that may impact the enterprise and manage the related risks and opportunities to ensure we will be able to meet our short- and long-term goals. Our ERM categorizes risk as: strategic, operational, compliance (including legal and regulatory), financial and reporting, environmental and social, and cybersecurity. Within each category, we seek to identify and remediate risks, enable improved decision-making and prioritization, and promote monitoring and reporting across compliance functions. Our senior management is responsible for day-to-day management of these risks, including creating and implementing appropriate risk management procedures.
For more information about the Company's ERM, please see www.jnj.com/about-jnj/enterprise-risk-management-framework.
Our employees are engaged in risk management through our Code of Business Conduct, which applies to all our employees around the world. The Code of Business Conduct is designed to inform employees of relevant laws, Company policies and ethical standards for decisions and actions to help identify risks and ensure compliant practices in every market where we operate. The Code of Business Conduct also provides guidance on where to turn for help and how to escalate risks and concerns. Our management around the globe is reminded annually of the requirements of this policy, and we act swiftly to review any reported violations of the Code of Business Conduct, compliance policies, laws or regulations. All Company employees are required to complete training on the Code of Business Conduct. See www.jnj.com/code-of-business-conduct.
In addition to the escalation procedure described in the Code of Business Conduct, the Company operates an anonymous telephone or online reporting program known as Our Credo Integrity Line that allows employees, business partners, customers, third-party agencies and other partners to report potential violations of Company policies, guidelines or applicable law. The Our Credo Integrity Line is available 24 hours a day, 7 days a week in 24 languages and is an integral component of our strong compliance culture.
Additionally, employees can report potential violations by telephone, e-mail or in person within their local business unit or to the Company's global audit & assurance, health care compliance, law, security or human resources organizations.

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Board Oversight of Risk Management

The Board is responsible for overseeing senior management's execution of its risk management duties and for assessing our approach to risk management. The Board’s oversight of risk is an integral element of its oversight of our business, and seeks to ensure that senior management has processes in place to appropriately identify and manage risk. The Board actively engages with senior management to understand and oversee our most significant risks, including in the following ways:

●	The Board reviews and discusses strategic, operational, financial and reporting, reputational, enterprise compliance and human capital management risks.
●	Throughout the year, the Board and applicable Committees receive updates from management regarding various enterprise risk management issues and risks related to our business segments, including risks related to litigation, product quality and safety, reputation, human capital, drug pricing and sustainability.
●	The Board consults with external advisors, including outside counsel, consultants, auditors and industry experts, to ensure that it is well informed about the risks and opportunities facing our Company.
●	The Board reviews feedback provided by shareholders to ensure that it understands shareholder perspectives and concerns. Please see pages 33 and 34 for more information on Shareholder Engagement.
●	Independent Directors hold regular Executive Sessions without management present to discuss our risk management practices and risks facing our Company and our businesses. In certain Committees, independent Directors also meet in private session with management and compliance leaders.
●	In addition, the Board has tasked designated Committees of the Board to assist with the oversight of certain categories of risk management, and the Committees report to the full Board on these matters following Committee meetings. Each Committee reviews its charter on an annual basis to ensure that its oversight responsibilities are evolving with our business, industry and societal trends, and investor expectations

The following graphic highlights certain risks overseen by the Board and its Committees.

Board of Directors
• Strategic Risk
• Operational Risk
• Financial & Reporting Risk
• Reputational Risk
• Enterprise Compliance
• Human Capital Management
Audit Committee
• Financial Management and Disclosure
• Accounting
• Financial Reporting
• Tax and Treasury
Regulatory Compliance Committee
• Healthcare Compliance
• Quality & Medical Safety
• Employee Health & Safety
• Cybersecurity
• Privacy
• Government Affairs
Science, Technology & Sustainability Committee
• ESG Practices and Disclosure
• Sustainable Business Practices
• R&D Strategy and Programs
Compensation & Benefits Committee
• Executive Compensation Programs and Incentives
• Recoupment
Nominating & Corporate Governance Committee
• Governance Policies
• CEO Succession Planing
• Board Succession Planning

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A Note about Litigation:

Patient safety and product quality have always been and will remain our first priority, and our employees around the globe are committed to ensuring that our products are safe and of high quality. Our functionally independent Quality and Compliance organization, led by our Chief Quality Officer, implements quality processes and procedures designed to ensure that our products meet our quality standards, which meet or exceed industry requirements. You can learn more about our quality processes at https://healthforhumanityreport.jnj.com/responsible-business-practices/product-quality-safety-reliability.
In addition, our functionally independent medical safety organization, which is led by our Chief Medical Officer, monitors our products from research and development through clinical trials, as well as pre- and post- regulatory approvals. This team of doctors and scientists prioritizes our patient experience and ensures that safety remains our first consideration in any decision along the value chain involving our products.
We recognize that there are many factors that contribute to the decision to commence litigation, many of which are not related to product quality or patient safety. Furthermore, jury verdicts are not medical, scientific or regulatory conclusions about our products. When faced with litigation, our approach will depend on the facts and circumstances.

Regarding the ongoing talc and opioids litigation:

•
We deeply sympathize with those suffering from any medical condition. Our focus remains on delivering life-saving and life-changing treatments and solutions to our patients and customers around the world.

• We are committed to defending the safety of JOHNSON'S® Baby Powder. Please see factsabouttalc.com for information on the safety of talc.
•
We acted responsibly in selling approved opioid-based pain medicines that met real patient needs and were designed and labeled to reduce abuse and misuse. As previously announced, the Company and its U.S.-based Janssen Pharmaceutical Companies have entered into an agreement in principle to settle the ongoing opioids litigation. Please see factsaboutourprescriptionopioids.com for information on our position regarding ongoing litigation.

•
In response to a shareholder proposal included in our 2020 Proxy Statement, we published a Board Report on Risk Related to Opioids on October 5, 2020. Please see investor.jnj.com/board-report-on-oversight-of-risk-related-to-opioids.

Oversight of Risks Related to Executive Compensation

The Board believes that an executive compensation program that appropriately aligns management with shareholders and does not incentivize leaders to take excessive risks is an important element of risk oversight. When determining executive compensation, the Board reviews our Company's financial performance as well as other strategic factors, including product quality metrics, talent development, diversity, equity and inclusion, and other ESG goals to ensure our leaders are driving long-term growth in a manner aligned with Our Credo values. Please see our Guiding Principles on page 66.
The Compensation & Benefits Committee reviews the performance of our CEO and Executive Committee using the above metrics. It also oversees the design of our executive compensation programs to ensure that the programs do not incentivize our executive officers, either individually or as a group, to make excessively risky business decisions that could maximize short-term results at the expense of long-term value. The independent Directors who serve on this Committee are informed of our most significant risks, including litigation, drug pricing, information security and product quality. The Committee, in consultation with its independent compensation consultant, ensures that our executive compensation programs are aligned with our long-term strategy and do not incentivize overly risky behavior.
In 2020, the Board redesigned our executives’ annual incentives with clear weightings on financial and strategic goals, discontinued the use of three one-year sales measures in PSUs and capped the value of the car and driver perquisite. The Board also doubled the stock ownership requirements for our CEO and other members of our Executive Committee, in response to feedback from our shareholders, to further ensure that senior executives' interests are aligned with shareholders.
We have highlighted several key elements of our executive compensation programs designed to mitigate risk in the following table. Please see the Compensation Discussion and Analysis beginning on page 48 for a complete discussion of our compensation programs.

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Key Elements of Our Executive Compensation Programs

Balanced Performance-Based Awards	Performance-based awards are based on the achievement of strategic and leadership objectives in addition to financial metrics and relative shareholder returns versus peers

Multi-Year Performance Period and Vesting	The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period. Performance share units, restricted share units and options vest three years from the grant date

Balanced Mix of Pay Components	The target compensation mix is weighted toward long-term equity compensation vesting over three years

Capped Incentive Awards	Annual performance bonuses and long-term incentive awards are capped at 200% of target

Stock Ownership Guidelines	Our CEO must directly or indirectly own equity in our Company equal to twelve times base salary, and the other members of our Executive Committee must own equity equal to six times base salary and retain this level of ownership at all times while serving as an Executive Committee member

No Change-in-Control Arrangements	None of our executive officers have in place any change-in-control arrangements that would result in guaranteed payouts

Compensation Recoupment Policy	The Board has the authority to recoup executive officers' past compensation in the event of a material restatement of our financial results and for significant misconduct of Company policy or laws relating to the manufacturing, sales or marketing of our products

Oversight of ESG Risk

Our Approach to Overseeing Environmental, Social and Governance (ESG) Matters

Johnson & Johnson has been guided by Our Credo for over 75 years, and its values are reflected in our approach to ESG. We believe that sound ESG practices create financial value by building stakeholder trust, driving innovation, mitigating risk, fostering employee engagement, increasing productivity and reducing costs.
To this end, we focus on identifying the ESG risks and opportunities that are most relevant to our business, prioritizing these risks and opportunities to ensure that we are focusing our resources on those areas where we can achieve the greatest impact. We also develop strategies to monitor or mitigate ESG risks and capitalize on opportunities, and disclose our progress to our shareholders and other stakeholders.

•
Promoting sound governance structures and controls, strategy and goal setting, risk identification, prioritization and mitigation systems and disclosure and reporting to support our approach to long-term value creation

•	Investing in our employees; creating a diverse, equitable and inclusive environment in which all can belong; and empowering employees to strengthen the communities in which we live and work
•
Tackling the world’s toughest healthcare challenges through our dedicated Global Public Health organization, which is focused on combining innovative R&D, novel access programs, country-based operations and advocacy

•	Marshaling our expertise, resources and partnerships to reduce the environmental footprint of our operations, our products and our extended supply chain
Identifying ESG Risks and Opportunities
Responsibility for identifying and prioritizing ESG risks and opportunities is integrated across the enterprise and managed by the Enterprise Governance Council (the Council). The Council is composed of senior leaders who represent our three business segments, our independent compliance functions and our enterprise functions that have the ability to impact ESG issues.

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The Council leads the Company’s Priority Topics Assessment (PTA), which engages internal and external stakeholders to identify and prioritize the ESG topics that are most relevant to our business. The PTA occurs every two to three years, since 2008, and we continually enhance the PTA methodology to conduct deeper and broader stakeholder engagement across a larger number of ESG topics. Our most recent PTA was completed in 2020, and we finalized our next generation of public commitments for release in 2021 that are aligned with our Company’s purpose, reflect the areas where our stakeholders expect us to lead and help fuel the global agenda for a sustainable future for all.
Developing Strategies
As our ESG risks are identified through our PTA process, shareholder engagement and other internal and external feedback, the Council and management reference the Enterprise Risk Management (ERM) to develop strategies to monitor or mitigate potential ESG risks relevant to our Company. ESG risks are fully integrated into our ERM framework, which helps us deepen our understanding of both business and ESG risks, support communication and collaboration across the enterprise and respond appropriately as new circumstances evolve. For more information please see Our Approach to Enterprise Risk Management on page 25.
The Council meets on a quarterly basis to ensure there is a clear and comprehensive view of existing and emerging ESG risks, identify controls and help establish mitigation plans to address those risks. The Council also reviews these assessments in its ESG priority topics scorecard, which helps to drive our internal accountability and ultimately support the resilience of our business. For more information, please see our Health for Humanity Report at healthforhumanityreport.jnj.com.
Enhancing Disclosure and Reporting
We understand that transparent disclosure on our ESG priorities is critical to ensure that we remain committed to our goals and to help our shareholders and other stakeholders hold us accountable for our progress. Our annual Health for Humanity Report is central to our ESG disclosure. In this Report, we share our ESG goals, disclose our progress toward achieving those goals and document our progress against other important ESG measures. We seek to continually evolve our disclosure to better meet the expectations of our shareholders and other stakeholders.

•
In our 2019 Health for Humanity Report, we reported against the Sustainability Accounting Standards Board (SASB) Standards for all three of our business segments for the first time in response to the continually evolving information expectations of our investors.

•	The 2019 Health for Humanity Report provides quantitative diversity data, including a comprehensive breakdown of Johnson & Johnson’s global workforce by gender and US workforce by race, ethnicity and gender.
•
Further reinforced our commitment to reporting high-quality, validated data, we disclosed externally assured data in the areas of quality, human capital development, philanthropy and environmental governance, which add to the already externally assured data for our carbon emissions, Health for Humanity 2020 Goals and UN SDG commitments.

•
We published an Index of our ESG policies and positions to help our stakeholders understand how we are managing the risk of these relevant ESG topics and embedding sustainability into decision-making, which is a critical component of sustainability governance. Please see https://www.jnj.com/about-jnj/policies-and-positions.

•	We developed an ESG Resources page on our corporate website that aggregates ESG content from across the enterprise in a single tool. Please see https://www.jnj.com/esg-resources.

Board Oversight of ESG

Our ESG strategy is designed to effectively govern and manage the ESG risks and opportunities that are integral to our core business strategy, and Board oversight of significant ESG matters is integrated into its oversight of our business and our strategy. Significant ESG risks are reviewed and evaluated by the Board and its Committees as part of their ongoing risk oversight of our Company. For example, the Regulatory Compliance Committee meets with the Chief Quality Officer to review our product quality program and performance indicators on a quarterly basis. Please see “Board Oversight of Risk Management” on page 26.
In 2020, the Board conducted a comprehensive review of its charter and agendas, as well as the charter and agendas of each Committee, to ensure that the Board or a Committee was responsible for each of the significant ESG topics identified in our 2020 Priority Topics Assessment.

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To ensure that our ESG disclosures are appropriately reviewed, the Science, Technology & Sustainability Committee (STS Committee) oversees and reviews our ESG disclosures in our annual Health for Humanity Report and evaluates our progress against our Health for Humanity Goals. The STS Committee also oversees certain Council initiatives on an annual basis and our overall citizenship and sustainability efforts, including our results as measured by the Access to Medicines Index. The STS Committee updates the full Board on ESG, including on our strategies related to access to medicines and for our Global Public Health organization.

Significant Recognitions:

Ranked #3 in 2020
Oversight of Human Capital Management

Board Oversight of Human Capital Management

Attracting, developing, retaining and inspiring the best people globally is crucial to all aspects of Johnson & Johnson’s business, and the Board believes that the Company’s strong ethical leadership grounded in the values expressed in Our Credo is central to the Company’s long-term success. To that end, the Board and its Committees are actively engaged in overseeing the Company’s human capital management strategy, talent development and corporate culture. The Board reviews the Company’s human capital management strategy on an annual basis and receives regular updates throughout the year on key talent metrics for the overall workforce, including those related to diversity, equity and inclusion (DEI), recruiting and talent development. To further develop its understanding of and engagement with the Company’s culture, the Board periodically conducts meetings and schedules site visits at our business locations.
The Board also devotes significant time to leadership development and succession planning and provides guidance on important decisions in each of these areas. The Board has primary responsibility for succession planning for the CEO and oversight of succession planning for other executive officers. The Nominating & Corporate Governance Committee oversees the development of succession planning processes and protocols. Annually, the Nominating & Corporate Governance Committee and the Board review succession plans for the members of Executive Committee with the CEO and Chief Human Resources Officer. In addition, in an effort to provide Directors with opportunities to personally assess the leadership pipeline, high-potential executives meet with the Board in formal and informal settings.

Strategy

We believe that our employees are critical to our continued success and are an essential element of our long-term strategy. Management is responsible for ensuring that our policies and processes reflect and reinforce our desired corporate culture, including policies and processes related to strategy, risk management, and ethics and compliance. The Company’s human capital management strategy is built on three fundamental focus areas:

•	Attracting and recruiting the best talent
•	Developing and retaining talent
•	Empowering and inspiring talent
Underpinning these focus areas are ongoing efforts to cultivate and foster a culture built on DEI, innovation, health, well-being and safety, where our employees are encouraged to succeed both professionally and personally while helping us achieve our business goals.

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Culture and Employee Engagement

At Johnson & Johnson, our employees are guided by Our Credo which sets forth our responsibilities to patients, consumers, customers, healthcare professionals, employees, communities and shareholders. Employees worldwide are further guided by the Company’s Code of Business Conduct which sets basic requirements for business conduct and serves as a foundation for our Company policies, procedures and guidelines, all of which provide additional guidance on expected employee behaviors in every market where we operate. We conduct global surveys that offer our employees the ability to provide feedback and valuable insight to help address potential human resources risks and identify opportunities to improve.

On a biennial basis, we conduct the Our Credo Survey, which assesses employee sentiment and the degree to which our employees believe that senior leadership demonstrates Our Credo values and fulfills our responsibility to stakeholders, including employees. In the interim years, we conduct the Our Voice Employee Survey, which measures employee sentiment about important aspects of our culture such as employee engagement, DEI, development, health and wellness, collaboration, execution, innovation and compliance and risk. The results of both surveys are closely reviewed by the Board, senior leadership and the Human Resources organization, and managers are provided with detailed anonymized reports highlighting their team results, strengths and areas where an improvement plan is recommended.
In 2020, the Company conducted the Our Credo Survey, which was administered in 78 countries and made available in 36 languages. In a year of unprecedented challenge, the Company achieved an all-time high for both participation rate and favorability. Our overall participation rate was 93%, 3% higher than 2018. Our overall favorability, which reflects how we are fulfilling our commitments to our employees, increased to 89%, 4% higher than 2018.
In the 2020 Our Credo Survey, employees reported they believe management:

95%	Ensures our first responsibility is to the patients, doctors and nurses, mother and fathers and all others who use our products and services.

87%	Provides an inclusive work environment where each employee is considered as an individual.

94%	Acts responsibly to the communities in which we live and work and the world community as well.

Growth and Development

To continue to lead in the changing healthcare landscape, it is crucial that we continue to attract and retain top talent. We believe that our employees must be equipped with the right knowledge and skills and be provided with opportunities to grow and develop in their careers. Accordingly, professional development programs and educational resources are available to all employees. Our objective is to foster a learning culture that helps shape each person’s unique career path while creating a robust pipeline of talent to deliver on the Company’s long-term strategies. In furtherance of this objective, the Company deploys a global approach to ensure development is for everyone, regardless of where they are on their career journey. In 2020, 44.6% of employees in Manager and above job categories took advantage of career opportunities by moving across functions, country or business segment lines (including upward promotion or lateral transfer and excluding employees in the research and development organizations).

Diversity, Equity and Inclusion (DEI)

We are committed to workplace diversity and to cultivating, fostering and advancing a culture of equity and inclusion. Enabling employees to perform at their best while being themselves is fundamental to our continued success. The Company’s DEI vision is: Be yourself, change the world. Our DEI strategy focuses on three pillars that reflect the strategic priorities we have identified to enable the Company to address the challenges and opportunities presented by the evolving understanding of diversity:

•	Accelerate the Company’s efforts to advance a culture of inclusion and innovation
•	Build a diverse workforce for the future
•	Enhance business results and reputation
Our DEI strategy is guided by internal and external insights, global best practices and continual employee feedback, which remind us that while diversity changes by location, inclusion is the same everywhere.
Our focus on DEI starts at the highest levels of leadership and is cascaded across the enterprise at the direction of our Chief Diversity, Equity & Inclusion Officer who reports to our Chief Human Resources Officer and CEO. The CEO, together with members of the Executive Committee, reviews DEI results quarterly, and progress is reported to the Board periodically.

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Throughout the Company, senior management has DEI-related goals embedded in their work plans and achievement of these goals is incorporated in performance reviews. Additionally, we embed controls and oversight throughout the organization to drive and measure progress.

Compensation and Benefits

As part of our total rewards philosophy, we offer competitive compensation and benefits to attract and retain top talent. We are committed to fairness and equitable treatment of employees at all levels in our compensation and benefits. We observe legal minimum wage provisions and exceed them where possible. Our total rewards offerings include an array of programs to support our employees' financial, physical and mental well-being, including annual performance incentive opportunities, pension and retirement savings programs, health and welfare benefits, paid time off, leave programs, flexible work schedules and employee assistance programs.
The Compensation & Benefits Committee oversees the design and management of our compensation and benefits programs to ensure that the Company’s programs are aligned to both attract global business leaders and drive long-term, sustainable value creation by reinforcing performance against our long-term financial and strategic objectives including product quality, talent development, diversity, equity and inclusion, and other ESG goals.

Health, Wellness and Safety

The Company’s investment in employee health, well-being and safety is built on our conviction that advancing health for humanity starts with advancing the health of our employees. With the right awareness, focus, practices and tools, we ensure that all our employees around the world, as well as temporary contractors and visitors to our sites, can work safely. We have continuously expanded health and well-being programs throughout the Company and across the globe, incorporating new thinking and technologies to keep our offerings best-in-class and to help employees achieve their personal mind and body health goals. The programs and practices we advance cover three core dimensions: Healthy Eating, Healthy Movement and Healthy Mind.
For more information on the Company's approach to human capital management, talent development and employee engagement, please see https://healthforhumanityreport.jnj.com/responsible-business-practices/empowering-people.

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Shareholder Engagement
Our responsibility to shareholders is one of our core Credo values. We recognize the value of building and maintaining meaningful relationships with investors and understanding their viewpoints. To that end, we promote communication and transparency through our robust year-round shareholder engagement program, which continued in 2020.
We are deeply focused on shareholder perspectives and believe that proactive engagement is an effective means to solicit valuable feedback, which has been instrumental in helping shape our policies and practices. We conduct shareholder outreach throughout the year to ensure that management and the Board understand and consider the issues of importance to our shareholders and are able to address them appropriately. The Board regularly reviews shareholder feedback, which informs Board discussions on a wide range of topics, including our approach to corporate governance, ESG, human capital management, diversity, equity and inclusion, and executive compensation.

Our Approach to Shareholder Outreach and Engagement

•	Our shareholder outreach and engagement program occurs throughout the year beginning in the fall. In early summer, we review the voting results from the prior Annual Shareholders’ Meeting, our current performance, the external environment and market trends. We develop a shareholder outreach and engagement plan for the fall and review it with our advisors to ensure that our program is focused on topics of greatest interest to our shareholders. During the fall engagement season:
• We reached out to shareholders representing approximately 55% of our shares outstanding.
• We engaged with approximately 55 U.S. and international institutional shareholders representing approximately 34% of our shares outstanding.
•	Prior to the 2020 Annual Meeting, we reached out to our top 100 shareholders to discuss and receive feedback on the items of business and disclosure in our 2020 Proxy Statement.
•	We include a section on our voting card and vote landing page inviting all shareholders to share comments with the Board. Prior to the 2020 Annual Meeting,179 shareholders provided comments. Shareholders may contact any of our Directors, including the Lead Director, using any of the options described on page 120.
•	We hosted our third annual Health for Humanity Report webinar coinciding with the release of our annual Health for Humanity Report in June 2020. The Health for Humanity Report documents our sustainable progress toward our purpose to change the trajectory of health for humanity. The webinar provided shareholders with the opportunity to engage and ask questions of our business leaders in areas of investor relations, product quality, medical safety, legal, global public health and environmental health, safety & sustainability.
•	Our Board continually reviews feedback from our shareholders.

Our Annual Shareholder Engagement Cycle

2021 Proxy Statement	33

Shareholder Engagement Topics

Our shareholders have many different areas of interest and, for each engagement, we endeavor to have the right personnel available to have an informed, meaningful discussion on the topics that are most important to them. Our 2020 engagement and other governance exchanges covered a wide range of important corporate governance, environmental and social stewardship, compensation and public policy issues, including:

•	Board Composition and Diversity	•	Lead Director Responsibilities
•	Board Evaluation Process	•	Litigation
•	Board Oversight of Risk	•	Pharmaceutical Pricing Transparency and Access
•	Board Tenure and Refreshment	•	Product Quality and Safety
•	COVID-19 Response and Vaccine	•	Separation of the Chairman and CEO Roles
•	Culture and Human Capital Management	•	Shareholder Engagement and Communication
•	Diversity, Equity and Inclusion	•	Shareholder Proposals
•	ESG Issues and Reporting	•	Succession Planning and Talent Development
•	Executive Compensation and Performance Metrics	•	Tax Policy

Shareholder Feedback

The following table highlights several areas where our shareholders provided feedback and how we responded. Feedback from our shareholders is shared with the Board.

What We Heard	What We Did
Provide more disclosure on the Board's oversight of human capital management.	We expanded disclosure on the Board's oversight of our Human Capital Management strategy and provided a more robust overview of our approach to recruitment, development, diversity, equity and inclusion, and fostering Company culture (see "Oversight of Human Capital Management" on pages 30 to 32).

Provide more streamlined and accessible information about the Company's ESG practices.	We created a webpage that collates relevant links and ESG content from across the Company's website, including an index of our policies and positions on a wide range of ESG topics (see "Oversight of ESG Risk — Enhancing Disclosure and Reporting" on page 29).

Report against the Sustainability Accounting Standards Board (SASB) framework.	In the 2019 Health for Humanity Report (issued in June 2020), the Company reported against the SASB Standards for all three of our business segments (see "Oversight of ESG Risk — Enhancing Disclosure and Reporting" on page 29).

Issue a consolidated report on the Board's oversight of risks related to the opioid crisis.	We published the Board Report on Oversight of Risk Related to Opioids, describing the governance measures that the Company has implemented to monitor and manage the financial and reputational risks related to the opioid crisis (see "A Note About Litigation" on page 27).

Further align executives' interests with the long-term interests of shareholders.	To further ensure that senior executives' interests are aligned with shareholders, we doubled the stock ownership requirements for our CEO from 6 to 12 times salary; and from 3 to 6 times salary for other members of our Executive Committee (see "Executive Compensation Summary — Compensation Program Changes in 2020" on page 50).

Enhance the Board's accountability to shareholders.	To increase the Board's accountability to shareholders, we amended the Company's Restated Certificate of Incorporation to permit the removal of directors with or without cause.

Continue to disclose the Company's progress against its climate commitments.
In September 2020, the Company publicly announced three next-generation climate goals:
• By 2025, source 100% of our electricity needs from renewable source
• By 2030, achieve carbon neutrality for our operations, going beyond our Science-Based Target to reduce absolute Scope 1 and 2 emissions 60% from 2016 levels
• By 2030, reduce absolute upstream Scope 3 emissions 20% from 2016 levels
See https://www.jnj.com/global-environmental-health/climate-and-energy.

34	2021 Proxy Statement

Corporate Governance Highlights
Johnson & Johnson is governed by the values set forth in Our Credo, which extend to our corporate governance practices and are reflected in our By-Laws and Principles of Corporate Governance. The Nominating & Corporate Governance Committee reviews our Principles of Corporate Governance and our overall governance practices on an annual basis to ensure that our corporate governance practices continue to meet the high standards expected by our shareholders. Our Principles of Corporate Governance can be found at www.investor.jnj.com/gov.cfm.

Effective Board Structure and Composition

Strong Independent Board Leadership	All Directors other than our Chairman/CEO are independent. All Committees other than the Finance Committee are comprised solely of independent Directors.
Independent Lead Director	The independent Directors appoint a Lead Director on an annual basis.
Annual Review of Board Leadership	The Nominating & Corporate Governance Committee conducts an annual review of the Board leadership structure to ensure effective Board leadership.
Executive Sessions of Independent Directors	Independent Directors meet in Executive Session without management present at each Board and Committee meeting.
Private Committee Sessions with Key Compliance Leaders	Independent Directors hold private Committee sessions with key compliance leaders without the Chairman/CEO present.
Rigorous Board and Committee Evaluations	The Board evaluates its performance on an annual basis. Each Committee evaluates its performance on an annual basis based on guidance from the Nominating & Corporate Governance Committee.
Regular Board Refreshment	The Board’s balanced approach to refreshment results in an effective mix of experienced and new Directors.
Diverse and Skilled Board	The Board is committed to diversity, reflecting differences in skills, regional and industry experience, background, race, ethnicity, gender and other unique characteristics.

Responsive and Accountable to Shareholders

Annual Election of Directors	Each Director is elected annually to ensure accountability to our shareholders.
Majority Voting Standard for Director Elections	In an election where the number of Directors nominated does not exceed the total number of Directors to be elected, Director nominees must receive the affirmative vote of a majority of votes cast to be elected. If a Director nominee receives more votes “against” his or her election than votes “for” his or her election, the Director must promptly offer his or her resignation.
One Class of Stock	Our common stock is the only class of shares outstanding.
Proxy Access	Each shareholder or a group of up to 20 shareholders owning 3% or more of our common stock continuously for at least three years may nominate and include in our proxy materials Director nominees constituting up to 20% of the Board in accordance with the terms set forth in our By-Laws.
Director Overboarding Policy	A Director who serves as CEO at our or any other company should not serve on more than two public company boards. Other Directors should not serve on more than five public company boards.
No Shareholder Rights Plan	We do not have a “poison pill” and have no intention of adopting one at this time.
No Supermajority Requirements in Certificate of Incorporation or By-Laws	Our Amended and Restated Certificate of Incorporation and By-Laws contain majority standards for all actions requiring shareholder approval.
Shareholder Right to Call a Special Meeting	Shareholders holding 10% of shares may call a special meeting for good cause, and shareholders holding 25% of shares may call a special meeting for any reason.
Removal of Directors With or Without Cause	Directors may be removed by shareholders with or without cause.
Active Shareholder Engagement	See pages 33 and 34 for more information on our shareholder engagement program.
Annual Say on Pay Advisory Vote	Shareholders are asked to vote annually on our named executive officer compensation.
Policy Against Pledging, Hedging and Short Selling of Company Stock	We have a meaningful policy prohibiting Directors and executive officers from pledging, hedging or short selling Company stock (see www.investor.jnj.com/gov.cfm).

2021 Proxy Statement	35

Additional Governance Features

Code of Business Conduct	We have a comprehensive Code of Business Conduct designed to provide Directors, senior executives and employees with guidance on our Company’s compliance policies. Independent Directors, members of the Executive Committee and all employees receive biennial training on the Code of Business Conduct.
Cybersecurity Oversight	The Regulatory Compliance Committee reviews and receives periodic briefings concerning global cybersecurity, information security and technology risks, including any significant cyber incidents, our risk mitigation program and our Company’s internal escalation process. The Chief Information Security Officer leads our cybersecurity risk mitigation program, which is fully integrated into the overall enterprise risk management framework and overseen by the Regulatory Compliance Committee.
Robust Compensation Recoupment Policy
Our Company has a comprehensive Compensation Recoupment Policy designed to ensure that management is held accountable in the event of significant misconduct violating a significant Company policy, law or regulation (see www.investor.jnj.com/gov/compensation-recoupment-policy.cfm).

Stock Ownership Guidelines	The Company ownership guidelines require our CEO to own shares equal to twelve times his/her base salary and each of our other executive officers to own sufficient shares to equal six times their base salaries. See “Stock Ownership Guidelines for Named Executive Officers” on page 77.

Political Spending Oversight and Disclosure

As a leader in the healthcare industry, we are committed to supporting the development of sound public policy in healthcare. We work with many organizations across the political spectrum on a variety of policy issues related to health and other topics that impact patients, consumers and our Company. As a result of constructive engagement with a number of our institutional investors, we were an early mover on the disclosure of corporate political expenditures and activities, and we have expanded that disclosure over the years as we continue the dialogue with our shareholders on this issue.
While we support balanced giving on both sides of the aisle, and do so with domestic and global health initiatives in mind, we understand that to whom our contributions are directed matters. We also know that the actions and inactions taken by those who receive these contributions matter. The Johnson & Johnson Political Action Committee has not made any federal contributions in 2021 and has paused all political contributions while we review and evaluate our giving policies and criteria.
The Regulatory Compliance Committee reviews our Company’s political contribution and lobbying policies, practices and activities annually. In addition, our Political Action Committee and U.S. corporate political spending is audited biennially by our internal auditors. Disclosure regarding our political activities and expenditures, including the policies and procedures that govern that activity and spending and the Board’s oversight role, are updated semi-annually and can be found at www.investor.jnj.com/gov/contributions.cfm.
U.S. Pharmaceutical Pricing Transparency Disclosure
Our U.S. Pharmaceuticals business provides extensive disclosures on our responsible business practices in its annual Janssen U.S. Transparency Report. We are pleased that our revenue growth has been primarily attributable to increased volume arising from increased demand for our products rather than price increases. You can find the Janssen U.S. Transparency Report at transparencyreport.janssen.com.
Disclosure on Environmental, Social and Governance Topics
We provide extensive disclosures on our corporate citizenship and sustainability efforts in our annual Health for Humanity Report found at healthforhumanityreport.jnj.com. We also publish an index of our ESG policies and positions to help our stakeholders understand our perspective on these relevant ESG issues, which can be found at jnj.com/esg-resources. In response to a shareholder proposal included in our 2020 Proxy Statement, we published a Board Report on Risk Related to Opioids on October 5, 2020. Please see investor.jnj.com/board-report-on-oversight-of-risk-related-to-opioids.

36	2021 Proxy Statement

Director Independence

All Directors are independent except for our CEO

It is our goal that at least two-thirds of our Directors be “independent,” not only as that term may be defined legally or mandated by the New York Stock Exchange (NYSE), but also without the appearance of any conflict in serving as an independent Director. The Board has determined that all non-employee Directors who served during fiscal 2020 are “independent” under the listing standards of the NYSE and our Standards of Independence, including: Dr. Beckerle, Mr. D. S. Davis, Mr. I. E. L. Davis, Dr. Doudna, Ms. Hewson, Mr. Joly, Dr. McClellan, Ms. Mulcahy, Mr. Perez, Mr. Prince, Dr. Washington, Mr. Weinberger, Dr. West and Mr. Williams.
In order to assist the Board in making this determination, the Board adopted Standards of Independence as part of our Principles of Corporate Governance, which can be found at www.investor.jnj.com/gov.cfm. These Standards conform to, or are stricter than, the NYSE independence standards and identify, among other things, material business, charitable and other relationships that could interfere with a Director’s ability to exercise independent judgment.
As highly accomplished individuals in their respective industries, fields and communities, the non-employee Directors are affiliated with numerous corporations, educational institutions, hospitals and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with our Company. The Board considered each of these relationships in light of our Standards of Independence and determined that none of these relationships conflict with our interests or would impair the relevant non-employee Director's independence or judgment.
The table on the following page describes the relationships that were considered in making this determination. The nature of the transactions and relationships summarized in the table, and the role of each of the Directors at their respective organizations, were such that none of the non-employee Directors had any direct business relationships with our Company in 2020 or received any direct personal benefit from any of these transactions or relationships.
All of the transactions and relationships of the type listed were entered into, and payments were made or received, by our Company or one of our subsidiaries in the ordinary course of business and on competitive terms. In 2018, 2019 and 2020, our transactions with or discretionary charitable contributions to each of the relevant organizations (not including gifts made under our matching gifts program) did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues and, therefore, did not exceed the thresholds in our Standards of Independence.

2021 Proxy Statement	37

Director Independence — Transactions and Relationships

Director	Organization	Type of Organization	Relationship to Organization	Type of Transaction or Relationship	2020 Aggregate Magnitude
Beckerle	Huntsman Cancer Institute	Healthcare Institution	Executive Officer	Sales	<1%
Beckerle	University of Utah	Educational Institution	Employee	Sales; investigator payments; grants	<1%
Doudna	University of California - Berkeley	Educational Institution	Employee	Sales; research-related payments; sponsorships; grants	<1%
Hewson	Business Roundtable	Non-profit organization	Director	Annual dues	<1%; <$1 million
Joly	Harvard Business School	Educational institution	Employee	Contributions; grants; rental payments; rebates; consulting fees; lab supplies; tuition; training programs; memberships; subscriptions	<1%
McClellan	Duke University	Educational Institution	Employee	Sales; research-related payments; grants; tuition reimbursements	<1%
McClellan	National Alliance for Hispanic Health	Non-profit organization	Director	Contributions; membership	<1%; <$1 million
McClellan	Research!America	Non-profit Organization	Director	Annual dues; sponsorships; contributions	<$1 million
Mulcahy	Save the Children	Non-profit Organization	Trustee	Contributions	<1%
Washington	Duke University	Educational Institution	Employee	Sales; research-related payments; grants; tuition reimbursements	<1%
Washington	Duke University Health System	Healthcare Institution	Executive Officer	Sales; rebates	<1%
Weinberger	Business Roundtable	Non-profit Organization	Director	Annual dues	<1%; <$1 million
Weinberger	Case Western Reserve University	Educational Institution	Trustee	Investigator payments; rebates; grants; sponsorships	<1%
Weinberger	Emory University	Educational Institution	Trustee	Sales; investigator payments; rebates; grants; sponsorships	<1%; <$1 million
West	Americares	Non-profit Organization	Trustee	Grants; contributions	<1%; <$1 million
Williams	The Cleveland Clinic Foundation	Non-profit Organization	Trustee	Grants; investigator payments; rebates	<1%
Williams	NAF (formerly National Academy Foundation)	Non-profit Organization	Director	Contributions	<$1 million
Note: Any transaction or relationship under $25,000 is not listed above.
In the event of Board-level discussions pertaining to a potential transaction or relationship involving an organization with which a Director is affiliated, that Director would be expected to recuse him or herself from the deliberation and decision-making process. In addition, other than potential review and approval of related person transactions under our Policy on Transactions with Related Persons described on the following page, none of the non-employee Directors has the authority to review, approve or deny any grant to or research contract with an organization.

38	2021 Proxy Statement

Related Person Transactions

Policies and Procedures

Our Policy on Transactions with Related Persons requires the approval or ratification by the Nominating & Corporate Governance Committee of any transaction or series of transactions exceeding $120,000 in which our Company is a participant and any related person has a direct or indirect material interest (other than solely as a result of being a director or trustee or less than 10% owner of another entity). Related persons include our Directors and executive officers and their immediate family members and persons sharing their households. It also includes persons controlling more than 5% of our outstanding common stock.
Under our Principles of Corporate Governance and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers, all our Directors and executive officers have a duty to report to the Chairman or the Lead Director any potential conflicts of interest, including transactions with related persons. Management also has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy on Transactions with Related Persons, which can be found at www.investor.jnj.com/gov.cfm.
Once a related person transaction has been identified, the Nominating & Corporate Governance Committee will review all of the relevant facts and circumstances and approve or disapprove entry into the transaction. The Committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
If advance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Committee’s next regularly scheduled meeting. If a transaction relates to a member of the Committee, that member will not participate in the Committee’s deliberations. In addition, the Committee Chairman (or, if the transaction relates to the Committee Chairman, the Lead Director) may pre-approve or ratify any related person transactions involving up to $1 million.

The following types of transactions have been deemed by the Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

●	Compensation paid by our Company for service as a Director or executive officer
●	Transactions with other companies where the related person’s only relationship is as a non-executive employee, less than 10% equity owner or limited partner, and the transaction does not exceed the greater of $1 million or 2% of that company’s annual revenues
●	Our contributions to charitable organizations where the related person is an employee and the transaction does not exceed the lesser of $500,000 or 2% of the charitable organization’s annual receipts
●	Transactions where the related person’s only interest is as a holder of our stock and all holders receive proportional benefits, such as the payment of regular quarterly dividends
●	Transactions involving competitive bids
●	Transactions where the rates or charges are regulated by law or government authority
●	Transactions involving bank depositary, transfer agent, registrar, trustee under a trust indenture or a party performing similar banking services

2021 Proxy Statement	39

Transactions with Related Persons for 2020

A sister-in-law of Paulus Stoffels, Vice Chairman of the Executive Committee and Chief Scientific Officer, is a Senior Manager at Janssen Pharmaceutica NV, a wholly owned subsidiary of the Company, and earned $137,198 in total compensation in 2020 (using an exchange rate of 1.1829 USD/1 EUR), including base salary, any annual incentive bonus, the value of any long-term incentive award granted in 2020 and any other compensation. She also participates in the general welfare and benefit plans of Janssen Pharmaceutica NV. Her compensation was established in accordance with Janssen Pharmaceutica NV’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Dr. Stoffels does not have a material interest in his sister-in-law’s employment, nor does he share a household with her.
A sister of Joseph J. Wolk, Executive Vice President, Chief Financial Officer, is a Talent Mobility Advisory Services Leader at Johnson & Johnson Services, Inc., a wholly owned subsidiary of the Company, and earned $188,191 in total compensation in 2020, including base salary, any annual incentive bonus, the value of any long-term incentive award granted in 2020 and any other compensation. She also participates in the general welfare and benefit plans of Johnson & Johnson Services, Inc. Her compensation was established in accordance with Johnson & Johnson Services, Inc.’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Wolk does not have a material interest in his sister’s employment, nor does he share a household with her.
These transactions were approved by the Nominating & Corporate Governance Committee in compliance with our Policy on Transactions with Related Persons described on the preceding page.

40	2021 Proxy Statement

Stock Ownership and Section 16 Compliance

Stock Ownership

The following table sets forth information regarding beneficial ownership of our common stock by each Director, and our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers named in the tables in the section “Executive Compensation Tables” on pages 79 through 101 (each a named executive officer); and by all Directors and executive officers as a group. Each of the individuals/group listed below is the owner of less than 1% of our outstanding shares. Because they serve as co-trustees of Johnson family trusts, which hold stock for the benefit of others, Mr. Gorsky and Mr. Michael Ullmann, an executive officer, are deemed to “control” an additional 5,372,223 shares of our stock in which they have no economic interest, and those shares are not reflected in the table below. In addition to such shares, the Directors and executive officers as a group own/control a total of 1,606,569 shares. In the aggregate, these 6,978,792 shares represent less than 1% of the shares outstanding. All stock ownership is as of February 23, 2021.

Name	Number of Common Shares(1) (#)	Deferred Share Units(2) (#)	Common Shares Underlying Options or Stock Units(3) (#)	Total Number of Shares Beneficially Owned (#)
Mary C. Beckerle	0	8,950	0	8,950
D. Scott Davis	0	10,746	0	10,746
Ian E. L. Davis	4,193	16,117	0	20,310
Jennifer A. Doudna	0	3,859	0	3,859
Joaquin Duato	196,791	0	844,721	1,041,512
Alex Gorsky	477,885	0	2,730,372	3,208,257
Marillyn A. Hewson	3,000	3,212	0	6,212
Hubert Joly	5,000	2,378	0	7,378
Mark B. McClellan	0	12,818	0	12,818
Anne M. Mulcahy	7,516	16,117	0	23,633
Charles Prince	29,320	23,057	0	52,377
Paulus Stoffels(4)	275,547	0	596,253	871,800
Jennifer A. Taubert	115,126	0	338,398	453,524
A. Eugene Washington	0	24,201	0	24,201
Mark A. Weinberger	0	3,212	0	3,212
Nadja Y. West(5)	0	1,123	0	1,123
Ronald A. Williams	3,650	23,884	0	27,534
Joseph J. Wolk	24,949	0	75,923	100,872
All Directors and executive officers as a group (24)	1,606,569	149,674	6,194,413	7,950,656
(1)    The shares described as "owned" are shares of our common stock directly or indirectly owned by each listed person, including shares held in the 401(k) and Employee Stock Ownership Plans, and by members of his or her household, and are held individually, jointly or pursuant to a trust arrangement. Mr. Prince disclaims beneficial ownership of 800 shares listed as owned by him.
(2)    Includes Deferred Share Units credited to non-employee Directors under our Amended and Restated Deferred Fee Plan for Directors, and Deferred Share Units credited to the executive officers under our Executive Income Deferral Plan (Amended and Restated), if any.
(3)    Includes shares underlying options exercisable on February 23, 2021, options that become exercisable within 60 days thereafter and Restricted Share Units that vest within 60 days thereafter.
(4)    Prior to adopting the Policy Against Pledging, Hedging and Short Selling of Company Stock, Dr. Stoffels had pledged 30,000 shares as security. The Compensation & Benefits Committee grandfathered this pledge. See the Policy at www.investor.jnj.com/gov.cfm..
(5)    Appointed to Board in December 2020.

2021 Proxy Statement	41

The following are the only persons known to us to be the beneficial owners of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	227,946,104 shares(1)	8.66%(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Common Stock	188,510,542 shares(2)	7.20%(2)
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	Common Stock	144,029,634 shares(3)	5.47%(3)
(1)    Based solely on an Amendment to Schedule 13G filed with the SEC on February 10, 2021, The Vanguard Group reported aggregate beneficial ownership of approximately 8.66%, or 227,946,104 shares, of our common stock as of December 31, 2020. Vanguard reported that it possessed sole dispositive power of 216,472,293 shares, shared dispositive power of 11,473,811 shares, and shared voting power of 4,272,484 shares. Vanguard also reported that it did not possess sole voting power over any shares beneficially owned.

(2)    Based solely on an Amendment to Schedule 13G filed with the SEC on January 29, 2021, BlackRock, Inc. reported aggregate beneficial ownership of approximately 7.20%, or 188,510,542 shares, of our common stock as of December 31, 2020. BlackRock reported that it possessed sole voting power of 163,863,390 shares and sole dispositive power of 188, 510,542 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(3)    Based solely on a Schedule 13G filed with the SEC on February 12, 2021, State Street Corporation reported aggregate beneficial ownership of approximately 5.47%, or 144,029,634 shares, of our common stock as of December 31, 2020. State Street reported that it possessed shared voting power of 126,726,258 shares and shared dispositive power of 143,989,480 shares. State Street also reported that it did not possess sole voting or sole dispositive power over any shares beneficially owned.

As a result of being beneficial owners of more than 5% of our stock, The Vanguard Group (Vanguard), BlackRock, Inc. (BlackRock), and State Street Corporation (State Street) are currently considered “related persons” under our Policy on Transactions with Related Persons described on page 39.

•Certain of our U.S. and international employee savings and retirement plans and other affiliates have retained BlackRock and its affiliates to provide investment management services. In connection with these services, we paid BlackRock approximately $2.3 million in fees during fiscal year 2020.
•Certain of our U.S. and international employee savings and retirement plans and other affiliates have retained State Street and its affiliates to provide investment management, trustee, custodial, administrative and ancillary investment services. In connection with these services, we paid State Street approximately $6.9 million in fees during fiscal year 2020.

Delinquent Section 16(a) Reports
Based on our review of Forms 3, 4 and 5 and amendments thereto in our possession and written representations furnished to us, we believe that during 2020 all reports for the Directors and executive officers required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis.

42	2021 Proxy Statement

Director Compensation
The Compensation & Benefits Committee charter requires annual review of non-employee Director compensation, including total compensation and each element of our non-employee Director compensation program.
During its annual review, the Committee analyzes the competitive position of our non-employee Director compensation program and each element of that program against the programs of the peer group used for executive compensation purposes (see page 72 for information about the Executive Peer Group). Semler Brossy Consulting Group, the Committee’s independent consultant, provides an independent assessment of the competitive data provided to the Committee and advises the Committee on non-employee Director compensation. Decisions regarding the non-employee Director compensation program are approved by the full Board based on recommendations by the Committee.

Fiscal 2020 Non-Employee Director Compensation
The Compensation & Benefits Committee’s analysis in 2019 of the competitive position of our non-employee Director compensation program showed that overall compensation for non-employee Directors was below the peer group median. As a result, the Committee recommended, and the Board approved on September 9, 2019, the following non-employee Director compensation program for 2020 to achieve an overall compensation structure in line with the peer group median.

2020 Non-Employee Director Compensation	($)
Cash Compensation	$120,000
Lead Director Cash Retainer	35,000
Audit Committee Chair Cash Retainer	25,000
Committee Chair (other than Audit) Cash Retainer	20,000
Value of Deferred Share Units	185,000
Fiscal 2021 Non-Employee Director Compensation
On September 14, 2020, the Compensation & Benefits Committee recommended no changes to the non-employee Director compensation program for 2021. The Board approved no changes to the non-employee Director compensation program for 2021. The overall compensation structure is below peer group median, and compensation has not been increased since 2019.

2021 Proxy Statement	43

The compensation of our non-employee Directors for fiscal 2020 is set forth in the following table. Mr. Gorsky is an employee of the Company and, therefore, received no additional compensation for his service as a Director. For a complete understanding of the table, please read the accompanying footnotes and the narrative disclosures.

2020 Total Non-Employee Director Compensation
A	B	C	D	E	F
Name	Role for Additional Cash Retainer	Fees Earned or Paid in Cash ($)	Stock Awards (DSUs) ($)	All Other Compensation ($)	Total ($)
M. C. Beckerle	Committee Chair	$140,000	$184,871	$20,000	$344,871
D. S. Davis	Audit Committee Chair	145,000	184,871	0	329,871
I. E. L. Davis		120,000	184,871	0	304,871
J. A. Doudna		120,000	184,871	20,000	324,871
M. A. Hewson		120,000	184,871	16,000	320,871
H. Joly		120,000	184,871	20,000	324,871
M. B. McClellan		120,000	184,871	0	304,871
A. M. Mulcahy(1)	Lead Director; Committee Chair	168,825	184,871	20,000	373,696
W. D. Perez(2)	Committee Chair	43,726	0	20,000	63,726
C. Prince	Committee Chair	140,000	184,871	20,000	344,871
A. E. Washington		120,000	184,871	20,000	324,871
M. A. Weinberger		120,000	184,871	0	304,871
N. Y. West(3)		9,534	0	2,000	11,534
R. A. Williams	Committee Chair	140,000	184,871	20,000	344,871
(1) Appointed as Nominating & Corporate Governance Committee Chair in April 2020. Chairman retainer payment was prorated.
(2) Retired from Board in April 2020. Cash fees are prorated for partial year of service.
(3) Appointed to Board in December 2020. Cash fees are prorated for partial year of service.

Fees Earned or Paid in Cash (Column C)
Elective Fee Deferrals. As described below, under the Deferred Fee Plan for Directors, non-employee Directors may elect to defer payment of all or a portion of their cash retainers until termination of board membership. In 2020, Ms. Hewson, Dr. Washington and Mr. Weinberger elected to defer their respective 2020 cash retainers.
Stock Awards (Column D)
Deferred Share Units - Mandatory Deferral. All figures in column D represent the grant-date fair value of Deferred Share Units (DSUs) granted to each non-employee Director on February 11, 2020. The Board approved a 2020 DSU award valued at $185,000; therefore, pursuant to the terms of the Deferred Fee Plan for Directors, each non-employee Director was granted 1,221 DSUs (rounded down to the nearest whole share). DSUs are immediately vested but must be deferred until termination of Board membership. DSUs earn additional amounts based on a hypothetical investment in our common stock, including accruing dividend equivalents in the same amount and at the same time as dividends paid on our common stock. DSUs are settled in cash upon termination of Board membership.
All Other Compensation (Column E)
Charitable Matching Contributions. The amounts reported in column E represent the aggregate dollar amount for each non-employee Director for charitable matching contributions. Non-employee Directors are eligible to participate in our charitable matching gift program on the same basis as employees, pursuant to which we contribute, on a two-to-one basis for every dollar donated, up to $20,000 per year per person to certain charitable institutions.
Deferred Fee Plan for Directors
Elective Fee Deferrals. Under the Deferred Fee Plan for Directors, non-employee Directors may elect to defer payment of all or a portion of their cash retainers until termination of Board membership. Deferred fees are converted into DSUs and earn additional amounts based on a hypothetical investment in our common stock, including accruing dividend equivalents in the same amount and at the same time as dividends paid on our common stock. DSUs are settled in cash upon termination of Board membership. In 2020, Ms. Hewson, Dr. Washington and Mr. Weinberger elected to defer all of their respective 2020 cash retainers.

44	2021 Proxy Statement

Deferred Compensation Balances. At December 31, 2020, the aggregate number of DSUs held in each non-employee Director’s Deferred Fee Account, including mandatory deferrals, any elective fee deferrals and accrued dividend equivalents, was as follows:

Name	Deferred Share Units (#)
M. C. Beckerle	7,827
D. S. Davis	9,623
I. E. L. Davis	14,994
J. A. Doudna	2,736
M. A. Hewson	2,089
H. Joly	1,255
M. B. McClellan	11,695
A. M. Mulcahy	14,994
W. D. Perez(1)	26,332
C. Prince	21,934
A. E. Washington	23,078
M. A. Weinberger	2,089
N. Y. West(2)	0
R. A. Williams	22,761
(1) Retired from the Board in April 2020. (2) Appointed to Board in December 2020.
Additional Arrangements
We pay for or reimburse Directors for transportation, hotel, food and other incidental expenses related to attending Board and Committee meetings, Director orientation or other relevant educational programs or Company meetings.

Stock Ownership Guidelines for Non-Employee Directors

Our stock ownership guidelines for non-employee Directors are intended to further align the Directors' interests with the interests of our shareholders. Stock ownership for the purpose of these guidelines includes shares directly owned by the Director, shares held indirectly that are beneficially owned by the Director and DSUs. All Directors are prohibited from transacting in derivative instruments linked to the performance of our securities.

Name	Stock Ownership Guideline as a Multiple of Annual Cash Retainer	2020 Compliance with Stock Ownership Guidelines?	Ownership Threshold Met?(1)
M. C. Beckerle	5x	Yes	Yes
D. S. Davis	5x	Yes	Yes
I. E. L. Davis	5x	Yes	Yes
J. A. Doudna	5x	Yes	No(3)
M. A. Hewson	5x	Yes	Yes
H. Joly	5x	Yes	Yes
M. B. McClellan	5x	Yes	Yes
A. M. Mulcahy	5x	Yes	Yes
W. D. Perez (2)	5x	Yes	Yes
C. Prince	5x	Yes	Yes
A. E. Washington	5x	Yes	Yes
M. A. Weinberger	5x	Yes	No(3)
N. Y. West	5x	Yes	No(3)
R. A. Williams	5x	Yes	Yes
(1)Non-employee Directors have five years after first becoming subject to the guidelines to achieve the required ownership threshold.
(2)Retired from the Board in April 2020.
(3)Joined Board within past five years.

2021 Proxy Statement	45

Item 2: Advisory Vote to Approve Named Executive Officer Compensation

The Board of Directors recommends that shareholders vote, in an advisory manner, FOR approval of the compensation of our named executive officers and the executive compensation philosophy, polices and procedures described in the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement.

Before you vote, we urge you to read the following for additional details on our executive compensation		When casting your 2021 Say on Pay vote, we encourage you to consider:

		●	We did not reset our annual or long-term incentive goals because of COVID-19.
		●	Our named executive officers’ 2020 compensation is aligned with our Company’s 2020 performance, with annual incentives and PSUs paid out below target due to the impact of COVID-19.
●	Compensation Discussion and Analysis on pages 48 to 78	●	We mitigated the impact of the pandemic on our patients, customers, communities, and employees.
		●	We developed a vaccine to be distributed on a not-for-profit during the pandemic.
		●	We continue to engage with our shareholders on our executive compensation program and evaluate our programs to ensure alignment with our shareholders.

●	Executive Compensation Tables on pages 79 to 101
We believe our executive compensation programs promote long-term, sustainable value creation and are strongly aligned with the long-term interests of our shareholders. The guiding principles of our executive compensation program continue to be: pay for performance, accountability for short-term and long-term performance, alignment with shareholders’ interests, and market competitiveness.

We assess performance by reviewing not only what financial and strategic objectives were achieved but also how those results were achieved and whether they were achieved consistent with the values embodied in Our Credo.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board and the Compensation & Benefits Committee value the opinions of our shareholders. They will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and our executive compensation philosophy, policies and procedures.

Following our Annual Shareholder Meeting on April 22, 2021, the next advisory vote on executive compensation is expected to occur at the 2022 Annual Meeting of Shareholders, unless the Board modifies its policy on the frequency of holding such advisory votes.

46	2021 Proxy Statement

Compensation Committee Report
The Compensation & Benefits Committee of the Board of Directors (the Committee) has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” (CD&A) with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 48 through 78, be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2021.

Ronald A. Williams, Chairman
D. Scott Davis
Marillyn A. Hewson
A. Eugene Washington

2021 Proxy Statement	47

Compensation Discussion and Analysis

2020 Performance and Compensation
49	A Message from our Compensation & Benefits Committee Chairman
50	2020 Summary
51	2020 Annual Incentive Goals and Performance
57	2018-2020 Performance Share Unit (PSU) Payout
60	CEO Performance and Compensation Decisions
61	Other Named Executive Officer Performance
62	Compensation Decisions for 2020 Performance
65	2020 Say on Pay Results and Shareholder Engagement

Executive Compensation Philosophy
66	Key Features of Our Executive Compensation Program
66	Guiding Principles

Components of Executive Compensation
67	Base Salary, Annual Incentive, and Long-Term Incentives
70	Executive Perquisites & Other Benefits
71	Compensation Target Setting Process and Pay Position
71	2020 Pay Mix at Target

Peer Groups for Pay and Performance
72	Executive Peer Group
73	Competitor Composite Peer Group

Compensation Decision Process
74	Importance of Our Credo Values in Assessing Performance
74	Assessing "The What" and "The How"
74	Aligning Compensation to "The What" and "The How"

Governance of Executive Compensation
75	Governance of Executive Compensation
76	Independence of Compensation Consultant

Additional Information Concerning Executive Compensation
77	Use of Tally Sheets
77	Limited Employment Arrangements and Agreements
77	Stock Ownership Guidelines for Named Executive Officers
78	Executive Compensation Recoupment Policy
78	Tax Impact on Compensation
78	Compensation Decisions for 2019 Performance

48	2021 Proxy Statement

2020 Performance and Compensation
A Message from our Compensation & Benefits Committee Chairman

Dear Fellow Shareholders:
The Compensation & Benefits Committee of the Board of Directors of Johnson & Johnson recognizes that 2020 has been an extraordinary year, not only for the Company but for mankind.
We believe that the majority of the Company's executive compensation should be linked to performance and promote long-term, sustainable value creation. Compensation opportunities should be competitive and compelling to attract, retain, and motivate high performing executives. We also recognize that this year has created unique compensation-related challenges.

While we could not have foreseen the broad impact of COVID-19 on business and society, the Board is proud of the many ways in which Johnson & Johnson pivoted in response to the pandemic to continue supporting patients, the medical community, and our employees and their families. Among the ways we saw Our Credo embodied were:

•
Supporting patients, doctors, nurses, and families: The Company worked hard to fight the pandemic, contributing money and personal protective equipment to organizations around the globe, offering employees who are medical professionals the opportunity to take paid leave to serve in their communities, adapting its supply chain to ensure adequate production and availability of products, and rapidly developing a COVID-19 vaccine to be distributed on a not-for-profit basis during the pandemic.

•
Protecting employees' health, jobs, and pay: The Company had zero COVID-related furloughs or layoffs, protected compensation for employees who were unable to work due to the pandemic, rewarded front-line employees with Superhero cash awards, and enhanced global benefit programs to help employees and their families cope with new realities.

•
Maintaining a shareholder mindset: Despite the financial challenges created by the pandemic, the Company increased its dividend for the 58th consecutive year, reflected financial performance against pre-COVID targets in both its annual and long-term incentive payouts without adjusting financial targets, and used a "One J&J" approach for named executive officers' 2020 annual incentive payouts.

COVID-19 has had real and negative impacts on the Company's variable compensation programs. Annual incentive payouts to named executive officers are considerably lower than recent years. The 2018-2020 PSUs paid out below target due to the negative impact on sales and EPS measures. The Company's outstanding PSU cycles will be similarly affected by the impact of COVID-19 on financial results.
Despite these impacts, the Company did not reset targets during the year or alter its practices regarding the use of discretion. The Committee did, however, look towards the longer term when determining long-term incentive (LTI) awards for 2021. The LTI awards for the CEO and other named executives recognize their 2020 accomplishments and reward them in a manner commensurate with the value they create for you, the shareholders.
We believe the Company's executive compensation programs support its pay for performance philosophy and long-term focus. We will continue to evaluate the effectiveness of the Company's executive compensation programs and engage with shareholders. On behalf of the Compensation & Benefits Committee, I thank you for your feedback and support.

Sincerely,
Ronald A. Williams
Compensation & Benefits Committee Chairman

2021 Proxy Statement	49

2020 Summary

Our Credo
Guided by Our Credo, our annual and long-term goals promote long-term, sustainable value creation. During 2020, we demonstrated that Johnson & Johnson is built for times like these. We fulfilled Our Credo responsibilities by:
•Ensuring an adequate supply of vital products for our patients, consumers, and healthcare professionals who use our products and rapidly developing a COVID-19 vaccine to be distributed on a not-for-profit basis during the pandemic;
•Protecting the health and safety of our employees, their employment, and their compensation;
•Supporting the global communities in which we live and work by contributing money and personal protective equipment and offering our medical professional employees paid leave to serve in their communities; and
•Providing for our shareholders through continued R&D investment and increased dividends.

2020 Performance and Annual Incentives
We made no changes to our original financial targets due to COVID-19. COVID-19 severely impacted our financial results due to the effect of the decline in elective medical procedures on our Medical Devices business. As a result, our enterprise Operational Sales and Adjusted Operational EPS fell below target. Our adjusted enterprise Free Cash Flow exceeded target.
The Company performed strongly against its original 2020 strategic goals and against goals arising from the pandemic, including: creating a COVID-19 vaccine, protecting our employees, sustaining vital product supply despite significant obstacles in our supply chain, and saving costs.
On February 8, 2021, the Committee and the Board approved 2020 annual incentive payouts at 90.5% of target for the named executive officers based on the Company’s combined financial and strategic performance. We describe our 2020 annual incentive goals and performance under “2020 Annual Incentive Goals and Performance” on pages 51 to 56.

2018-2020 Performance Share Unit (PSU) Payout
We made no changes to our PSU goals and did not adjust our PSU payout due to COVID-19. Due largely to the impact of COVID-19, our 2020 operational sales and 2018-2020 adjusted operational EPS performance fell below target. Our 2018-2020 TSR performance also fell below target. Based on this performance, our 2018-2020 PSUs paid out at 87.5% of target as described under “2018-2020 Performance Share Unit (PSU) Payout” on pages 57 to 59.

Compensation Decisions for 2020 Performance
The Board approved Mr. Gorsky’s 2020 annual incentive payout at 90.5% of target based on the weighted financial and strategic performance of the Company.
The Board approved Mr. Gorsky's long-term incentive award at 125% of target on February 8, 2021 to recognize his contributions during 2020 in executing our key strategic objectives, fulfilling our Credo responsibility to patients, doctors, nurses and employees throughout the pandemic, and leading the development and delivery of the COVID-19 vaccine. The Board believes this long-term incentive award will further align Mr. Gorsky’s and shareholder interests.
After reviewing market data and other factors, the Board kept Mr. Gorsky's salary rate unchanged at $1,650,000 per year.
We describe the performance and compensation of the CEO and our named executive officers on pages 60 to 64.

2020 Shareholder Engagement
Our Lead Director and Management discussed our executive compensation program with our shareholders during our annual engagement cycle as detailed on page 33. Our shareholders support our program and the changes detailed in our 2020 Proxy statement. They also supported our decisions to maintain our 2020 annual and long-term performance goals and make no changes to our program design for 2021. Our 2020 “Say on Pay” vote received approximately 93% support.

Compensation Program Changes in 2020
As detailed in our 2020 Proxy statement, we implemented changes to our annual and long-term incentives and capped the value of personal use of the company car and driver in 2020. We doubled our named executive officers' stock ownership requirements from 6 to 12 times salary for our CEO and from 3 to 6 times salary for our other named executive officers.

50	2021 Proxy Statement

2020 Annual Incentive Goals and Performance
Performance against our Enterprise 2020 Financial Goals (70% weight)

2020 Financial Goals

Our enterprise financial targets align with our pre-COVID-19 guidance to shareholders. We believe this links compensation to how effectively we deliver on our public commitments to our shareholders. We set our goals based on our objective to create long-term sustainable value, our product portfolio and pipeline, and competitive benchmarking. See “Our Annual Incentive Goal Setting Process” on page 55 for details.
We established maximum and threshold payout levels around the financial targets based on a review of historical performance for each metric. If performance falls between threshold and target or between target and maximum, we determine the payout factor using interpolation. If performance falls below threshold for a goal, the percentage earned for that goal is 0%.
For the purposes of assessing performance under our annual incentive program, we make certain adjustments to our financials that have been prepared in accordance with accounting principals generally accepted in the U.S. (GAAP), as detailed on page 56.
We made no changes to our original financial targets due to COVID-19.

2020 Financial Results

COVID-19 severely impacted our financial results in 2020. As a result, our enterprise Operational Sales and Adjusted Operational EPS fell below our pre-COVID-19 financial targets as shown in the table below.
The dramatic decline in elective medical procedures in countries around the world caused our Medical Devices business’s revenue to fall approximately $4 billion below target and its operational net income to fall more than $3 billion below target. Certain segments of our Consumer Health business experienced reduced demand as our customers adapted their behaviors due to COVID-19-related shutdowns and working from home. In addition, we incurred approximately $1.3 billion in costs associated with the development of our COVID-19 vaccine, incremental supply chain expenses, and additional measures to ensure the ongoing health and safety of our employees globally which reduced EPS by approximately $0.40. In total, COVID-19 related items had a net negative EPS impact of approximately $1.20.
Our adjusted enterprise Free Cash Flow exceeded target. We adjusted enterprise Free Cash Flow downward by approximately $2 billion due to the impact of budgeted litigation-related payments that did not occur in 2020 and other adjustments.

2020 Financial Measures	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Results	Calculated Payout	Weighted Payout
Operational Sales ($ millions)	1/3rd	$81,890	$86,200	$90,510	$83,005	62.9%	21.0%
Adjusted Operational EPS	1/3rd	$8.63	$9.08	$9.53	$8.00	0.0%	0.0%
Free Cash Flow ($ millions)	1/3rd	$15,840	$17,600	$19,360	$18,209	134.6%	44.9%
Financial Payout Factor							65.8%

2021 Proxy Statement	51

Performance against our Enterprise Long-Term Strategic Goals (30% weight)

2020 Strategic Goals

The strategic payout factor is determined by the Committee within a range of 0% to 200% based on its evaluation of performance versus our strategic objectives.
Not all strategic goals are measured against quantitative performance criteria, because some are qualitative. The Committee considers both quantitative and qualitative results and applies discretion when evaluating performance and determining the payout factor.

2020 Strategic Performance

In February 2020, the Committee approved strategic goals aligned with long-term, sustainable value creation that fell under four categories: Deliver Excellence in Execution, Create Life-Enhancing Innovation, Empower and Inspire Our Employees, and Key Strategic Priorities. In evaluating our strategic performance, the Committee also considered our performance against goals arising from the COVID-19 pandemic including: creating a COVID-19 vaccine, protecting our employees, sustaining vital product supply to our customers despite significant obstacles in our supply chain, and saving costs.
Based on its evaluation of our performance against our strategic goals, the Committee determined a payout factor of 148% appropriately recognized both the successes and disappointments we experienced during 2020. The Committee’s assessment of our strategic goals and results is shown in the following table.

52	2021 Proxy Statement

2020 Strategic Goals	2020 Assessment Highlights
Deliver Excellence in Execution	•	We met or exceeded all our quality and compliance goals, closing audit remediation gaps and reducing the number of health authority actions.
	•	We met or exceeded most of our supply chain improvement goals, including achieving transformation milestones with projected cost savings exceeding $500 million by 2022 and improving our Consumer Health gross margin by 1.1 percentage points excluding the impact of COVID-19 (compared with 2019).
	•	Three injuries prevented us from meeting our employee safety goals and we did not meet our Medical Devices gross margin improvement goal due to the impact of COVID-19.
	•	We adapted our global supply and distribution network to ensure supplies of our products reach our customers and patients around the world.
	•	We reduced costs by over $1 billion to mitigate the impact of COVID-19 and used part of the savings to fund our COVID-19 vaccine development and safety enhancements at our facilities to protect our employees.

Create Life-Enhancing Innovation	•	We exceeded our product pipeline value goal, with a 16% increase in expected pipeline net present value.
	•	We met our enterprise technology innovation platform advancement goals, enabling reduced R&D cycle time, faster and more diverse recruitment for clinical trials, improved manufacturing yields, and reduced inventory costs.
	•	We met our Lung Cancer Initiative goals despite clinical testing delays caused by COVID-19.
	•	We rapidly developed, tested, manufactured, and received emergency use authorization for a COVID-19 vaccine, which we are providing on a not-for-profit basis during the pandemic. Our vaccine is well tolerated and is the first single-dose vaccine in the fight against COVID-19.

Empower and Inspire Our Employees	•	We met or exceeded our talent pipeline, executive retention, diverse representation, culture of health training, and external reputational goals.
	•	We achieved our best-ever employee engagement survey results with 89% favorable, demonstrating world-class employee engagement and commitment during the pandemic.
	•	We protected the health and safety of our employees (by improving our facilities to comply with new safety requirements), their employment (with no COVID-19 related layoffs), and their compensation (with no salary cuts and employee bonus pools paying out at 100% of target or more). We rewarded our frontline employees with Superhero cash bonuses to recognize their effort and dedication during the pandemic.

Key Strategic Priorities	•	We exceeded our data science and automation capability development goals.
	•	We exceeded our cybersecurity enhancement goals, deploying 100% of our target security technologies at our top manufacturing sites with an emphasis on our COVID-19 vaccine.
	•	We exceeded our goals of establishing enterprise customer plans and partnerships for targeted accounts, acting as a key partner in the deployment of site-of-care strategies.
	•	We partially met our targeted growth rates among our top customers, achieving them in our Consumer Health and Pharmaceuticals businesses, but not achieving them in our Medical Devices business due to the impact of COVID-19.

Strategic Payout Factor		148%

2021 Proxy Statement	53

2020 Annual Incentives

The 2020 annual incentive payouts for our CEO and other named executive officers were based 70% on financial goals and 30% on strategic goals. Messrs. Gorsky, Wolk, Stoffels, and Duato were measured at the enterprise level. Ms. Taubert's financial goals were weighted 75% Pharmaceuticals / 25% enterprise. Her strategic goals were aligned with the Pharmaceuticals business.
Our financial goals are evaluated against identified threshold, target, and maximum levels of performance. Our strategic payout factors are determined by the Committee, in its sole discretion, based on its evaluation of performance versus our strategic goals. In addition, the Committee may adjust individual awards on an exception basis within a range of 0x to 1.2x (subject to the 200% of target maximum).
The payouts can range from 0% to 200% of the target award as illustrated below.

Target Award	X	Payout Factor (70% Financial / 30% Strategic)	=	Payout Range (0% to 200% of Target)

Due to the impact COVID-19 had on our business in 2020 and the united response shown by our leadership team in response to the pandemic, the Committee aligned Ms. Taubert’s annual incentive payout factor with the other named executive officers whose payouts were determined based on enterprise level performance. This reduced Ms. Taubert’s annual incentive payout factor from over 100% to 90.5% of target.

Summary of Enterprise Annual Incentive Payout

The final payout factor for Messrs. Gorsky, Wolk, Stoffels and Duato, and Ms. Taubert, is shown in the table below.

	Weight	2020 Payout Factors	Weighted Payout
Financial	70.0%	65.8%	46.1%
Strategic	30.0%	148.0%	44.4%
Overall Enterprise Payout Factor			90.5%

54	2021 Proxy Statement

Our Annual Incentive Goal Setting Process

In the fall, we undertake a rigorous planning process to develop our goals for the coming year. Our financial goals are used to develop the estimates that we provide to the investment community, are aligned with our long-term strategic plan and promote long-term, sustainable value creation. The principles we follow in setting our financial targets are:

●	Operational Sales: Align with our strategic objective to exceed market growth using the breadth of our portfolio.
●	Adjusted Operational EPS: Consider our strategic plan, financial principles, competitive position, and investment strategies.
●	Free Cash Flow: Target specific levels of productivity and adjust for significant events as needed.

We set our 2020 operational sales growth goal considering:

●
Growth of key platforms across our portfolio and additional selling days due to the 53rd week partially offset by strategic SKU rationalization in our Consumer Health business and anticipated headwinds in our Pharmaceuticals business due to certain losses of exclusivity and competition from biosimilars and generics.

We set our 2020 adjusted operational EPS growth goal considering:

●	The planned 2020 operational sales items noted above in addition to consideration of an additional full week of expenses associated with the 53rd week.

We set our 2020 free cash flow goal considering:

●	Our productivity in generating free cash flow from net income.
●	Adjustments for significant events.

We made no changes to our original financial targets due to COVID-19.

2021 Proxy Statement	55

Details on Non-GAAP Performance Measures

•
Operational Sales Growth: Operational sales growth is the sales increase due to volume and price, excluding the effect of currency translation. The following is a reconciliation of operational sales to reported sales (the most directly comparable GAAP measure).

($ millions)
		2020 Reported Sales	$82,584
		Currency Translation	421
		2020 Operational Sales	$83,005

•
Free Cash Flow: Free cash flow is the net cash from operating activities less additions to property, plant and equipment. For 2020 annual incentive purposes, we adjusted enterprise Free Cash Flow downward approximately $2 billion to take out the impact of budgeted litigation-related payments that did not occur in 2020 and other adjustments. The figures are rounded for display purposes.

		Cash flow from operating activities	$23.5 billion
		Additions to property, Plant and equipment	($3.3) billion
		Free Cash Flow	$20.2 billion
		Adjustments	($2.0) billion
		Adjusted Free Cash Flow	$18.2 billion

•	Adjusted Operational EPS Growth: Adjusted EPS and adjusted operational EPS are non-GAAP financial measures.
	•	See Exhibit 99.2 to the Company’s Current Report on Form 8-K dated January 26, 2021 and “Reconciliation of Non-GAAP Financial Measures” of our 2020 Annual Report included in our proxy materials for a breakout of special items and intangible amortization expense.
	•	Adjusted operational EPS growth also excludes the effect of currency translation.
	•	Below is a reconciliation of diluted EPS (the most directly comparable GAAP measure) to adjusted EPS and adjusted operational EPS.

2020 Actual $ per share
		Diluted EPS Special Items and Intangible Amortization Expense	$5.51 2.52
		Adjusted EPS Currency Translation	8.03 (0.03)
		Adjusted Operational EPS	8.00

56	2021 Proxy Statement

2018-2020 Performance Share Unit (PSU) Payout

PSU Performance versus Goals for Performance Periods Completed in 2020

COVID-19 severely impacted our financial results in 2020. As a result, our 2020 operational sales and 2018-2020 adjusted operational EPS performance fell below target. Our 2018-2020 TSR compound annual growth rate also fell below target as shown in the table below.

PSU Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Calculated Payout
2020 Operational Sales ($ millions)	$81,890	$86,200	$90,510	$83,005	62.9%
2018-2020 Cumulative Adjusted Operational EPS	$22.34	$24.82	$27.30	$24.07	84.9%
2018-2020 Relative TSR (CAGR)	10% points below Composite	Equal to Composite	10% points above Composite	8.1 % points below Composite	59.5%
Note: Operational sales and cumulative adjusted operational EPS are non-GAAP measures. See page 59 for details.
If performance falls between threshold and target or between target and maximum, we determine the percentage of target earned using interpolation. If performance is below threshold for a goal, the percentage of target earned for that goal is 0%. If TSR is negative, the percentage of target earned based on TSR performance would be capped at 100%.

2018-2020 Operational Sales Performance versus PSU Goals

Our 2018-2020 operational sales performance was measured against three equally weighted 1-year sales goals. The weighted 2018-2020 operational sales payout is shown in the table below.

2018-2020 Operational Sales Payout	2018 (1/3rd Weight)	2019 (1/3rd Weight)	2020 (1/3rd Weight)	Weighted Payout
Payout (% of target)	145.3%	145.9%	62.9%	118.0%
Note: Details on the 2018 and 2019 goals and performance are included on page 53 and page 59 of our 2019 and 2020 Proxy statements respectively.

2018-2020 PSU Payout as a Percent of Target

Our 2018-2020 Performance Share Units (PSUs) paid out at 87.5% of target as shown in the table below.

PSU Measure	Weight	Calculated Payout	Weighted Payout
Operational Sales	1/3rd	118.0%	39.3%
2018-2020 Cumulative Adjusted Operational EPS	1/3rd	84.9%	28.3%
2018-2020 Relative TSR	1/3rd	59.5%	19.8%
PSU Payout Factor			87.5%
Note: Sum of individual components may not reflect total payout factor due to rounding.

2021 Proxy Statement	57

Our PSU Goal Setting Process

Our PSU goals are based on our long-term strategic plan, promote long-term, sustainable value creation, and take into account our product portfolio and pipeline, anticipated healthcare market growth, and other external factors, including the competitive landscape.
Cumulative Adjusted Operational EPS: The EPS goal is set based on:

●	The operational EPS guidance for the first year, which is provided to the investment community.
●	Sales and EPS targets included in our strategic plan for the second and third years of the performance period.
●	Analysts’ expectations for the Company and the Competitor Composite Peer Group.
●	An EPS growth to sales growth multiple aligned with a long-term goal of growing net income faster than sales.

Relative Total Shareholder Return (TSR): The 3-year relative TSR goal is set to meet the performance of our Competitor Composite Peer Group, which undergoes annual review. See page 73 for more information on our Competitor Composite Peer Group.
Operational Sales: Beginning with awards made in February 2020, one-year operational sales is not a PSU performance measure. For PSUs granted prior to 2020, our annual operational sales goals were based on actual sales from the prior year and then aligned to the Company’s annual operational sales growth guidance. Currency had a negative impact of approximately $1.8 billion on the 2019 sales base used to set the 2020 operational sales growth goal. The following table shows the 2019 operational and reported sales, the 2019 impact of currency, and the 2020 operational sales goal. We discuss our 2020 operational sales growth goal setting on page 55.

($ millions)
Base Year Sales
2019 Operational Sales	$83,881
Currency Translation	($1,822)
2019 Reported Sales	$82,059
2020 Operational Sales Goal
2020 Operational Sales Growth Goal	5.0%
2020 Operational Sales Goal	$86,200

58	2021 Proxy Statement

Details on Non-GAAP PSU Performance Measures

2020 Operational Sales Performance: Operational sales growth is the sales increase due to volume and price, excluding the effect of currency translation. The following is a reconciliation of operational sales to reported sales (the most directly comparable GAAP measure).

($ millions)
2020 Reported Sales	$82,584
Currency Translation	421
2020 Operational Sales	$83,005

2018-2020 Cumulative Adjusted Operational EPS Performance: The following is a reconciliation of 2018-2020 cumulative reported EPS to cumulative adjusted operational EPS:

($)
Reported EPS	$16.75
Special Items and intangible amortization expense	8.14
Non-GAAP EPS	24.89
Currency Translation	0.08
PSU Plan Adjustments	(0.90)
Cumulative Adjusted Operational EPS	$24.07

See Exhibit 99.2 to the Company’s Current Report on Form 8-K dated January 26, 2021 and “Reconciliation of Non-GAAP Financial Measures” of our 2020 Annual Report included in our proxy materials for a breakout of special items and intangible amortization expense.
PSU plan adjustments: (1) significant acquisitions, divestitures, share repurchases, and changes in accounting rules or tax laws that impact adjusted operational EPS results by more than 1%; and (2) earnings from products that were not approved when the targets were set.

2018-2020 Relative TSR Performance (calculated using trailing 20-day average closing stock prices):

TSR from January 1, 2018 to December 31, 2020	(%)
Johnson & Johnson	5.8%
Competitor Composite Peer Group	13.9%
Relative TSR Performance (J&J minus Competitor Composite)	(8.1%) points

2021 Proxy Statement	59

CEO Performance and Compensation Decisions

Alex Gorsky: Chairman, Board of Directors and Chief Executive Officer

Performance

The Board based its assessment of Mr. Gorsky’s 2020 performance primarily upon its evaluation of the Company’s performance. The Company’s 2020 performance is summarized under “2020 Annual Incentive Goals and Performance” on pages 51 through 56.
COVID-19 severely impacted our financial results due to the effect of the dramatic decline in elective medical procedures on our Medical Devices business. As a result, our enterprise Operational Sales and Adjusted Operational EPS fell below our pre-COVID-19 financial targets. Our adjusted enterprise Free Cash Flow exceeded target.
The Company had strong performance against its original strategic goals in 2020 and against goals arising from the COVID-19 pandemic including: developing a COVID-19 vaccine, protecting our employees, sustaining vital product supply to our customers despite significant obstacles in our supply chain, and saving costs.
In addition to our Company’s overall performance, the Board evaluated Mr. Gorsky’s performance against a set of strategic priorities. Mr. Gorsky:

●	Improved our longer-term financial outlook by rethinking strategic financial moves, borrowing at historically low interest rates, and investing in the development of a COVID-19 vaccine.
●	Led the adaptation of our Supply Chain during the pandemic to allow for continued excellence in execution.
●	Advanced year-over-year capital allocation across R&D, acquisitions, and dividends to shareholders.
●	Sharpened our focus on data science, automation, and cybersecurity.

Compensation Decisions for 2020 Performance:

The Board approved Mr. Gorsky’s 2020 annual incentive at 90.5% of target based on the weighted financial and strategic performance of the Company (as summarized under “2020 Annual Incentive Goals and Performance” on pages 51 through 56).
The Board approved Mr. Gorsky's long-term incentives at 125% of target on February 8, 2021 to recognize his contributions during 2020 in executing the Company’ key strategic objectives, fulfilling our Credo responsibility to patients, doctors, nurses and employees throughout the pandemic, and leading the development and delivery of the COVID-19 vaccine. The Board believes the long-term incentives will further align Mr. Gorsky’s and shareholder interests.
The Board kept Mr. Gorsky's salary rate unchanged at $1,650,000 per year. His salary rate has remained the same since 2018.
Mr. Gorsky’s total direct compensation for 2018-2020 is displayed in the table below.

	2018		2019		2020
	Amount ($)	Percent of Target (%)	Amount ($)	Percent of Target (%)	Amount ($)	Percent of Target (%)
Salary Earned	$1,642,308		$1,650,000		$1,650,000
Annual Incentive Payout	3,030,000	105%	3,120,000	108%	2,610,000	90%
Long-Term Incentive Awards	13,500,000	105%	14,610,000	108%	16,900,000	125%
Total Direct Compensation	$18,172,308		$19,380,000		$21,160,000

Please see pages 62 to 64 for details on the awards and total direct compensation.

60	2021 Proxy Statement

Other Named Executive Officer Performance

The Compensation & Benefits Committee based its assessment of each of the other named executive officers upon its evaluation of the Company’s performance and the individual performance of each named executive officer. Each of the named executive officers contributed to the Company’s performance as a member of the Executive Committee and as a leader of a business or a function. See pages 51 through 56 for the Committee’s evaluation of the Company’s performance for 2020.

Joseph Wolk
Executive Vice President, Chief Financial Officer
In addition to his contribution to our Company’s overall performance, Mr. Wolk:
•	Implemented actions, policies, and strategies to enhance disciplined financial management and transparency to shareholders despite the challenges of COVID-19.
•	Drove value-creation across our businesses through collaboration with leadership.
•	Managed capital deployment of more than $7 billion for acquisitions that solidified the future product pipeline across all segments.

Paulus Stoffels, M.D.
Vice Chairman of the Executive Committee, Chief Scientific Officer
In addition to his contribution to our Company’s overall performance, Dr. Stoffels:
•	Delivered robust pharmaceutical pipeline growth and helped shift Medical Devices towards transformational innovation with our robotics / digital surgery platforms.
•	Accelerated innovative product development, contributing to the receipt of key regulatory approvals and program advancements.
•	Led the development of our COVID-19 vaccine with the goal of delivering one billion doses during 2021.

Joaquin Duato
Vice Chairman of the Executive Committee
In addition to his contribution to our Company’s overall performance, Mr. Duato:
•	Led the internal working group responding to COVID-19 to ensure business continuity, develop agile approaches, promote employee safety, and navigate vaccine governance issues.
•	Delivered above-plan growth in Pharmaceuticals and led Consumer Health to an enhanced profitability position through the execution of our new strategy and transformation.
•	Oversaw substantial Supply Chain and Technology initiatives in response to COVID-19 to harness Data Science and other digital tools to accelerate business outcomes and minimize disruption to customers and employees.

Jennifer Taubert
Executive Vice President, Worldwide Chairman, Pharmaceuticals
In addition to her contribution to our Company’s overall performance, Ms. Taubert:
•	Exceeded all Pharmaceuticals financial targets and executed significant licensing and acquisition deals.
•	Collaborated internally and with external industry partners, governments, and health authorities to enable our commitment to deliver a COVID-19 vaccine during 2021.
•	Advanced the product pipeline, employing a disciplined portfolio management strategy to optimize return on investment through new product launches and line extensions.

2021 Proxy Statement	61

Compensation Decisions for 2020 Performance

Our Compensation Decision Process

In January and February of each year, we assess the performance of our named executive officers and we determine the:

●	Annual incentive payout for the prior year’s performance,
●	Long-term incentives granted in the first quarter of the year based on the prior year's performance, and
●	Salary rate for the upcoming year.

The independent Directors approve the compensation decisions for the Chairman/CEO. The Compensation & Benefits Committee approves the compensation decisions for all other named executive officers.
In the tables below and through page 64, we summarize the decisions regarding the annual incentives, long-term incentive awards, and salary rates. We also show the 2020 total direct compensation. We believe that these tables best summarize the actions taken on the named executive officers’ compensation for the performance year.

2020 Total Direct Compensation

In the table below, we show the salary paid during 2020 and the annual incentive and long-term incentive grant approved on February 8, 2021 for performance in 2020 for each named executive officer.

A	B	C	D	E
	Cash		Equity
Name	Salary Earned ($)	Annual Incentive ($)	Long-Term Incentive ($)	Total Direct Compensation ($)
A. Gorsky	$1,650,000	$2,610,000	$16,900,000	$21,160,000
J. Wolk	885,385	1,020,000	5,630,000	7,535,385
P. Stoffels	1,222,500	1,380,000	8,560,000	11,162,500
J. Duato	1,021,538	1,170,000	7,980,000	10,171,538
J. Taubert	884,615	815,000	5,710,000	7,409,615

Salary Earned (Column B)
Column B includes the base salaries paid during 2020.
Annual Incentive (Column C)
The Board and the Committee approved 2020 annual incentives on February 8, 2021 of 90.5% of target for the named executive officers as summarized under “2020 Annual Incentive Goals and Performance” on pages 51 through 56. See the “2020 Grants of Plan-Based Awards” table on page 88 for the target amounts.
Long-Term Incentive Awards (for 2020 performance) (Column D)
The Board and the Committee approved long-term incentive awards on February 8, 2021 (ranging from 125% to 155% of target) to the named executive officers based on their 2020 performance, impact on the Company’s long-term results, competitive market data, and long-term potential within the organization.
The Board and the Committee recognized the named executive officers’ contributions in 2020 in executing the Company’s key strategic objectives, fulfilling Our Credo responsibilities to patients, doctors, nurses and employees, and developing and delivering the COVID-19 vaccine. The Board and Committee considered the following in their decision:

●	These awards will further align executive and shareholder interests.
●	There were no modifications to the financial goals in the 2020 annual incentive or the outstanding PSU awards.
●	The Pharmaceuticals and Consumer Health businesses exceeded their financial goals despite the impact of COVID-19.

62	2021 Proxy Statement

In the table below, we show: the total long-term incentive awards granted; the weighting of performance share units (PSUs), options, and restricted share units (RSUs); and the individual award values.

Name	PSUs ($)	Options ($)	RSUs ($)	Total Long-Term Incentives ($)
Award Weight	60%	30%	10%	100%
A. Gorsky	$10,140,000	$5,070,000	$1,690,000	$16,900,000
J. Wolk	3,378,000	1,689,000	563,000	5,630,000
P. Stoffels	5,136,000	2,568,000	856,000	8,560,000
J. Duato	4,788,000	2,394,000	798,000	7,980,000
J. Taubert	3,426,000	1,713,000	571,000	5,710,000
In the table below, we show the number of shares of PSUs, options, and RSUs granted. We determine the number of units or options for each type of long-term incentive by dividing the dollar amount by the value per unit (or option) and rounding to the nearest whole unit or option. See the table on page 64 for details on the value of our 2021 long-term incentive awards.

Name	PSUs (#)	Options (#)	RSUs (#)
Value Per Unit or Option	$152.720	$20.858	$152.720
A. Gorsky	66,396	243,072	11,066
J. Wolk	22,119	80,976	3,686
P. Stoffels	33,630	123,118	5,605
J. Duato	31,351	114,776	5,225
J. Taubert	22,433	82,127	3,739

2021 Salary Rates

We do not guarantee annual salary increases and they are not automatic. The Board and the Committee reviewed performance, market data, responsibilities, and experience in determining the base salary rates for our named executive officers. Based on these factors, the Board and Committee kept the salary rates for Mr. Gorsky, Dr. Stoffels, and Mr. Duato unchanged and adjusted the salary rates for Mr. Wolk and Ms. Taubert.
The following table shows the annual base salary rate approved for each named executive officer. The annual base salary rates are all effective as of February 22, 2021.

Name	2020 Base Salary Rate ($)	2021 Base Salary Rate ($)
A. Gorsky	$1,650,000	$1,650,000
J. Wolk	900,000	945,000
P. Stoffels	1,222,500	1,222,500
J. Duato	1,030,000	1,030,000
J. Taubert	900,000	945,000

2021 Proxy Statement	63

Details on 2021 Long-Term Incentive Value per Unit or Option

We used $152.72 per unit to determine the number of PSUs. This is the same as the RSU value and equals the value of a PSU assuming 100% of target performance is achieved.
We determined the grant date value for the RSUs based on the average of the high and low prices of our common stock on the NYSE on the grant date discounted by the expected dividend yield because dividends are not paid on RSUs prior to vesting.
We valued the options using the Black-Scholes model with the assumptions below.
We used the same grant date, common stock fair market value and dividend yield assumptions to calculate the values of the options and RSUs shown in the table below.

Assumptions used for RSU and Option Calculations
Grant Date	2/8/2021
Common Stock Fair Market Value (average of the high and low prices on the NYSE)	$164.62
Dividend yield	2.50%

Value per RSU	$152.720

2021 Option Value
Exercise Price	$164.62
Risk Free Rate (determined based on U.S. treasury rate of seven years)	0.83%
Expected Volatility (calculated using blended historical average volatility and implied volatility on at-the-money, 2-year, traded options)	18.59%
Expected Life in years (calculated based on historical data)	7.00
Value per Option	$20.858

64	2021 Proxy Statement

2020 Say on Pay Results and Shareholder Engagement
2020 Say on Pay Results: In 2020, we held our annual advisory vote to approve named executive officer compensation, commonly known as “Say on Pay.” Approximately 93% of the votes were cast in favor of our executive compensation program as disclosed in our 2020 Proxy Statement. We believe this strong support resulted from our direct engagement with our shareholders, the changes we made to our executive compensation program in response to their feedback, and the alignment of our named executive officers' pay with our short and long-term performance.
2020 Shareholder Outreach: During 2020, we discussed a wide range of corporate governance, environmental, social, compensation, and public policy issues with our shareholders. We describe our shareholder engagement under “Shareholder Engagement” on page 33.
Our investors generally support the overall design of our executive compensation program with its focus on performance-based and long-term, equity-based compensation that aligns with our shareholders’ interests. They also supported the changes to our annual and long-term incentives detailed in our 2020 Proxy statement.
We discussed the impact of COVID-19 on our executive compensation programs, payouts, and design with many shareholders. We also discussed the importance of digesting the significant changes to our programs we made in 2020. Our investors supported our decisions to make no changes to our annual and long-term incentive performance goals and to make no changes to our annual and long-term incentive design for 2021.
Changes in 2020: During 2020, we implemented the changes to our annual and long-term incentives and capped the value of personal use of the company car and driver as detailed in our 2020 Proxy statement. In addition, we doubled our named executive officers' stock ownership requirements from 6 to 12 times salary for our CEO and from 3 to 6 times salary for our other named executive officers.

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Executive Compensation Philosophy
Key Features of our Executive Compensation Program
We believe that our executive compensation program includes key features that align the interests of the named executive officers with our shareholders and does not include features that could misalign their interests.

What We Do		What We Don't Do

✓	Align CEO pay with Company performance	✗	No automatic or guaranteed annual salary increases
✓	Align the majority of named executive officer pay with shareholders through long-term incentives	✗	No guaranteed annual or long-term incentive awards
✓	Balance short-term and long-term incentives	✗	No above-median targeting of executive compensation
✓	Cap incentive awards	✗	No change-in-control benefits
✓	Require executives to own significant amounts of Company stock	✗	No tax gross-ups (unless they are provided pursuant to our standard relocation practices)
✓	Employ a compensation recoupment policy applicable to our named executive officers	✗	No option repricing without shareholder approval
✓	Actively engage with our shareholders	✗	No hedging, pledging or short selling of Company stock
✓	Engage an independent compensation consultant reporting directly to the Committee	✗	No long-term incentive backdating
		✗	No dividend equivalents on unvested long-term incentives

Guiding Principles
We design our executive compensation programs to achieve our goals of attracting, developing, and retaining global business leaders who can drive financial and strategic growth objectives and build long-term shareholder value. We use the following guiding principles to design our compensation programs:

●	Pay for Performance: We tie annual incentive payouts and long-term incentive grants to the performance of: our Company, the individual’s business unit or function, and the individual.
●
Accountability for Short-Term and Long-Term Performance: We structure performance-based compensation to reward an appropriate balance of short-term and long-term financial and strategic business results, with an emphasis on managing the business for long-term results.
Our Board is responsible for oversight of risk management (including product development, supply chain, and quality risks) as described under “Oversight of Our Company” on pages 24 through 32. Our compensation program’s emphasis on long-term value helps to reduce the possibility that our executives make excessively risky business decisions that could maximize short-term results at the expense of long-term value.

●	Alignment to Shareholders’ Interests: We structure performance-based compensation to align the interests of our named executive officers with the long-term interests of our shareholders.
●	Competitiveness: We compare our practices against appropriate peer companies that are of similar size and complexity, so we can continue to attract, retain, and motivate high-performing executives.

66	2021 Proxy Statement

Components of Executive Compensation
Base Salary, Annual Incentive, and Long-Term Incentives
Below we describe the components of our total direct compensation, how we determine their size, and why we pay them.

Component	Form	Vesting / Performance Period	How Size is Determined			Why We Pay Each Component

Base Salary	Cash	Ongoing	●	We base salary rates on:		●	Recognize job responsibilities
				●	Competitive data
				●	Scope of responsibilities
				●	Work experience
				●	Time in position
				●	Internal equity
				●	Individual performance

Annual Incentive	Cash	1 year	●	We set target awards as a percent of salary based on competitive data		●	Motivate attainment of our near-term priorities, consistent with our long-term strategic plan
			●	We determine award payouts based on business and individual performance

Long-Term Incentives	Equity	3 years (options: 10-year term)	●	We set target awards as a percent of salary based on competitive data		●	Motivate attainment of our long-term goals, TSR, and share price growth
			●	We grant long-term incentives based on business and individual performance, contribution, and long-term potential		●	Retain executives
			●	We determine payouts based on achievement of long-term operational goals, TSR, and share price appreciation

2021 Proxy Statement	67

Long-Term Incentives
Below we describe the forms of long-term incentives we use for our named executive officers, their weighting, performance periods, how the payouts are determined, and why we use them.

Long-Term Incentive Form	Mix	Vesting / Performance Period		How Payouts are Determined		Why We Use Them

Performance Share Units	60%	●	0% to 200% vested 3 years after grant	●	1/2 Earnings per Share: 3-year Cumulative Adjusted Operational EPS	●	Aligns with our long-term objective of growing quality earnings
				●	1/2 Relative Total Shareholder Return: 3-year Compound Annual Growth Rate versus the Competitor Composite peer Group	●	Reflects overall TSR outcomes relative to our competitors
				●	Share price	●	Ties PSU value directly to the share price

Options	30%	●	100% vested 3 years after grant	●	Share price appreciation	●	Motivates share price appreciation over the long-term
		●	10-year term			●	Reinforces emphasis on long-term growth aligned with our objectives

Restricted Share Units	10%	●	100% vested 3 years after grant	●	Share price	●	Ties RSU value directly to the share price

Notes:

●	PSU awards prior to February 2020 were based on 1/3 operational sales, 1/3 cumulative adjusted operational EPS, and 1/3 relative TSR.
●	Operational sales and cumulative adjusted operational EPS are non-GAAP measures. See page 59 for details.
●	No dividend equivalents are paid on our PSUs, options, or RSUs.

68	2021 Proxy Statement

Long-Term Incentive Vesting and Treatment upon Termination
Our long-term incentives vest 100% on the third anniversary of the grant date. In addition, we do not pay out our PSUs until we determine the percent of target PSUs that have been earned based on performance.
The treatment of our long-term incentives upon termination varies depending on the termination circumstances, as follows:

Termination	Eligibility		Eligible Named Executive Officers	Voluntary Termination	Involuntary Termination Without Cause	Involuntary Termination with Cause		Death	Disability

Qualifying Separation	●	Termination of employment at age 62 or later, or	Gorsky Stoffels Duato Taubert	●	Grants within 6 months prior to termination would be forfeited.	●	All vested and unvested equity awards would be forfeited.	●	All equity awards would become vested on the termination date.
	●	Termination of employment after attainment of age 55 and at least 10 years of service with at least 5 years of consecutive service immediately before termination of employment.		●	Other equity awards would become vested on their normal vesting dates.			●	Options would remain exercisable for their remaining terms.
				●	Options would remain exercisable for their remaining terms.			●	Accelerated PSUs would be paid out at 100% of target with a “top up” at the end of the performance period if the payout exceeds target.
Non-Qualifying Separation (age 55-61)	●	Termination of employment after attainment of age 55, but before age 62 and without meeting the service requirements for Qualifying Separation.		●	All unvested equity incentives would be forfeited.
				●	Vested options would remain exercisable for up to three years.
Non-Qualifying Separation (Under age 55)	●	Termination of employment before attainment of age 55.	Wolk	●	All unvested equity incentives would be forfeited.
				●	Vested options would remain exercisable for up to three months.

2021 Proxy Statement	69

Non-Competition and Non-Solicitation

Long-term incentive awards are subject to forfeiture and repayment provisions if an employee violates non-competition or non-solicitation agreements, as follows:

Competition with the Company		Impact on Long-Term Incentive Awards
●	Violating the non-competition provisions of the award agreement during employment or within 18 months of termination.	●	Forfeit vested and unvested PSUs, options, and RSUs.
●	Violating any other non-competition or non-solicitation agreement an employee has with the Company.	●	Repay any PSUs or RSUs vested or options exercised within the 12 months prior to the violation.

Involuntary Termination due to Specified Divestiture or Reduction in Force

●	Specified Divestiture: A divestiture where the acquirer does not replace the awards that would be forfeited.
●	Reduction in Force: A termination of employment due to position elimination or plant closing.

Long-term incentive awards are pro-rated and vested in the event of a Specified Divestiture or Reduction in Force, as follows:

●	Pro-ration: Awards would be prorated in proportion to the time worked during the vesting period.
●
Vesting: PSU and RSU awards would become available on their normal vesting dates. Option vesting would be accelerated as of the date of termination and the options would remain exercisable for up to three months.

●
Coordination with Qualifying Separations: If an employee’s termination is also a Qualifying Separation, any of the employee’s awards that would have been forfeited because they were granted within 6 months prior to termination would receive the pro-ration and vesting treatment described above.

Executive Perquisites & Other Benefits

Our named executive officers participate in the same employee benefits provided to all other non-union U.S. employees. In addition, they participate in the following benefits and perquisites:

●
Executive Life Insurance: Effective January 2015, we closed this program to new participants. We grandfathered prior participants. Messrs. Gorsky and Wolk, Dr. Stoffels, and Ms. Taubert participated in the program in 2020.

●
Personal Use of Company Aircraft and Cars: Our named executive officers may use Company aircraft for limited personal travel and Company cars and drivers for commuting and other personal transportation. These perquisites are intended to enhance productivity, minimize distractions, and ensure the safety of our executives

The incremental cost to the Company to provide these perquisites is included in the perquisites and other personal benefits detail on page 87. These values are not paid to our named executive officers.
Beginning in 2020, we capped the value of the car and driver perquisite for our Executive Committee members at $24,999 annually. Amounts in excess of $24,999 must be reimbursed by the executive.
●	Home Security: We reimburse limited home security system related fees.

We detail the executive life insurance premiums paid, values of personal use of Company aircraft and cars, and home security related costs in the All Other Compensation detail on pages 86 through 87. Our named executive officers pay the income taxes due on the value of these benefits and perquisites.

70	2021 Proxy Statement

Compensation Target Setting Process and Pay Position

Before each year begins, we set compensation targets to ensure that we can compete for talent and to maintain internal equity among positions with similar responsibilities. We conduct an annual review of publicly available information and executive compensation surveys to determine current pay levels among the Executive Peer Group. The Committee reviews market data to understand how our target pay levels compare to benchmark positions, but does not target total compensation to a specific percentile of the Executive Peer Group.

2020 Pay Mix at Target

Our pay mix at target for our named executive officers is a result of our compensation targets that emphasize long-term versus short-term compensation.

2020 PAY MIX AT TARGET
75%
Long-Term Incentives
69%
16%
Annual Incentive
17%
9%
Base Salary
14%
CEO
Other Named Executive Officers

2021 Proxy Statement	71

Peer Groups for Pay and Performance
We use two peer groups for executive compensation:

●	Executive Peer Group: We use the Executive Peer Group to assess the competitiveness of the compensation of our named executive officers.
●	Competitor Composite Peer Group: We use the Competitor Composite Peer Group to evaluate the relative performance of our Company.
As described below, the two peer groups vary because executive compensation levels and practices are influenced by business complexity and company size. Most of our business competitors are smaller than Johnson & Johnson or even each of our individual businesses.

Executive Peer Group

The Committee compares our executive compensation levels and practices to those of the Executive Peer Group companies. It consists of companies that generally: are similar to Johnson & Johnson's size and scope; have executive positions similar to ours; and compete with us for executive talent. The Committee reviews the composition of the Executive Peer Group annually.
We compare our salaries, annual incentives, long-term incentives, total direct compensation, benefits, perquisites and other compensation to the Executive Peer Group companies.
We do not include non-U.S. companies because comparable compensation data for the named executive officers is not available. We also do not include companies in industries whose compensation programs are not comparable to our programs, such as the financial services or oil and gas industries.
The following table lists the 2020 Executive Peer Group companies, their business characteristics, and Johnson & Johnson’s rankings among these companies. Each company’s figures are for the most recent four fiscal quarters. Market capitalization is as of December 31, 2020. Johnson & Johnson ranks in the top quartile of the peers for revenue, net income, and market capitalization.

Company (Ticker Symbol)	Revenue ($ millions)	Net Income ($ millions) (1)	Market Cap ($ billions)	Common Industry (Y/N)(2)	Gross Margin (>40%)	EBIT Margin (>10%)(3)	Inter-national Sales (> 33%)	Business Complexity(4)	R&D % of Sales (>or = 5%)
3M Company (MMM)	$32,184	$5,384	$101	✓	✓	✓	✓	✓	✓
Abbott Laboratories (ABT)	34,608	4,495	194	✓	✓	✓	✓	✓	✓
Abbvie (ABBV)	45,804	4,616	189	✓	✓			✓	✓
AT&T (T)	171,760	(5,176)	205		✓			✓
The Boeing Company (BA)	58,158	(11,873)	121				✓	✓
Cisco Systems, Inc. (CSCO)(5)	48,026	10,129	189		✓	✓	✓	✓	✓
The Coca-Cola Company (KO)	33,014	7,747	236	✓	✓	✓	✓
General Electric Company (GE)	79,619	5,704	95	✓		✓	✓	✓
Intel Corporation (INTC)	77,867	20,899	204		✓	✓	✓	✓	✓
Intl Business Machines Corporation (IBM)	73,620	5,590	112		✓		✓	✓	✓
Medtronic, plc. (MDT)(5)	27,927	2,892	158	✓	✓		✓	✓	✓
Merck & Co., Inc. (MRK)	47,994	7,067	207	✓	✓	✓	✓	✓	✓
Microsoft Corporation (MSFT)(6)	153,284	51,310	1,682	✓	✓	✓	✓	✓	✓
PepsiCo, Inc. (PEP)	70,372	7,120	205	✓	✓	✓	✓
Pfizer Inc. (PFE)	41,908	9,616	205	✓	✓	✓	✓	✓	✓
The Procter & Gamble Company (PG)(6)	73,975	13,848	345	✓	✓	✓	✓	✓
Raytheon Technologies Corporation (RTX)	56,587	(3,519)	109					✓
Johnson & Johnson (JNJ)	82,584	14,714	414	✓	✓	✓	✓	✓	✓
Johnson & Johnson's Ranking	3rd	3rd	2nd
Johnson & Johnson's Percentile Rank	88%	88%	94%
(1)     Net Income reflects Net Income (Loss) attributable to company shareholders.
(2)     Common Industry means that the company is in an industry similar to one of Johnson & Johnson’s business segments: pharmaceutical, medical devices or consumer packaged goods.
(3)     Earnings Before Interest and Tax (EBIT) is calculated as Income Before Tax (IBT) minus Net Interest Expense.
(4)    Business Complexity means the company is a complex organization with multiple product lines.
(5)     Used last four calendar quarters ending February 23, 2021 for Medtronic, PLC and January 23, 2021 for Cisco Systems, Inc.
(6)     Used last four calendar quarters ending December 31, 2020 for The Procter & Gamble Company and Microsoft Corporation.

72	2021 Proxy Statement

Competitor Composite Peer Group

The Committee compares overall Company performance to the weighted performance of the Competitor Composite Peer Group companies. For example, when we set the sales goals for our businesses, we compare the sales of our individual businesses to the total sales of their industry competitors. For the TSR component of our PSUs, we weight the TSR within the three business groups by market capitalization and weight the three business groups using our sales mix each year. We include each of the peer companies in only one of the business groups for the TSR comparison.
These companies compete with one or more of our three businesses. We evaluate the peer group on an ongoing basis and update it as necessary. We select the companies based on the following criteria and financial metrics:

●	Product Relevance
●	Financial Comparison: Sales growth, net income growth and margin, EPS growth, and TSR
●	Global Presence

The following table lists the 2020 Competitor Composite Peer Group companies by business.

Pharmaceuticals		Medical Devices		Consumer Health

●	AbbVie Inc.	●	Alcon, Inc.	●	Beiersdorf AG
●	Amgen Inc.	●	Boston Scientific Corporation	●	Bayer AG (Consumer Healthcare)
●	AstraZeneca PLC	●	The Cooper Companies, Inc
●	Bristol-Myers Squibb Company	●	Intuitive Surgical, Inc.	●	Colgate-Palmolive Company
●	Eli Lilly and Company	●	Medtronic, PLC	●	GlaxoSmithKline plc (Consumer Healthcare)
●	GlaxoSmithKline plc	●	Smith & Nephew plc
●	Merck & Co., Inc.	●	Styker Corporation	●	The L'Oréal Group
●	Novartis AG	●	Zimmer Biomet Holdings, Inc.	●	Pfizer Inc. (Consumer Healthcare)
●	Pfizer Inc.
●	Roche Holding AG (Pharma Rx only)			●	The Procter & Gamble Company

●	Sanofi			●	Reckitt Benckiser Group plc
				●	Sanofi (Consumer Healthcare)
				●	Unilever plc

2021 Proxy Statement	73

Compensation Decision Process
Importance of Our Credo Values in Assessing Performance
Since 1943, Our Credo has guided us in fulfilling our responsibilities to our customers, employees, communities, and shareholders. In assessing our named executive officers’ contributions to the Company's performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved. It considers whether the decisions and actions leading to the results were consistent with the values embodied in Our Credo and the long-term impact of their decisions.
Credo-based behavior is not something that can be precisely measured. Thus, there is no formula for how Credo-based behavior can, or will, impact an executive’s compensation. The Committee and the Chairman/CEO use their judgment and experience to evaluate whether an executive’s actions were aligned with Our Credo values.

Assessing "The What" and "The How"

We evaluate the performance of our named executive officers based on what objectives they have accomplished and how they have accomplished them.
•	The “What”: We evaluate each of them against financial and strategic goals for the Company and for the business or function that they lead.
•	The “How”: We also consider how they accomplished their goals. This includes whether the executive achieves business results in a manner that is consistent with the values embodied in Our Credo.
During the first quarter:
•	The Committee reviews the financial and strategic goals for the Company and each of the businesses for the current year.
•	The Chairman/CEO provides his assessment to the Committee of “the what” and “the how” for each of the other named executive officers for the prior year.
•	The independent members of the Board evaluate “the what” and “the how” for the Chairman/CEO for the prior year.

Aligning Compensation to "The What" and "The How"

An individual employee can earn from 0% to 200% of the applicable target for annual incentives and long-term incentives based on his or her individual performance on both “the what” and “the how”. This broad range allows for meaningful differentiation based on performance.
The Committee determines annual incentives, long-term incentive awards and salary rates on a component-by-component and total direct compensation basis. The Committee also compares the position of actual compensation for the prior year and target compensation for the current year to Executive Peer Group data.
The independent Directors (in the case of the Chairman/CEO) and the Committee (in the case of the other named executive officers) use their judgment and experience to determine annual incentives, long-term incentives, and salary rates. Performance against goals is the most significant input in determining compensation levels. However, it does not determine them in a formulaic manner. In addition, we do not consider an employee’s previous long-term incentive awards and total equity ownership when making long-term incentive awards.

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Governance of Executive Compensation
The Committee is responsible for the executive compensation program design and decision-making process. It solicits input from the independent Directors, the Chairman/CEO, other members of management, and its independent compensation consultant to assist it with its responsibilities.
The Committee retained Frederic W. Cook & Co., Inc. (FWC) as its independent compensation consultant through May 2020. Since May of 2020, the Committee has retained Semler Brossy Consulting Group (Semler Brossy) to advise it on executive compensation matters. The Committee has sole authority to negotiate the terms of service, including all fees paid to any external consultants.
We summarize the roles of each of the key participants in the executive compensation decision-making process below.

Participant	Role

Compensation & Benefits Committee	●	Acts on behalf of the Board by setting the principles that guide the design of our compensation and benefits programs
	●	Sets the executive compensation philosophy and composition of the Executive Peer Group
	●	Approves the compensation target levels
	●	Sets compensation programs and principles that are designed to link executive pay with Company and individual performance
	●	Recommends to the Board the Chairman/CEO’s compensation
	●	Reviews and approves compensation decisions recommended by the Chairman/CEO for each of the other named executive officers
	●	Reviews the eligibility criteria and award guidelines for the corporate-wide compensation and benefits programs in which the named executive officers participate

Independent Directors	●	Participate in the performance assessment process for the Chairman/CEO
	●	Approve the Chairman/CEO’s compensation

Chairman/CEO	●	Reviews and presents to the Committee the performance assessments and compensation recommendations for each of the other named executive officers

Independent Compensation Consultant	●	Attends all Committee meetings at the request of the Committee
	●	Advises the Committee on market trends, regulatory issues and developments and how they may impact our executive compensation programs
	●	Reviews the compensation strategy and executive compensation programs for alignment with our strategic business objectives
	●	Advises on the design of executive compensation programs to ensure the linkage between pay and performance
	●	Provides market data analyses to the Committee
	●	Advises the Committee on setting the Chairman/CEO’s pay
	●	Reviews the annual compensation of the other named executive officers as recommended by the Chairman/CEO

2021 Proxy Statement	75

Independence of Compensation Consultant

The Committee determined that FWC's and Semler Brossy's services as its independent compensation consultant did not raise any conflict of interest concerns. The Committee considered the following factors, among others, when assessing the independence of its compensation consultant:

•	FWC and Semler Brossy did not provide any other services to the Company and reported directly to the Committee.
•	FWC and Semler Brossy have policies and procedures in place to prevent conflicts of interest.
•	No member of the FWC or Semler Brossy consulting teams serving the Committee has a business or personal relationship with any member of the Committee or any executive officer of the Company.
•	Neither FWC or Semler Brossy, nor any principal of FWC or Semler Brossy, owns any shares of our common stock.
•	The amount of fees paid to FWC and Semler Brossy is less than 1% of their respective total consulting incomes.

To assure continuing independence, the Committee periodically considers whether there should be rotation of its independent compensation consulting firm or the lead consultant.

76	2021 Proxy Statement

Additional Information Concerning Executive Compensation

Use of Tally Sheets

The Committee reviews tally sheets, prepared by management and reviewed by the Committee’s independent compensation consultant, for each of our named executive officers. These tally sheets include all the Company’s obligations for compensation and benefits under hypothetical termination scenarios. The Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved, but instead uses the tally sheets to evaluate the Company’s obligations under the plans.

Limited Employment Arrangements and Agreements

Our Severance Pay Plan provides benefits to certain full-time U.S. employees who are involuntarily terminated. We provide two weeks base salary for each year of service, with guaranteed minimums based on an employee’s level. The minimum for our named executive officers is 52 weeks of base salary. We pay severance according to our normal payroll cycle. We do not pay severance as a lump-sum payment.
We do not have employment arrangements or agreements with any of our named executive officers.

Stock Ownership Guidelines for Named Executive Officers

We require our named executive officers to own our Company’s stock to further align their interests with our shareholders’ interests. In December 2020, the Board approved an increase to our existing stock ownership guidelines as part of a broader review of our Insider Trading Policy. We doubled our named executive officers' stock ownership requirements from 6 to 12 times salary for our CEO and from 3 to 6 times salary for our other named executive officers. Based on the Board's approval, the named executive officers must meet the following requirements:

Name	Stock Ownership Guideline as a Multiple of Base Salary	2020 Compliance with Stock Ownership Guidelines?	Ownership Threshold Met?(1)
A. Gorsky	12x	Yes	Yes
J. Wolk	6x	Yes	No
P. Stoffels	6x	Yes	Yes
J. Duato	6x	Yes	Yes
J. Taubert	6x	Yes	Yes
(1) Executive officers have five years after first becoming subject to the guidelines to achieve the required ownership thresholds.
Each of our named executive officers was in compliance with our stock ownership requirement as of January 3, 2021. Mr. Wolk became an executive officer in 2018 and has until 2023 to meet the ownership threshold. We believe the ownership levels in the graph below illustrate our senior executives' commitment to our Company and our shareholders.

2021 Proxy Statement	77

We do not count shares underlying options or unearned PSUs as owned shares for these guidelines. A named executive officer cannot sell the after-tax shares received from long-term incentives until his or her ownership threshold is met. The Nominating & Corporate Governance Committee monitors compliance with these guidelines on an annual basis.
Our Policy Against Pledging, Hedging and Short Selling of Company Stock prohibits directors and executive officers from pledging, entering into hedging arrangements, short selling or transacting in derivative instruments linked to the performance of the Company’s stock. Prior to adopting the policy, Dr. Stoffels had pledged 30,000 shares as security. The Compensation & Benefits Committee grandfathered this pledge.

Executive Compensation Recoupment Policy

The Board can recoup all or part of any compensation paid to an executive officer in the event of a material restatement of the Company’s financial results. The Board will consider:

●	whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement; and
●	the accountability of any executive officer whose acts or omissions were responsible, in whole or in part, for the events that led to the restatement and whether such actions or omissions constituted misconduct.

The Board can also recoup compensation from senior executives in the event of significant misconduct resulting in a violation of a significant Company policy, law, or regulation relating to manufacturing, sales or marketing of products that causes material harm to Johnson & Johnson.
In the event that the Board recoups annual incentive payouts or other compensation from an executive officer under this Policy, the Company will publicly disclose such action so long as (1) the Company has already publicly disclosed the facts and circumstances underlying the recoupment in the Company’s filings with the SEC or in a disclosure that would otherwise meet the requirements for public disclosure by the Company under Regulation FD and (2) the Board determines in its reasonable judgment that (a) the disclosure would not violate any individual’s privacy rights, (b) the disclosure is not likely to result in, exacerbate or prejudice any existing or threatened litigation, arbitration, investigation or proceeding against the Company, and (c) is not otherwise prohibited. This disclosure would appear in the Company’s Proxy statement following any such Board action.
The compensation recoupment policies are available at www.investor.jnj.com/gov/compensation-recoupment-policy.cfm.

Tax Impact on Compensation

We consider objectives such as attracting, retaining and motivating leaders when we design our executive compensation programs. We also consider the tax-deductibility of compensation, but it is not our sole consideration. Given the limitations on deductibility of compensation for our named executive officers imposed as a result of U.S. tax reform in 2017, we expect that tax deductibility will have less of an impact on our program design for our named executive officers in the future.
For federal income taxes, compensation is an expense that is fully tax-deductible for almost all our U.S. employees. Following 2017 tax reform, annual compensation in excess of $1 million paid to our named executive officers who are covered employees under Section 162(m) of the Internal Revenue Code will generally not be tax deductible, even if such compensation is performance-based or paid following termination of employment.
The 2017 tax reform legislation includes a “grandfather rule” under which compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 will remain tax deductible for U.S. federal income tax purposes. We generally expect to preserve the “grandfathered” status of any of our plans or awards (or portions thereof) that qualify for such status.

Compensation Decisions for 2019 Performance

The following compensation figures included in this year’s Summary Compensation Table were granted to the named executive officers in February 2020 for performance in 2019:

●	2020 PSU and RSU awards included in the “Stock Awards” column
●	The 2020 option award included in the "Option Awards" column

The decisions regarding these awards were discussed in detail in our 2020 Proxy Statement dated March 11, 2020. For a full understanding of these decisions, please refer to the section of our 2020 Proxy Statement entitled “Compensation Discussion and Analysis — 2019 Performance and Compensation."

78	2021 Proxy Statement

Executive Compensation Tables
Reconciliation of our CEO's 2020 Total Direct Compensation to the 2020 Summary Compensation Table

Compensation Decisions for 2020 Performance

In January and February of each year, we assess the performance of each of our named executive officers and we determine the annual incentive earned for the prior year's performance, long-term incentive award granted in the first quarter of the year based on the prior year's performance, and salary rate for the upcoming year. We consider an executive's total direct compensation (TDC) for a year to be the sum of salary earned during the year, annual incentive earned for that year's performance, and long-term incentive award granted in the first quarter of the following year based on that year's performance.

Differences between Total Direct Compensation and the Total from the Summary Compensation Table

In the graph and table on the following page, we show the 2020 total direct compensation for our Chairman/CEO shown on page 60, the total from the “Summary Compensation Table” on page 82, and the differences between the two amounts as described below. We also show the reconciliations for 2019 and 2018 in the table.
What we consider total direct compensation for a given year differs from the total from the “Summary Compensation Table” in the following respects:

●	Long-Term Incentive (LTI) Timing and Accounting Differences:
●
LTI Timing Difference: We consider an executive's LTI award granted based on a year's performance to be part of his or her total direct compensation for that year along with his or her salary earned during that year and annual incentive earned for that year's performance. In contrast, the Summary Compensation Table total includes LTI granted during the year - not the LTI granted based on that year's performance.
Since we vary the size of our LTI awards based on performance in the prior year, this timing difference results in differences that obscure the decisions of the Committee to align pay with performance for a given year. For example, the LTI awards granted on February 8, 2021 based on 2020 performance are included in our named executive officers' 2020 total direct compensation. However, the Summary Compensation Table's 2020 totals include amounts considered granted in 2020 (mostly based on 2019 performance).

●
LTI Accounting Difference: We include the value of the LTI at grant in an executive's total direct compensation. However, the Summary Compensation Table total includes the PSUs considered granted in a year according to U.S. accounting rules which includes the portions of three years of PSU grants that were tied to that year's sales objective.
This LTI accounting difference adds to the LTI timing difference. For example, the value of the PSUs granted on February 8, 2021 based on 2020 performance are included in our named executive officers' 2020 total direct compensation. However, the PSUs included in the Summary Compensation Table 2020 totals were granted based on performance in 2017, 2018, and 2019. Also, the PSU value per unit used to determine the number of PSUs granted assumes 100% of target performance is achieved. This PSU unit value is lower than the value included in the Summary Compensation Table. The difference is due to the TSR-based part of the PSUs being valued at more than 100% of target performance according to U.S. accounting rules.

●
Change in Pension Present Value: The pension is only paid after retirement and we do not consider it to be part of total direct compensation for any given year. In contrast, the Summary Compensation Table total includes positive changes in the present value of an executive's pension benefit during the year.
On pages 81 and 85 we show the breakout of the impacts of service, pay, and age and changes in assumptions on our named executive officers' changes in pension values. The "noise" created by changes in assumptions introduces significant year-on-year volatility to our Summary Compensation Table totals and does not reflect decisions on compensation by the Committee.

2021 Proxy Statement	79

●
Other: We do not include amounts related to our legacy cash-based long-term incentives and benefits and perquisites in total direct compensation for a year. However, these amounts are included in the Summary Compensation Table total as follows:

●
Legacy cash-based long-term incentives: Dividend equivalent payments on, and the growth in value above a reference rate of, our legacy cash-based long-term incentive plans (included in Columns F and G). We stopped granting cash-based long-term incentives in 2012.

	●	Benefits and perquisites: Perquisites and other personal benefits, Company contributions to our 401(k) and Excess Savings Plans, and insurance premiums (included in Column H).

2020 CEO Total Direct Compensation (TDC) vs. Summary Compensation Table (SCT) Reconciliation
($ millions)
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$21.2
$1.2
$6.4
$0.7
$29.6
TDC
LTI Timing & Accounting
Change in Pension
Other
SCT Total

Reconciliation: CEO TDC to Summary Compensation Table Total	2018	2019	2020
Total Direct Compensation	$18,172,308	$19,380,000	$21,160,000
LTI Timing & Accounting Differences	1,125,057	(603,638)	1,240,649
Change in Pension Present Value (included in SCT column G)	0	5,775,000	6,436,000
Other Items (included in SCT columns F, G, and H)	800,207	814,415	739,325
Total from Summary Compensation Table (included in SCT column I)	20,097,572	25,365,777	29,575,974

CEO Compensation: LTI Timing & Accounting Differences	2018	2019	2020
LTI Value included in Total Direct Compensation	$13,500,000	$14,610,000	$16,900,000
Value of Timing Differences	852,000	(1,110,000)	(2,290,000)
Value of Accounting Differences	273,057	506,362	3,530,649
LTI Value included in Summary Compensation Table	14,625,057	14,006,362	18,140,649

80	2021 Proxy Statement

Change in Pension Value

In the graph and table below, we show the breakout of the impacts of service, pay, and age and changes in assumptions on our CEO's change in pension value and on page 85 we show the breakout for each of our named executive officers.
It is important to "separate the signal from the noise" in the change in pension present value. The "noise" created by changes in assumptions that are beyond our control introduces significant year-on-year volatility to the Summary Compensation Table totals and does not reflect decisions on compensation by the Committee.
Service, Pay and Age. The "signal" is fairly stable year-on-year: As shown in the graph and table, the change in present value due to service, pay and age is fairly stable year-on-year. These factors increase the present values of an executive's pension and are features of the plan's design.

●	Service: Each year of additional year of service increases the pension benefits.
●	Five-Year Average Pay: Increases in an executive's five-year average pay increase the pension benefits.
●	Age: Each year an executive is one year closer to retirement which results in an increase in the present value solely due to the passage of time.

Changes in Assumptions. The "noise" introduces significant year-on-year volatility: As shown in the graph and table, changes in assumptions regarding mortality and interest rates introduce significant year-on-year volatility to the change in present value and the Summary Compensation Table totals. These variables are beyond our control and are not design features of the plan.

Change in CEO Pension Present Value ($)	2017	2018	2019	2020
Impact of Service, Pay, and Age	$3,936,000	$2,619,000	$2,274,000	$2,236,000
Impact of Change in Assumptions	2,871,000	(2,812,000)	3,501,000	$4,200,000
Total Change in Pension Value	6,807,000	(193,000)	5,775,000	$6,436,000
Note: In 2018, the total change in present value was negative. However, a zero was reported in the Summary Compensation Table because negative amounts are not included according to the SEC's rules.

CEO Change in Pension Value: 2017-2020
($ millions)
$8.0
$6.0
$4.0
$2.0
$0.0
($2.0)
($4.0)
2017
2018
2019
2020
Service, Pay, and Age
Change in Assumptions
Total

2021 Proxy Statement	81

2020 Summary Compensation Table
In the table below, we show the compensation of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for 2020. We show the compensation of executive officers listed in the table below for 2019 and 2018 if they were also named in the 2020 and 2019 Proxy Statements. For a complete understanding of the table, please read the descriptions of each column that follow the table.

A	B	C	D	E	F	G	H	I
Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alex Gorsky Chairman/CEO	2020	$1,650,000	$13,757,654	$4,382,995	$3,148,515	$6,436,000	$200,810	$29,575,974
	2019	1,650,000	9,956,365	4,049,997	3,690,971	5,775,000	243,444	25,365,777
	2018	1,642,308	10,319,463	4,305,594	3,570,497	0	259,710	20,097,572
Joseph Wolk EVP, CFO	2020	885,385	4,163,841	1,448,997	1,044,179	2,607,000	46,636	10,196,038
	2019	796,538	2,379,419	1,182,003	1,132,914	1,925,000	81,818	7,497,692
	2018	597,542	670,085	216,898	749,729	441,000	32,935	2,708,189
Paulus Stoffels VC of the Executive Committee, CSO	2020	1,222,500	6,871,123	2,202,001	2,056,395	4,005,000	82,949	16,439,968
	2019	1,222,500	4,824,472	2,040,008	2,388,631	3,519,000	73,238	14,067,849
	2018	1,178,300	4,666,961	2,010,004	2,191,603	154,000	390,897	10,591,765
Joaquin Duato Vice Chairman of the Executive Committee	2020	1,021,538	6,798,093	2,193,000	1,820,403	3,746,000	45,969	15,625,003
	2019	969,615	4,622,787	1,974,005	2,295,437	3,469,000	88,458	13,419,302
	2018	934,046	4,275,951	1,892,999	2,010,088	79,000	91,876	9,283,960
Jennifer Taubert EVP, Worldwide Chair Pharmaceuticals	2020	884,615	4,468,928	1,499,997	990,058	1,642,000	46,871	9,532,469
	2019	796,154	2,625,279	1,200,004	1,179,065	1,237,000	59,798	7,097,300

Note: VC means Vice Chairman. CSO means Chief Scientific Officer. EVP means Executive Vice President.
Salary (Column C)
Column C includes the base salaries paid for the year.
Stock Awards (Column D)
Column D includes the grant date fair value of Performance Share Unit (PSU) and Restricted Share Unit (RSU) awards. See “2020 Grants of Plan-Based Awards” on page 88 for details on 2020 awards.
PSUs are considered granted when the performance goals are approved (according to US accounting rules). The 2020 PSUs use 3-year EPS and TSR goals that were set in February 2020, so 100% of the 2020 PSUs were considered granted in 2020. Since our 2018 and 2019 PSUs used three 1-year sales goals, 1/9th of the 2019 and 2018 awards are considered granted in 2020 as shown in the following table.

PSU Award	Fraction of Award Considered Granted in 2020
	2019 Operational Sales	2020-2022 Cumulative Adjusted Operational EPS	2020-2022 Relative TSR	Total
2020-2022	N/A	50%	50%	100%
2019-2021	1/9	N/A	N/A	1/9th
2018-2020	1/9	N/A	N/A	1/9th

82	2021 Proxy Statement

The following table details the number and value of the PSUs assuming achievement at (i) threshold, (ii) target and (iii) maximum performance (at 200%).

		Performance Share Units
		Units			Grant Date Fair Value
Name	Award	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)
A. Gorsky	2020-2022 PSU	0	62,595	125,190	$0	$10,049,064	$20,098,128
	2019-2021 PSU	0	7,419	14,838	0	1,066,125	2,132,250
	2018-2020 PSU	0	8,011	16,022	0	1,181,526	2,363,053
J. Wolk	2020-2022 PSU	0	20,693	41,386	0	3,322,075	6,644,150
	2019-2021 PSU	0	2,165	4,330	0	311,115	622,230
	2018-2020 PSU	0	323	646	0	47,639	95,277
P. Stoffels	2020-2022 PSU	0	31,447	62,894	0	5,048,533	10,097,066
	2019-2021 PSU	0	3,737	7,474	0	537,014	1,074,029
	2018-2020 PSU	0	3,740	7,480	0	551,605	1,103,210
J. Duato	2020-2022 PSU	0	31,319	62,638	0	5,027,984	10,055,967
	2019-2021 PSU	0	3,616	7,232	0	519,626	1,039,253
	2018-2020 PSU	0	3,522	7,044	0	519,453	1,038,905
J. Taubert	2020-2022 PSU	0	21,422	42,844	0	3,439,109	6,878,219
	2019-2021 PSU	0	2,198	4,396	0	315,857	631,714
	2018-2020 PSU	0	1,451	2,902	0	214,005	428,010

Option Awards (Column E)
Column E includes the grant date fair value of option awards. See “2020 Grants of Plan-Based Awards” on page 88 for details on 2020.
Non-Equity Incentive Plan Compensation (Column F)
Column F includes the annual incentive and dividend equivalents received on vested Certificates of Long-Term Compensation (CLCs) and Certificates of Long-Term Performance (CLPs).

●
Annual Incentives: The Board and Committee approved the annual incentives after reviewing performance for the year. We determine the size of annual incentive payouts and pay them out in the first quarter of the year following the performance year.

●
CLCs and CLPs: We stopped granting CLCs and CLPs in 2012. These cash-based long-term incentives have all vested and will be paid out in accordance with their original terms. The values of CLCs and CLPs are included in several tables in this Proxy Statement. The:

	●	Non-Equity Incentive Plan Compensation column of the Summary Compensation Table includes the dividend equivalents paid on vested CLCs and CLPs.
●
Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table includes the annual change in value of vested CLCs and CLPs, but only to extent that the unit values grow at a rate that exceeds a reference rate of return.

●
Non-Qualified Deferred Compensation table on page 96 includes the value of vested CLCs and CLPs that have not been paid out and the value of the CLPs that were paid out at the end of their 10-year term.

2021 Proxy Statement	83

The following table details the amounts included in column F.

Non-Equity Incentive Plan Compensation
Name	Year	Annual Incentive ($)	Value of CLC Dividend Equivalents Earned During the Fiscal Year ($)	Value of CLP Dividend Equivalents Earned During the Fiscal Year ($)	Total ($)
A. Gorsky	2020	$2,610,000	$477,600	$60,915	$3,148,515
	2019	3,120,000	450,000	120,971	3,690,971
	2018	3,030,000	424,800	115,697	3,570,497
J. Wolk	2020	1,020,000	15,920	8,259	1,044,179
	2019	1,110,000	15,000	7,914	1,132,914
	2018	728,000	14,160	7,569	749,729
P. Stoffels	2020	1,380,000	636,800	39,595	2,056,395
	2019	1,710,000	600,000	78,631	2,388,631
	2018	1,550,000	566,400	75,203	2,191,603
J. Duato	2020	1,170,000	616,900	33,503	1,820,403
	2019	1,650,000	581,250	64,187	2,295,437
	2018	1,400,000	548,700	61,388	2,010,088
J. Taubert	2020	815,000	149,250	25,808	990,058
	2019	1,000,000	140,625	38,440	1,179,065

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column G)
Column G includes the increase in the present value of the accrued pension benefit and the above-reference-rate non-qualified deferred compensation earnings. The table below shows the change in pension values and above-reference-rate amounts for vested CLCs and CLPs.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings
Name	Fiscal Year	Change in Pension Value ($)	Above Reference-Rate Calculation for Vested CLCs ($)	Above Reference-Rate Calculation for Vested CLPs ($)	Total ($)
A. Gorsky	2020	$6,436,000	$0	$0	$6,436,000
	2019	5,775,000	0	0	5,775,000
	2018	0	0	0	0
J. Wolk	2020	2,607,000	0	0	2,607,000
	2019	1,925,000	0	0	1,925,000
	2018	441,000	0	0	441,000
P. Stoffels	2020	4,005,000	0	0	4,005,000
	2019	3,519,000	0	0	3,519,000
	2018	154,000	0	0	154,000
J. Duato	2020	3,746,000	0	0	3,746,000
	2019	3,469,000	0	0	3,469,000
	2018	79,000	0	0	79,000
J. Taubert	2020	1,642,000	0	0	1,642,000
	2019	1,237,000	0	0	1,237,000

84	2021 Proxy Statement

Change in Pension Value

The change in pension present value is not a current cash payment. The pensions are only paid after retirement. See “2020 Pension Benefits” on page 95 for details on the pension. See Note 10 to the Consolidated Financial Statements of the 2020 Form 10-K for details on the discount rate.

●	Impact of Service, Pay, and Age: The following factors increased the present values:
	●	Service: An additional year of completed service was included in the calculation of benefits.
	●	Five-Year Average Pay: The five-year average pay increased since the previous fiscal year-end.
	●	Age: Each executive is one year closer to the age when we the assume the pension payments will begin.
●
Impact of Changes in Assumptions: The change in present value is highly sensitive to changes in mortality and interest rate assumptions which can increase or decrease the values. The following table details the changes in actuarial assumptions and their net effect on the change in pension value.

Effect of Change in Actuarial Assumptions on Pension Present Value
Year	Mortality Table	Discount Rate	Net Effect of Changes on Pension Present Value
2020	PRI-2012 Table, Generational Mortality Projection with Scale MMP-2019	2.55%	Increase
2019	PRI-2012 Table, Generational Mortality Projection with Scale MMP-2019	3.46%	Increase
2018	RP-2014 Table, Generational Mortality Projection with Scale MMP-2018	4.47%	Decrease
2017	RP-2014 White Collar Table, Generational Mortality Projection with Scale MMP-2016	3.74%	N/A

In the table below, we show the 2018-2020 changes in pension value and the impacts of: (i) service, pay and age; and (ii) changes in assumptions. Negative figures are not included in the Summary Compensation Table (according to the SEC's rules).

Change in Pension Value
Name	Year	Impact of Service, Pay, and Age ($)	Impact of Changes in Assumptions ($)	Total Change in Pension Value ($)	Amount Reported in Summary Compensation Table ($)
A. Gorsky	2020	$2,236,000	$4,200,000	$6,436,000	$6,436,000
	2019	2,274,000	3,501,000	5,775,000	5,775,000
	2018	2,619,000	(2,812,000)	(193,000)	0
J. Wolk	2020	1,508,000	1,099,000	2,607,000	2,607,000
	2019	1,176,000	749,000	1,925,000	1,925,000
	2018	796,000	(355,000)	441,000	441,000
P. Stoffels	2020	1,541,000	2,464,000	4,005,000	4,005,000
	2019	1,396,000	2,123,000	3,519,000	3,519,000
	2018	1,662,000	(1,508,000)	154,000	154,000
J. Duato	2020	1,341,000	2,405,000	3,746,000	3,746,000
	2019	1,379,000	2,090,000	3,469,000	3,469,000
	2018	1,552,000	(1,473,000)	79,000	79,000
J. Taubert	2020	814,000	828,000	1,642,000	1,642,000
	2019	672,000	565,000	1,237,000	1,237,000

2021 Proxy Statement	85

Above-Reference-Rate Non-Qualified Deferred Compensation Earnings

Any above-reference-rate returns on vested CLCs and CLPs are deferred and not paid in the current year.

●	The change in the values of the CLCs and CLPs depends on our long-term operational performance.
●	We use 120% of the December applicable federal long-term interest rate (AFR) as the reference rate.
●	Negative figures are not included in the Summary Compensation Table (according to the SEC’s rules).

The following table details the calculation of the above-reference-rate returns on CLCs and CLPs.

Above-Reference-Rate Return	CLC	CLP
Beginning of Year Unit Value	$49.66	$5.62
End of Year Unit Value	$50.25	$5.65
Change in Unit Value ($)	$0.59	$0.03
Change in Unit Value (%)	1.19%	0.53%
Reference-Rate	1.58%	1.58%
Above-Reference-Rate Return	(0.39)%	(1.05)%
Above reference-rate return included in the Summary Compensation Table	0.00%	0.00%

All Other Compensation (Column H)
Column H includes the 2020 value of perquisites and other personal benefits, tax reimbursements, Company contributions to our 401(k) and Excess Savings Plans, and insurance premiums. Details for 2019 and 2018 are included in our 2020 and 2019 Proxy Statements (dated March 11, 2020, and March 13, 2019).

Name	Perquisite and Other Personal Benefits ($)	Tax Reimbursements ($)	Registrant Contributions to Defined Contribution Plans ($)	Insurance Premiums ($)	Total ($)
A. Gorsky	$117,726	$0	$74,250	$8,834	$200,810
J. Wolk	(1)	0	39,842	6,794	46,636
P. Stoffels	18,555	0	55,013	9,381	82,949
J. Duato	(1)	0	45,969	0	45,969
J. Taubert	(1)	0	39,808	7,063	46,871
(1) Messrs. Duato and Wolk and Ms. Taubert had total perquisite and other personal benefits amounts less than $10,000.

86	2021 Proxy Statement

Details on All Other Compensation

2020 Perquisites and Other Personal Benefits Detail
A. Gorsky: $117,726 including personal use of corporate aircraft of $91,641, the value of the company car and driver for transportation, and home security-related fees.
J. Wolk: $0.
P. Stoffels: $18,555 for the value of the company car and driver for transportation.
J. Duato: $0.
J. Taubert: $0.

We value perquisites and other personal benefits based on the incremental cost to the Company.
We calculate the incremental cost for personal use of Company aircraft as the sum of the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs such as aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries are not included.
We calculate the incremental cost for Company cars and drivers for commutation and other personal transportation as the sum of the cost of fuel, driver overtime fees, and other smaller variable costs. Fixed costs such as car purchase costs, maintenance not related to personal trips, and driver salaries are not included.
Named executive officers are taxed on the imputed income attributable to their personal use of Company aircraft and cars and do not receive tax assistance from us with respect to these amounts. These values are not paid to our named executive officers and consist primarily of driver overtime, fuel costs, landing fees, handling charges, crew expenses, and other incidentals.
Tax Reimbursements: In 2013, the Committee discontinued all non-relocation related tax reimbursement for executive officers.

2021 Proxy Statement	87

2020 Grants of Plan-Based Awards
In the table below, we show the potential ranges of the 2020 annual incentive and the PSUs considered granted in 2020. We also show the RSUs and options granted in 2020. We include the grant date fair values of the stock awards and option awards in columns D and E of the Summary Compensation Table on page 82.
For a complete understanding of the table, please read the descriptions of each column that follow the table.

A	B	C	D	E	F	G	H	I	J	K	L	M	N
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Incentive)			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Share Units)			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Closing Market Price on the Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
A. Gorsky	Annual Incentive		$0	$2,887,500	$5,775,000
	2020-2022 PSU	2/10/2020				0	62,595	125,190					$10,049,064
	2019-2021 PSU	2/10/2020				0	7,419	14,838					1,066,125
	2018-2020 PSU	2/10/2020				0	8,011	16,022					1,181,526
	RSU	2/10/2020							10,432				1,460,939
	Stock Awards Total												13,757,654
	Option	2/10/2020								266,849	$151.41	$151.86	4,382,995
J. Wolk	Annual Incentive		0	1,125,000	2,250,000
	2020-2022 PSU	2/10/2020				0	20,693	41,386					3,322,075
	2019-2021 PSU	2/10/2020				0	2,165	4,330					311,115
	2018-2020 PSU	2/10/2020				0	323	646					47,639
	RSU	2/10/2020							3,449				483,012
	Stock Awards Total												4,163,841
	Option	2/10/2020								88,219	151.41	151.86	1,448,997
P. Stoffels	Annual Incentive		0	1,528,125	3,056,250
	2020-2022 PSU	2/10/2020				0	31,447	62,894					5,048,533
	2019-2021 PSU	2/10/2020				0	3,737	7,474					537,014
	2018-2020 PSU	2/10/2020				0	3,740	7,480					551,605
	RSU	2/10/2020							5,241				733,971
	Stock Awards Total												6,871,123
	Option	2/10/2020								134,064	151.41	151.86	2,202,001
J. Duato	Annual Incentive		0	1,287,500	2,575,000
	2020-2022 PSU	2/10/2020				0	31,319	62,638					5,027,984
	2019-2021 PSU	2/10/2020				0	3,616	7,232					519,626
	2018-2020 PSU	2/10/2020				0	3,522	7,044					519,453
	RSU	2/10/2020							5,220				731,030
	Stock Awards Total												6,798,093
	Option	2/10/2020								133,516	151.41	151.86	2,193,000
J. Taubert	Annual Incentive		0	900,000	1,800,000
	2020-2022 PSU	2/10/2020				0	21,422	42,844					3,439,109
	2019-2021 PSU	2/10/2020				0	2,198	4,396					315,857
	2018-2020 PSU	2/10/2020				0	1,451	2,902					214,005
	RSU	2/10/2020							3,570				499,957
	Stock Awards Total												4,468,928
	Option	2/10/2020								91,324	151.41	151.86	1,499,997

88	2021 Proxy Statement

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns D through F)
Columns D through F include the threshold, target, and maximum annual incentive amounts for 2020 performance. The Board and the Committee considered this potential range when they determined the actual annual incentives (included in column F of the Summary Compensation Table on page 82).
Estimated Future Payouts Under Equity Incentive Plan Awards (Columns G through I)
Columns G through I include the threshold, target, and maximum number of PSUs that were considered granted in 2020. See page 82 for detail on the awards that were considered granted in 2020 according to U.S. accounting rules.
For actual performance results of the portion of the 2018 and 2019 PSUs tied to 2020 operational sales performance, please see "2018-2020 Operational Sales Performance versus PSU Goals" on page 57.
All Other Stock Awards (Column J)
Column J includes the number of RSUs awarded in February 2020 based on 2019 performance.
All Other Option Awards (Columns K through M)
Columns K through M include: the number of options awarded in February 2020 based on 2019 performance, their exercise price, and the closing stock price on the date of grant.
The exercise price equals the average of the high and low stock prices on the NYSE on the grant date. The closing price on the grant date was $0.45 higher than the exercise price.
Grant Date Fair Value of Stock and Option Awards (Column N)
Column N includes the grant date fair values of PSUs, RSUs, and option awards granted in 2020. We include the grant date fair values of the stock awards and option awards in columns D and E of the Summary Compensation Table on page 82.

2021 Proxy Statement	89

Details on 2020 Long-Term Incentive Grant Date Fair Values
Assumptions used for PSUs, RSUs, and options: We used the same grant date, common stock fair market value and dividend yield assumptions in calculating the fair values of the PSUs, RSUs, and options.

Fair values of RSUs and PSUs tied to 2020 operational sales and 2020-2022 EPS: We calculated the fair value of RSUs and PSUs tied to 2020 operational sales and 2020-2022 EPS based on the common stock fair market value discounted by the expected dividend yield since dividends are not paid prior to vesting. The discount is greater on the awards with more time until vesting since those awards do not receive dividends for a longer period than the awards with less time remaining in the vesting period.

2020-2022 PSUs: We calculated the fair value of the 2020-2022 PSUs using the weighted average of the fair values of the EPS and relative TSR components. An independent third party calculated the fair value of the PSUs tied to relative TSR using a Monte Carlo simulation.

Options: We valued the options using the Black-Scholes model with the assumptions below.

Assumptions used in PSU, RSU, and Option Fair Value Calculations
Grant Date		2/10/2020
Common Stock Fair Market Value (average of the high and low prices on the NYSE)		$151.41
Dividend yield		2.60%

Fair Values of RSUs and PSUs tied to 2020 Operational Sales and 2020-2022 EPS Performance
RSUs		$140.044
2020-2022 PSUs tied to 2020-2022 EPS performance		$140.044
PSUs tied to 2020 Operational Sales
2019-2021 PSU		$143.702
2018-2020 PSU		$147.488

2020–2022 PSU Fair Value
Performance Measures	Weight	Fair Value
2020-2022 EPS	50%	$140.044
2020-2022 Relative TSR	50%	$181.037
Weighted Average		$160.541

2020 Option Fair Value
Exercise Price		$151.41
Risk Free Rate (determined based on U.S. treasury rate of seven years)		1.47%
Expected Volatility (calculated using blended historical average volatility and implied volatility on at-the-money, 2-year, traded options)		15.325%
Expected Life in years (calculated based on historical data)		7.00
Fair Value		$16.425

90	2021 Proxy Statement

2020 Outstanding Equity Awards at Fiscal Year-End
In the table below, we show the outstanding options, RSUs, and PSUs as of fiscal year end 2020.

A	B	C	D	E	F	G	H	I	J	K
Name	Grant Date	Vesting Date	Options				Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
			Exercisable	Unexercisable
A. Gorsky	Options
	1/17/2012	1/17/2015	231,951		$65.37	1/17/2022
	1/16/2013	1/17/2016	547,692		72.54	1/13/2023
	2/10/2014	2/11/2017	495,146		90.44	2/9/2024
	2/9/2015	2/10/2018	427,127		100.06	2/9/2025
	2/8/2016	2/9/2019	411,264		101.87	2/8/2026
	2/13/2017	2/13/2020	377,673		115.67	2/13/2027
	2/12/2018	2/12/2021		239,519	129.51	2/11/2028
	2/11/2019	2/11/2022		227,464	131.94	2/11/2029
	2/10/2020	2/10/2023		266,849	151.41	2/10/2030
	RSUs
	2/12/2018	2/12/2021					12,017	$1,891,235
	2/11/2019	2/11/2022					11,129	1,751,482
	2/10/2020	2/10/2023					10,432	1,641,788
	2018 - 2020 PSU Award
	2/12/2018	2/12/2021					46,345	7,293,776
	2/11/2019	2/12/2021					11,688	1,839,457
	2/10/2020	2/12/2021					5,039	793,038
	2019 - 2021 PSU Award
	2/11/2019	2/11/2022					10,826	1,703,796	34,300	$5,398,134
	2/10/2020	2/11/2022					4,667	734,492
	2020 - 2022 PSU Award
	2/10/2020	2/10/2023					0	0	58,558	9,215,858
J. Wolk	Options
	1/16/2013	1/17/2016	1,855		72.54	1/13/2023
	2/10/2014	2/11/2017	12,926		90.44	2/9/2024
	2/9/2015	2/10/2018	13,015		100.06	2/9/2025
	2/8/2016	2/9/2019	16,820		101.87	2/8/2026
	2/13/2017	2/13/2020	19,241		115.67	2/13/2027
	2/12/2018	2/12/2021		12,066	129.51	2/11/2028
	2/11/2019	2/11/2022		66,386	131.94	2/11/2029
	2/10/2020	2/10/2023		88,219	151.41	2/10/2030
	RSUs
	2/12/2018	2/12/2021					2,543	400,217
	2/11/2019	2/11/2022					3,248	511,170
	2/10/2020	2/10/2023					3,449	542,804
	2018 - 2020 PSU Award
	2/12/2018	2/12/2021					1,868	293,986
	2/11/2019	2/12/2021					471	74,126
	2/10/2020	2/12/2021					203	31,948
	2019 - 2021 PSU Award
	2/11/2019	2/11/2022					3,160	497,321	10,010	1,575,374
	2/10/2020	2/11/2022					1,362	214,352
	2020 - 2022 PSU Award
	2/10/2020	2/10/2023					0	0	19,359	3,046,719

2021 Proxy Statement	91

A	B	C	D	E	F	G	H	I	J	K
Name	Grant Date	Vesting Date	Options				Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
			Exercisable	Unexercisable
P. Stoffels	Options
	2/9/2015	2/10/2018	170,668		$100.06	2/9/2025
	2/8/2016	2/9/2019	174,787		101.87	2/8/2026
	2/13/2017	2/13/2020	138,982		115.67	2/13/2027
	2/12/2018	2/12/2021		111,816	129.51	2/11/2028
	2/11/2019	2/11/2022		114,575	131.94	2/11/2029
	2/10/2020	2/10/2023		134,064	151.41	2/10/2030
	RSUs
	2/12/2018	2/12/2021					5,610	$882,902
	2/11/2019	2/11/2022					5,606	882,272
	2/10/2020	2/10/2023					5,241	824,829
	2018 - 2020 PSU Award
	2/12/2018	2/12/2021					21,635	3,404,916
	2/11/2019	2/12/2021					5,457	858,823
	2/10/2020	2/12/2021					2,352	370,158
	2019 - 2021 PSU Award
	2/11/2019	2/11/2022					5,454	858,351	17,276	$2,718,897
	2/10/2020	2/11/2022					2,351	370,000
	2020 - 2022 PSU Award
	2/10/2020	2/10/2023					0	0	29,419	4,629,962
J. Duato	Options
	1/17/2012	1/17/2015	84,423		65.37	1/17/2022
	1/16/2013	1/17/2016	148,538		72.54	1/13/2023
	2/10/2014	2/11/2017	130,969		90.44	2/9/2024
	2/9/2015	2/10/2018	126,369		100.06	2/9/2025
	2/8/2016	2/9/2019	125,824		101.87	2/8/2026
	2/13/2017	2/13/2020	123,291		115.67	2/13/2027
	2/12/2018	2/12/2021		105,307	129.51	2/11/2028
	2/11/2019	2/11/2022		110,868	131.94	2/11/2029
	2/10/2020	2/10/2023		133,516	151.41	2/10/2030
	RSUs
	2/12/2018	2/12/2021					5,283	831,439
	2/11/2019	2/11/2022					5,424	853,629
	2/10/2020	2/10/2023					5,220	821,524
	2018 - 2020 PSU Award
	2/12/2018	2/12/2021					20,375	3,206,618
	2/11/2019	2/12/2021					5,139	808,776
	2/10/2020	2/12/2021					2,215	348,597
	2019 - 2021 PSU Award
	2/11/2019	2/11/2022					5,276	830,337	16,718	2,631,079
	2/10/2020	2/11/2022					2,274	357,882
	2020 - 2022 PSU Award
	2/10/2020	2/10/2023					0	0	29,300	4,611,234

92	2021 Proxy Statement

A	B	C	D	E	F	G	H	I	J	K
Name	Grant Date	Vesting Date	Options				Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
			Exercisable	Unexercisable
J. Taubert	Options
	1/16/2013	1/17/2016	76,923		$72.54	1/13/2023
	2/10/2014	2/11/2017	59,397		90.44	2/9/2024
	2/9/2015	2/10/2018	58,504		100.06	2/9/2025
	2/8/2016	2/9/2019	56,471		101.87	2/8/2026
	2/13/2017	2/13/2020	43,712		115.67	2/13/2027
	2/12/2018	2/12/2021		43,391	129.51	2/11/2028
	2/11/2019	2/11/2022		67,397	131.94	2/11/2029
	2/10/2020	2/10/2023		91,324	151.41	2/10/2030
	RSUs
	2/12/2018	2/12/2021					2,177	$342,616
	2/11/2019	2/11/2022					3,297	518,882
	2/10/2020	2/10/2023					3,570	561,847
	2018 - 2020 PSU Award
	2/12/2018	2/12/2021					8,398	1,321,677
	2/11/2019	2/12/2021					2,117	333,173
	2/10/2020	2/12/2021					913	143,688
	2019 - 2021 PSU Award
	2/11/2019	2/11/2022					3,208	504,875	10,162	$1,599,296
	2/10/2020	2/11/2022					1,383	217,657
	2020 - 2022 PSU Award
	2/10/2020	2/10/2023					0	0	20,041	3,154,053
Grant Date (Column B) PSUs are considered granted when the performance goals are approved (according to U.S. accounting rules). Since we used three 1-year sales goals prior to the 2020 awards, we grouped the PSU awards based on their vesting date.
Vesting Date (Column C) Our options, RSUs and PSUs vest 100% 3-years from the date of grant. PSUs are not distributed until the percent of target vested based on performance is certified by the Committee at the end of the 3-year performance period. Please see "Grant Date (Column B)" for when the PSUs tied to operational sales in the second and third years of the 3-year performance period are considered granted for accounting purposes.
Number of Shares or Units of Stock that Have Not Vested (Column H) The PSUs that have been earned based on performance to date are included in column H. See "2018-2020 Performance Share Unit (PSU) Payout" on page 57 for details.
Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (Column J) We calculated the estimated number of PSUs to vest in the future assuming:

●	2019-2021 PSUs tied to (i) Relative TSR performance vest at 72.0% of target and (ii) cumulative adjusted EPS performance vest at 82.1% of target.
●	2020-2022 PSUs tied to (i) Relative TSR performance vest at 116.0% of target and (ii) cumulative adjusted EPS performance vest at 71.1% of target.

Market Value of Shares or Units of Stock That Have Not Vested (Columns I and K) We calculated the market values of unvested PSUs and RSUs included in columns I and K using the closing price of our common stock on the NYSE on December 31, 2020, which was the last business day of fiscal 2020, of $157.38.

2021 Proxy Statement	93

2020 Option Exercises and Stock Vested
None of our named executive officers exercised options during 2020. The table below shows how many PSUs and RSUs vested in 2020 and their value when they vested.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
A. Gorsky	0	$0	107,016	$16,101,627
J. Wolk	0	0	7,080	1,065,257
P. Stoffels	0	0	39,381	5,925,265
J. Duato	0	0	105,668	15,898,807
J. Taubert	0	0	64,396	9,633,946

94	2021 Proxy Statement

2020 Pension Benefits
In the table below, we show the present value of pension benefits as of year-end 2020 and payments during 2020. For a complete understanding of the table, please read the description of the pension benefits that follow the table.

Name	Number of Years Credited Service (#)	Normal Retirement Age	Present Value of Accumulated Benefit			Payments During Last Fiscal Year ($)
			Salaried Pension Plan ($)	Excess Pension Plan ($)	Total ($)
A. Gorsky	28.42	62	$1,920,000	$36,208,000	$38,128,000	$0
J. Wolk	22.58	62	1,303,000	5,713,000	7,016,000	0
P. Stoffels	27.33	62	1,750,000	18,060,000	19,810,000	0
J. Duato	31.25	62	2,009,000	17,229,000	19,238,000	0
J. Taubert	15.92	62	978,000	5,006,000	5,984,000	0
We calculated the present values included in the table using the same assumptions we used for the pension liabilities included in our 2020 Annual Report.
The named executive officers participate in the same defined benefit pension plan formula that applies to other eligible U.S. non-union employees hired before January 1, 2015 (the Final Average Pay formula). Starting on January 1, 2026, all eligible U.S. non-union employees (regardless of hire date) will accrue benefits under the defined benefit pension plan that applies to employees hired on or after January 1, 2015.
We provide pension benefits to our employees to provide retirement income, facilitate succession, and motivate long-service. Our pension benefits are paid through our Salaried Pension Plan and Excess Pension Plan as described below. We offset the benefits from these plans for amounts earned from our non-U.S. pension plans.

●	U.S. Final Average Pay Pension Formula: This formula determines a monthly annuity amount payable for life.

●
Retirement Age: At age 62 employees can begin receiving unreduced pension payments. At age 55 they can begin receiving reduced pension benefits. If an employee begins receiving his or her pension before age 62, the pension is reduced by 4% per year for each year before age 62.

	●	Monthly Annuity Amount: We calculate the monthly annuity amount as:
		(1)	Final average earnings multiplied by 1.667%, multiplied by years of service prior to 2005, plus
		(2)	Final average earnings multiplied by 1.55%, multiplied by years of service after 2004, minus
		(3)	Age 65 Social Security benefits multiplied by 1.429%, multiplied by total years of service, plus
		(4)	Frozen grandfathered benefits related to pre-2009 dividend equivalents on unvested CLCs (less than 2% of the total pension benefit for each named executive officer).

	●	Final Average Earnings: Final average earnings is the average of the highest consecutive 60 months out of the last 120 months of pay. Earnings include base salary and annual incentive payouts.
	●	Benefits Paid as an Annuity: Pension benefits must be taken in the form of an annuity, except the Belgian portion of Dr. Stoffels’ benefit which is payable as a lump sum at retirement.

●	Pension Plans: We pay our U.S. pensions from the Salaried and Excess Pension Plans as follows:

	●	Salaried Pension Plan: The Salaried Pension Plan applies the U.S. pension formula to pay up to the IRS’s covered compensation limit. The limit was $285,000 in 2020.
●
Excess Pension Plan: The Excess Pension Plan uses the U.S. pension formula without applying the IRS pay limits. Its payments are reduced by amounts paid from the Salaried Pension Plan. U.S. non-union employees participate in the Excess Pension Plan if their covered compensation exceeds the IRS limit.

●
Offset for non-U.S. Pensions: Because Dr. Stoffels has worked in both Belgium and the U.S., his pension includes benefits from both the U.S. and Belgian Plans. The U.S. portion is calculated using the U.S. formula above for all service and subtracting the amount earned in the Belgian Plan. This treatment of service rendered outside the U.S. applies to all participants in the Salaried Pension Plan who were hired before January 1, 2015 and who earned Company service outside the U.S. before joining the U.S. pension plan on, or before, July 1, 2015.

2021 Proxy Statement	95

2020 Non-Qualified Deferred Compensation
In the table below, we show our named executive officers’ year-end non-tax-qualified compensation deferral plan balances. We also show how much they and the Company contributed to the plans, the earnings on the deferred compensation, and withdrawals and distributions during the year. For a complete understanding of the table, please read the descriptions of the columns that follow the table.

A	B	C	D	E	F
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
A. Gorsky	$0	$61,425	$232,099	$2,396,593	$9,335,628
J. Wolk	0	27,017	23,422	0	635,562
P. Stoffels	0	42,188	201,646	1,557,780	10,174,140
J. Duato	0	33,144	181,395	1,228,251	9,592,004
J. Taubert	1,398,052	26,983	444,290	524,852	4,929,369

Executive Contributions in Last Fiscal Year (Column B)
Column B includes the amount the named executive officers deferred under the Executive Income Deferral Plan. This plan allows eligible employees to defer up to 50% of their base salary and 100% of their annual incentive.
Registrant Contributions in Last Fiscal Year (Column C)
Column C includes Company contributions to the named executive officer’s Excess Savings Plan accounts. These amounts are included in Column H of the Summary Compensation Table.
Aggregate Earnings in Last Fiscal Year (Column D)
Column D includes earnings on the Executive Income Deferral Plan and Excess Savings Plan. It also includes the change in value of vested Certificates of Long-Term Compensation (CLCs) and Certificates of Long-Term Performance (CLPs). We show each of these amounts and the total earnings in the table below. See details on CLC and CLP unit values on page 97.
The earnings or losses on the Executive Income Deferral Plan and Excess Savings Plan balances are based on market rates of return as described on page 97. Therefore, there are no above-market earnings from these plans and the amounts are not included in column G of the Summary Compensation Table.
The changes in value of the CLCs and CLPs are included in Column G of the Summary Compensation Table but only to the extent that the unit value grows at a rate that exceeds a reference rate of return. See page 84 for details.

Name	Earnings / (Losses) on Executive Income Deferral Plan ($)	Earnings / (Losses) on Excess Savings Plan ($)	Change in Value of Vested CLCs ($)	Change in Value of Vested CLPs ($)	Total ($)
A. Gorsky	$0	$149,371	$70,800	$11,928	$232,099
J. Wolk	0	19,444	2,360	1,618	23,422
P. Stoffels	0	99,492	94,400	7,754	201,646
J. Duato	0	83,384	91,450	6,561	181,395
J. Taubert	369,297	47,814	22,125	5,054	444,290

Aggregate Withdrawals/Distributions (Column E)
Column E includes the payouts of vested CLPs awarded in 2010 at the end of their 10-year terms.

96	2021 Proxy Statement

Aggregate Balance at Last Fiscal Year-End (Column F)
Column F includes the Executive Income Deferral Plan and Excess Savings Plan balances. It also includes the value of all vested CLCs and CLPs (calculated using the end of year unit values). See details on CLC and CLP unit values below.

Name	Executive Income Deferral Plan Balance ($)	Excess Savings Plan Balance ($)	Value of Vested CLCs ($)	Value of Vested CLPs ($)	Total ($)
A. Gorsky	$0	$1,059,103	$6,030,000	$2,246,525	$9,335,628
J. Wolk	0	129,970	201,000	304,592	635,562
P. Stoffels	0	673,897	8,040,000	1,460,243	10,174,140
J. Duato	0	567,655	7,788,750	1,235,599	9,592,004
J. Taubert	1,767,349	325,846	1,884,375	951,799	4,929,369

●	Executive Income Deferral Plan: Our executive officers can defer up to 50% of their base salary and 100% of their annual incentive under the Executive Income Deferral Plan.

●
Earnings: The deferred amounts are credited with earnings equal to the return on: Johnson & Johnson common stock, one-year Treasury Bills, or the investment options within our 401(k) Savings Plan. The participant elects the allocation among these alternatives.

	●	Distribution: Amounts deferred are paid on the later of six months after termination or January of the year following termination.

●
Excess Savings Plan: Our 401(k) Savings Plan provides a matching contribution of 4.5% of base salary to employees who contribute at least 6% of base salary. The base salary covered under this plan is limited by the IRS’s covered compensation limit. The limit was $285,000 in 2020. The Excess Savings Plan credits an unfunded account with 4.5% of the amount of the base salary over the IRS limit.

●
Earnings: The accounts were credited with earnings equal to the return on each named executive officer's default Target Date Fund as determined by birth year. The average full year return for the group was 17.28%.

	●	Distribution: Account balances will be paid out in a lump sum, six months after termination, unless the participant made an irrevocable deferral or installment election before December 15, 2008.

Details on CLC and CLP Unit Values

The following table includes the beginning and end of year CLC and CLP unit values. It also includes the change in unit values during the year.

Unit Values and Change in Values	CLC ($)	CLP ($)
Beginning of Year Unit Value	$49.66	$5.62
End of Year Unit Value	$50.25	$5.65
Change in Unit Value	$0.59	$0.03

2021 Proxy Statement	97

2020 Potential Payments Upon Termination
We pay earned and unpaid compensation to our employees upon termination as described below. In addition, depending upon the circumstances of the termination and the employee’s age and years of service, we pay severance, provide continued health benefit coverage, and provide continued vesting in equity incentives as described below. We have no change-in-control benefits.

●
Earned but Unpaid Compensation: Upon any termination of employment as of year-end 2020, employees would receive their 2020 annual incentive and vested non-qualified deferred compensation. They would also be entitled to their pension benefits upon retirement. If a named executive officer had terminated as of year-end 2020, he or she would have received his or her:

●
Earned but unpaid annual incentives for 2020. An employee must be employed through the end of the year to be eligible for a non-pro-rated annual incentive payout. However, in case of involuntary termination for cause, these amounts would be forfeited. See the “Non-Equity Incentive Plan Compensation” table on page 84 for the annual incentive amounts.

	●	Vested non-qualified deferred compensation balances. See the “Non-Qualified Deferred Compensation — Aggregate Balance at Last Fiscal Year-End (Column F)” table on page 97 for the year-end balances.
	●	Pension benefits upon retirement. See “2020 Pension Benefits” on page 95 for details.

●
Severance, Healthcare Coverage, and Equity Incentives: In the table below, we show the value of cash severance, continued healthcare coverage, and continued vesting in equity incentives as if the named executive officers had terminated as of year-end 2020 under the circumstances shown below. For a complete understanding of the table please read the descriptions of the types of payments that follow the table.

●
No Change-in-Control Benefits: We do not have any change-in-control agreements or arrangements in place for any of our named executive officers. In addition, there are no change-in-control provisions in any of our compensation plans or instruments.

Name	Type of Payment	Voluntary Termination ($)	Involuntary Termination Without Cause ($)	Involuntary Termination with Cause ($)	Death ($)	Disability ($)
A. Gorsky	Cash Severance	$0	$1,650,000	$0	$0	$0
	Healthcare Coverage	226,000	228,000	226,000	115,000	274,000
	Equity Incentives	47,485,827	47,485,827	0	47,485,827	47,485,827
	Total	47,711,827	49,363,827	226,000	47,600,827	47,759,827
J. Wolk	Cash Severance	0	900,000	0	0	0
	Healthcare Coverage	0	92,000	0	9,000	315,000
	Equity Incentives	0	0	0	10,080,550	10,080,550
	Total	0	992,000	0	10,089,550	10,395,550
P. Stoffels	Cash Severance	0	1,222,500	0	0	0
	Healthcare Coverage	194,000	199,000	194,000	100,000	265,000
	Equity Incentives	23,220,701	23,220,701	0	23,220,701	23,220,701
	Total	23,414,701	24,642,201	194,000	23,320,701	23,485,701
J. Duato	Cash Severance	0	1,228,077	0	0	0
	Healthcare Coverage	194,000	199,000	194,000	100,000	264,000
	Equity Incentives	22,422,679	22,422,679	0	22,422,679	22,422,679
	Total	22,616,679	23,849,756	194,000	22,522,679	22,686,679
J. Taubert	Cash Severance	0	900,000	0	0	0
	Healthcare Coverage	149,000	158,000	149,000	80,000	278,000
	Equity Incentives	12,512,776	12,512,776	0	12,512,776	12,512,776
	Total	12,661,776	13,570,776	149,000	12,592,776	12,790,776

98	2021 Proxy Statement

Terminations Due to a Reduction in Force or Specified Divestiture

All of our unvested outstanding long-term incentive awards are subject to special provisions in the event of a termination due to a Reduction in Force (RIF) or Specified Divestiture (as detailed on page 69). As of December 31, 2020, each named executive officer except Mr. Wolk was eligible for Qualifying Separation treatment of their long-term incentives. For these executives:

●	Termination due to a RIF would result in amounts equal to those in the "Involuntary Termination Without Cause" column of the Potential Payments Upon Termination table on page 98, and
●	Termination due to a Specified Divestiture would result in amounts equal to those in the "Involuntary Termination Without Cause" column, except they would not receive severance.

If Mr. Wolk had been terminated due to either a RIF or Specified Divestiture, he would have been eligible to receive a pro-rated portion of his unvested long-term incentives rather than the zeros shown in the Potential Payment Upon Termination table. As of December 31, 2020, the total value of his pro-rated long-term incentives was $5,375,116.

Cash Severance

Our Severance Pay Plan provides benefits to certain full-time U.S. employees who are involuntarily terminated. We provide two weeks base salary for each year of service, with guaranteed minimums based on an employee’s level. The minimum for our named executive officers is 52 weeks of base salary. We pay severance according to our normal payroll cycle. We do not pay severance as a lump-sum payment.
In order to receive the full number of weeks of base salary under our Severance Pay Plan, U.S. employees must sign a release agreement and comply with the conditions set forth in the agreement which may include: compliance with non-competition provisions, release of all claims and rights, and any other terms set forth in the agreement. If U.S. employees do not sign the release agreement, the severance amount is 4 weeks of base salary.
In the table below, we show how the “Cash Severance” amounts in the table on page 98 were calculated.

Name	Salary Rate as of Year-End ($)	Years of Eligible Service (#)	Weeks of Base Salary Continuation			Total Amount of Cash Severance ($)
			Accrued (#)	Minimum (#)	Final (#)
A. Gorsky	$1,650,000	12	24	52	52	$1,650,000
J. Wolk	900,000	22	44	52	52	900,000
P. Stoffels	1,222,500	23	46	52	52	1,222,500
J. Duato	1,030,000	31	62	52	62	1,228,077
J. Taubert	900,000	15	30	52	52	900,000

2021 Proxy Statement	99

Healthcare Coverage

Upon termination of employment, all non-union U.S. employees receive continued healthcare coverage that varies based upon the termination circumstances. The “Healthcare Coverage” amounts in the table on page 98 are the present values of continued healthcare coverage. The values vary based upon the termination circumstances as follows:

Healthcare Coverage	Eligibility	Eligible Named Executive Officers	Voluntary Termination	Involuntary Termination Without Cause	Involuntary Termination with Cause	Death	Disability
Retiree	Employees age 55 with ten years of service	Gorsky Duato Stoffels Taubert	✓	✓ Begins at the end of the cash severance period	✓	✓ Coverage for Dependents	✓
Separation	Employees between ages 50 and 54 with ten years of service who are involuntarily terminated without cause	Wolk	Not Applicable	✓ Begins at the earlier of the end of the cash severance period or 52 weeks and ends at age 65	Not Applicable	Not Applicable	Not Applicable
Active-employee	All Employees		No continued coverage	✓ While on severance - up to 52 weeks	No continued coverage	✓ Coverage for Dependents for 6 months	✓ While on long-term disability
Note: "✓" means eligible for coverage

Equity Incentives

The “Equity Incentives” amounts in the table on page 98 are the value of unvested equity incentives as of year-end 2020. The values vary based upon the termination circumstances as described under “Long-Term Incentive Vesting and Treatment upon Termination” on page 69.

100	2021 Proxy Statement

Ratio of the Annual Total Compensation of the Median-Paid Employee to the CEO

The annual total compensation of our median-paid employee on a worldwide basis for 2020 was $81,000. The annual total compensation of our Chief Executive Officer for 2020 was $29,590,472. The ratio of the two amounts for 2020 is 365 to 1. For a complete understanding of these amounts, please read the descriptions below.
We used the following methodology and assumptions to calculate the annual total compensation of the median-paid employee:

●	We included 100% of our employees in the calculation of median, as follows:

● We gathered payroll data from 23 countries around the world, which account for 91% of our employees.
●
We assumed that the remaining 9% of our employees (not included in this database) are paid less than the median. This is a conservative assumption. If any of the employees assumed to be below the median were paid higher than the calculated median, the actual median would be higher.

●	We calculated the annual total compensation and ranked our employees using: (i) taxable cash earnings, which includes salary, wages (regular, hourly, overtime, shift differentials), commissions, annual incentives, and other miscellaneous cash earnings; (ii) the estimated value of the Company-provided pension earned during 2020 and Company contributions to defined contribution retirement plans during 2020 (using an estimated percentage of salary for each country where we have a Company-provided retirement plan); and (iii) the estimated value of company provided medical and dental insurance coverage (using an estimated per-employee amount for each country where we have Company-provided medical and dental plans).

●
Using our year-end 2020 total employee count, we counted down from the top to identify the median-paid employee. At least 50% of our employees have annual total compensation amounts higher than $81,000.

●	We rounded the annual total compensation of the median-paid employee to the nearest thousand dollars.

The annual total compensation of our Chief Executive Officer for 2020 is the $29,575,974 total as reported in the Summary Compensation Table on page 82 plus healthcare benefits of $14,498.
The ratio of the Annual Total Compensation of the Median-Paid Employee to the CEO is calculated by dividing the annual total compensation of our Chief Executive Officer by that of our median-paid employee. Because the annual total compensation of the median-paid employee is a conservative estimate (as described above), the pay ratio is also a conservative estimate - the actual ratio could be lower, but not higher.

Comparison to 2019 Median-Paid Annual Total Compensation

The annual total compensation of our median-paid employee for 2019 was $76,000. The median for 2020 is $81,000. Salary increases and other increases in compensation contributed to the increase in the median. The net effect of changes in currency exchange rates on the year-on-year increase in the median was minimal. If the exchange rates had not changed during 2020, the median would also have been $81,000.

2021 Proxy Statement	101

Audit Committee Report
The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, internal auditors, independent auditor, and financial reporting controls and accounting policies and procedures of the Company. The Company's management is responsible for preparing the Company's financial statements and systems of internal control, and the independent auditor is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditor.
In this context, the Audit Committee has met and held discussions with management and the internal and independent auditors (including private sessions with the Chief Audit Executive, the independent auditor, the Chief Financial Officer and the General Counsel at each Audit Committee meeting). Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended January 3, 2021, were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.
The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties, and critical audit matters). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditor have discussed the auditor’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditor and the fees and costs billed and expected to be billed by the independent auditor for those services (as shown on page 104 of this Proxy Statement). All of the non-audit services provided by the independent auditor since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on page 104 of this Proxy Statement.) When approving the retention of the independent auditor for these non-audit services, the Audit Committee has considered whether the retention of the independent auditor to provide those services is compatible with maintaining auditor independence.
In reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee believes that the non-audit services provided by the independent auditor are compatible with, and did not impair, auditor independence.
The Audit Committee also has discussed with the Company's internal and independent auditors, with and without management present, their evaluations of the Company's internal accounting controls and the overall quality of the Company's financial reporting.
In further reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors on February 22, 2021, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2021, for filing with the Securities and Exchange Commission.
    D. Scott Davis, Chairman
                                Ian E. L. Davis
                                Anne M. Mulcahy
                                Mark A. Weinberger

102	2021 Proxy Statement

Item 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2021.

The Audit Committee oversees the qualifications, independence and performance of the independent auditor and has the ultimate responsibility to appoint, retain, compensate, evaluate and, when appropriate, terminate the independent auditor.
The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year 2021. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey but, as a matter of good corporate governance, the Board has decided to ascertain the position of the shareholders on the appointment at the Annual Meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for ratification. The Audit Committee will reconsider the appointment if it is not ratified.
During fiscal years 2020 and 2019, PricewaterhouseCoopers LLP not only acted as the independent registered public accounting firm for the Company and its subsidiaries (work related to the integrated audit of our consolidated financial statements and internal control over financial reporting), but also rendered other services on behalf of the Company and its subsidiaries.
Rules enacted under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. PricewaterhouseCoopers LLP has provided services in accordance with applicable rules and regulations. It is expected that PricewaterhouseCoopers LLP will continue to provide certain accounting, additional audit, tax and other services to the Company and its subsidiaries, which are permitted under applicable rules and regulations.
PricewaterhouseCoopers LLP and its predecessors have served as Johnson & Johnson's independent auditor since at least 1920. The Audit Committee believes that this long tenure results in higher quality audit work and greater operational efficiencies by leveraging PricewaterhouseCoopers LLP's deep institutional knowledge of our global operations and businesses, accounting policies and practices, and internal controls. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the audit firm’s lead engagement partner every five years, the Audit Committee and its chairperson were directly involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner.
The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of our Company and our shareholders.
The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The table on the following page sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for 2020 and 2019 for audit and non-audit services (as well as all out-of-pocket costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described in the table on the following page.

2021 Proxy Statement	103

Actual Fees (Dollars in thousands)	2020	2019
Audit Fees	$39,840	$40,500
Audit-Related Fees	16,200	15,995
Total Audit and Audit-Related Fees	56,040	56,495
Tax Fees	2,057	2,060
All Other Fees	530	670
Total Fees	$58,627	$59,225

Audit Fees – Consists of professional services rendered for the audit of our consolidated financial statements, quarterly reviews, statutory audits, issuance of comfort letters and consents, and assistance with, and review of, documents filed with the SEC.
Audit-Related Fees – Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, system pre-implementation reviews, internal control reviews, attest services that are not required by statute or regulation, advice as to the preparation of statutory financial statements, consultations concerning financial accounting and reporting standards and other audit-related costs.
Tax Fees – Consists of tax compliance (review and preparation of corporate and international tax returns, assistance with tax audits, review of the tax treatments for certain expenses and transfer-pricing documentation for compliance purposes), state and local tax planning, and consultations with respect to various domestic and international tax matters.
All Other Fees – Consists of fees not included in the Audit, Audit-Related or Tax categories and includes accounting research software, benchmarking, assurance on non-financial metrics, market assessments, system and organization controls reports and other operational reviews.

Pre-Approval of Audit and Non-Audit Services

Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditor. The Policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The Policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.
Each year, the Audit Committee is asked to pre-approve the engagement of the independent auditor and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current year. In addition, the following specific routine and recurring other services also may be pre-approved generally for the current year, audits or reviews of third parties to assess compliance with contracts, assurance on non-financial metrics and system and organization controls reports.
The fee amounts approved annually are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required if actual fees for any service exceed the originally pre-approved amount by 5%, excluding the impact of currency translation.
If we want to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed the fees approved for the specifically approved services.
If we wish to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairman of the Audit Committee to pre-approve the engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditor may commence any engagement.
In 2020, there were no fees paid to PricewaterhouseCoopers LLP under a de minimis exception to the rules that waives pre-approval for certain non-audit services.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the Annual Meeting.

104	2021 Proxy Statement

Item 4: Shareholder Proposal – Government Financial Support and Access to COVID-19 Vaccines and Therapeutics
The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by Oxfam America, Inc., 1101 17th Street, NW, Suite 1300, Washington, DC 20036, beneficial owner of 26 shares of the company’s common stock, and a co-filer. The affirmative vote of a majority of the shares voted at the Annual Meeting is required for approval of the shareholder proposal. The text of the proposal follows:
SHAREHOLDER PROPOSAL REGARDING GOVERNMENT FINANCIAL SUPPORT AND ACCESS TO COVID-19 VACCINES AND THERAPEUTICS
RESOLVED that shareholders of Johnson & Johnson (“JNJ”) ask the Board of Directors to report to shareholders, at reasonable expense and omitting confidential and proprietary information, on whether and how JNJ subsidiary Janssen’s receipt of government financial support for development and manufacture of vaccines and therapeutics for COVID-19 is being, or will be, taken into account when engaging in conduct that affects access to such products, such as setting prices.
SUPPORTING STATEMENT
Janssen has received substantial government funding for research and development related to COVID-19. In February 2020, Janssen entered into a “collaborative partnership” pursuant to which the U.S. Biomedical Advanced Research and Development Authority (“BARDA”) provided $456 million to develop a vaccine candidate for COVID-19,1 and BARDA agreed to pay $152 million for Janssen and a partner to screen compounds for efficacy in treating COVID-19.2 BARDA committed $1 billion to Janssen in August to fund expansion of vaccine manufacturing capability; the agreement entitles the federal government to 100 million doses.3
JNJ stated publicly that it will distribute a COVID-19 vaccine on a “nonprofit” basis, but that commitment is limited to “emergency pandemic use."4 JNJ has not clarified what “nonprofit” means when the government funds a significant portion of the research and development cost. If a COVID-19 vaccine must be readministered regularly to maintain herd immunity, as many experts predict,5 demand will outlast the pandemic, and the potential market will be vast.
If JNJ’s vaccine is approved, scaling up production beyond JNJ’s goal of producing 1 billion doses per year6 will be essential to ensure universal and low-cost vaccine access, which is critical to maintain stability, reignite the global economy and investor returns,7 and prevent domestic outbreaks.8 Accordingly, JNJ will face enormous pressure to share intellectual property (including patents) over the COVID-19 vaccines or therapeutics to which public entities such as BARDA are contributing. Already, Janssen’s agreements with BARDA have been criticized for limiting the government’s intellectual property rights,9 which could place a chokehold on mass production commensurate with global need—increasing price, decreasing overall supply and preventing universal access.
JNJ’s 2019 Transparency Report—pre-dating COVID-19–describes the factors it considers in pricing: balancing the value of a medicine, the “importance of preserving [JNJ’s] ability to develop future groundbreaking cures and treatments,” and ensuring affordable access.10 Yet, JNJ does not at present disclose how public financial support factors into its approach to ensuring access over its COVID-19 products. This Proposal seeks to overcome this gap by asking JNJ to explain whether and how the significant contribution from public entities to the COVID-19 products JNJ seeks to commercialize affects, or will affect, its analysis of those factors and of actions, including pricing, that it could take to ensure access.
_________________________________________________________________________________________
1 https://www.jnj.com/johnson-johnson-announces-collaboration-with-u-s-department-of-health-human-services-to- accelerate-development-of-a-potential-novel-coronavirus-vaccine.
2 https://www.reuters.com/article/health-coronavirus-usa-funding/factbox-u-s-pours-billions-into-development-of- coronavirus-vaccines-tests-idINL4N2D32T5.
3 https://www.hhs.gov/about/news/2020/08/05/hhs-dod-collaborate-with-johnson-and-johnson-to-produce-millions- of-covid-19-investigational-vaccine-doses.html.
4 https://www.jnj.com/johnson-johnson-announces-a-lead-vaccine-candidate-for-covid-19-landmark-new-partnership-with-u-s-department-of-health-human-services-and-commitment-to-supply-one-billion-vaccines-worldwide-for-emergency-pandemic-use.
5 See e.g., https://www.nature.com/articles/d41586-020-02278-5.
6 https://www.jnj.com/johnson-johnson-announces-a-lead-vaccine-candidate-for-covid-19-landmark-new-partnership-with-u-s-department-of-health-human-services-and-commitment-to-supply-one-billion-vaccines- worldwide-for-emergency-pandemic-use.
7 https://www.wsj.com/articles/covid-19-vaccine-deployment-would-give-global-economy-a-lift-next-year-11601820001.
8 See https://www.americanprogress.org/issues/healthcare/reports/2020/07/28/488196/comprehensive-covid-19-vaccine-plan/.
9 https://www.keionline.org/wp-content/uploads/KEI-Briefing-OTA-29june2020.pdf, at 4.
10 See https://jnj-janssen.brightspotcdn.com/19/3f/55f6149249348ab7c64ba881c638/jsn-2019-us-transparency-report-v16.pdf, at 11.

2021 Proxy Statement	105

Board's Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

●	The Company’s COVID-19 vaccine will be sold to the public on a not-for-profit basis for emergency pandemic use.
●	The annual Janssen U.S. Transparency Report already details our responsible business practices, and the additional disclosures this proposal requests would put the Company at a significant competitive disadvantage
The Company is committed to bringing an affordable COVID-19 vaccine to the public on a not-for-profit basis for emergency pandemic use.
Since the beginning of the Company’s COVID-19 response, the Company has been committed to bringing forward a safe, effective and affordable vaccine on a not-for-profit basis for emergency pandemic use, while also focusing on making sure its vaccine candidate will be globally accessible. Through a landmark collaboration between the Janssen Pharmaceutical Companies of Johnson & Johnson (Janssen) and the Biomedical Advanced Research and Development Authority (BARDA), a part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, the Company and Janssen together have committed more than $1.7 billion of investment to co-fund vaccine research and development. Separately, BARDA and the Company have provided additional resources that will enable the expansion of their ongoing work to identify potential antiviral treatments against, and therapeutic screening for, COVID-19. The Company’s decision to collaborate with BARDA and provide its COVID-19 vaccine candidate to the public on a not-for-profit basis is rooted in Our Credo and recognizes the Company’s commitment to all of its stakeholders. In this regard, Our Credo challenges the Company to put the needs and well-being of the people the Company serves first.
The not-for-profit pricing of the Company’s COVID-19 vaccine will last for the duration of the emergency pandemic use period and will be determined using the Company’s not-for-profit framework, which is consistent with the Bill and Melinda Gates Foundation’s cost methodology for vaccines, accounting fairly for the costs, investment and effort required to develop and distribute novel vaccines, excluding any profit.
In addition, the Company, along with fifteen other life sciences companies around the globe and Bill and Melinda Gates, co-chairs of the Bill and Melinda Gates Foundation, signed a landmark Communiqué on Expanded Global Access to ensure that people everywhere have access to potential COVID-19 diagnostics, therapeutics and vaccines under development at the companies—regardless of income level. In connection with the Communique, the Company committed to allocate up to 500 million vaccine doses to lower income countries. Consistent with Our Credo, the Company believes making its COVID-19 vaccine as accessible as possible is the right thing to do.
Moreover, the Company is committed to transparency in its efforts related to its COVID-19 vaccine candidate. For details on the Company’s response to the COVID-19 pandemic, including information on the Company’s commitment to making its COVID-19 vaccine candidate accessible by selling it at a not-for-profit price during the emergency pandemic use period, see “Our COVID-19 Response Efforts” on page 4 and the “Our COVID-19 Efforts” section of the Company’s website at www.jnj.com/coronavirus.
The annual Janssen U.S. Transparency Report already details our responsible business practices, and the additional disclosures this proposal requests would put the Company at a significant competitive disadvantage.
The Janssen U.S. Transparency Report (the Transparency Report) demonstrates the Company’s commitment to transparency and provides extensive disclosures on its responsible approach to pricing. Janssen will continue to provide such disclosures when it publishes the fifth Transparency Report this spring. For details and to access the full Transparency Report, see the “Investors” section of the Company’s website at www.investor.jnj.com/gov.cfm.
Any information requested by the proposal that would not already be made publicly available in the Transparency Report or otherwise could result in the disclosure of proprietary information that could potentially damage the Company’s competitive position. Such disclosure would necessarily entail disclosure of the commercial strategy for the COVID-19 vaccine candidate and would impede our ability to execute the strategy in the marketplace.
In light of the foregoing, particularly the Company’s commitment to bringing forward a safe, effective and affordable COVID-19 vaccine on a not-for-profit basis for emergency pandemic use and Janssen’s responsible approach to drug pricing and related public disclosures, the Board believes the proposal would not provide meaningful information to shareholders, is not necessary and therefore would not be in the best interests of the Company or its shareholders.
It is, therefore, recommended that shareholders vote AGAINST this proposal.

106	2021 Proxy Statement

Item 5: Independent Board Chair
The following shareholder proposal has been submitted to the company for action at the Annual Meeting by Trillium Asset Management LLC on behalf of Oneida Trust Minors, PO Box 365, Oneida, WI 54155, beneficial owner of 604 shares of the company’s common stock, and a co-filer. The affirmative vote of a majority of the shares voted at the Annual Meeting is required for approval of the shareholder proposal. The text of the proposal follows:
Independent Board Chair
RESOLVED: Shareholders request the Board of Directors adopt as policy, and amend the bylaws as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, be an independent member of the Board. This independence policy shall apply prospectively so as not to violate any contractual obligations. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.
This policy would be phased in for the next CEO transition.
SUPPORTING STATEMENT
We believe:

●	The role of the CEO and management is to run the company.
●	The role of the Board of Directors is to provide independent oversight of management and the CEO.
●	There is a potential conflict of interest for a CEO to have an inside director act as Chair.

In our view, shareholders are best served by an independent Board Chair who can provide a balance of power between the CEO and the Board. Taking this step is in the long-term interests of shareholders and will promote effective oversight of management.
As of March 2020, approximately 33% of S&P 500 firms had an independent chair. ISS reported in September 2020 that 85 percent of investors responding to its policy survey indicated that an independent chair is their preferred model.
In August 2019 a judge in Oklahoma found as a factual matter that Johnson & Johnson had intentionally played down the dangers and oversold the benefits of opioids. The judge also concluded that the company broke Oklahoma’s public nuisance law, finding that had it had developed “false, misleading, and dangerous marketing campaigns” that had “caused exponentially increasing rates of addiction, overdose deaths” and babies born exposed to opioids.
In September 2020 New York filed civil charges against the company alleging that it played a leading role in “originating, supplying, facilitating, and actively creating a dangerous market for opioids for chronic pain treatment.”
The company’s recent controversies also extend to claims that its talcum powder contained asbestos and caused cancer. In May 2020 the company announced discontinued production of its talc-based baby powder in the United States and Canada. However, in a July 2020 op-ed, the National Women’s Health Network took the company to task for continuing to sell talc-based baby powder abroad, “which means, this product will continue to impact Black and Brown communities, particularly in places like Africa, where it has operations in South Africa, Ghana, and Kenya, and in Brazil, which is home to all three of its business segments.”
In order to ensure that our Board can provide rigorous oversight for our Company with greater independence and accountability, we urge a vote FOR this shareholder proposal.

2021 Proxy Statement	107

Board's Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

●	It is crucial that the Board maintain the flexibility to tailor its leadership structure to best fit the Company’s needs as they evolve, as well as to best respond to the challenges facing the Company.
●	Our current Board structure, with a robust Lead Director and committees each composed entirely of independent Directors, provides appropriately strong independent leadership and oversight as well as efficient and clear communication and administration.
●	Independent Directors hold regularly scheduled Executive Sessions (outside the presence of the Company's executives) and each committee holds regularly scheduled private sessions with their respective compliance leaders to ensure transparent and candid feedback.

The adoption of a policy requiring that the Chair of the Board be an independent director could limit the Board’s flexibility to choose the person best suited for the role.
The Board believes it is important to preserve its flexibility to determine the most appropriate leadership structure based on an assessment of the unique circumstances, culture and challenges facing the Company, as well as the individual skills and experiences that may be required in an effective Chair. As discussed in “Item 1: Election of Directors” on pages 10 to 18 of this Proxy Statement, all Director nominees are independent except for our CEO, with diverse backgrounds, experiences and perspectives. Moreover, our independent Directors appropriately challenge management and demonstrate the free-thinking expected of Directors. Given this makeup, our Board is in a very strong position to evaluate the relative benefits and challenges of various types of Board leadership structures, considering the perspectives of shareholders, and to ultimately decide which one best serves the interests of our stakeholders, as they are defined in Our Credo. The Board having an opportunity, as it has now, to amend its leadership structure at any given time under all unpredictable circumstances is imperative to the Company achieving its long-term strategy and to managing unforeseeable risks. Given the dynamic and competitive environment in which we operate, our Board believes it is crucial to maintain the flexibility to tailor its leadership structure to best fit our Company and to address short- and long-term challenges as they evolve over time.
Our Board believes that our current governance structure already provides the independent leadership and oversight sought by the proposal.
Our Board recognizes the importance of having in place, and building upon, a strong structure to ensure that the Board functions in an appropriately independent manner. In furtherance of this structure, the Board has ensured that the independent Lead Director role is robust and held by a Director with the time and experience to carry out those duties, which include, among other things:

●	Approving information sent to the Board and determining timeliness of information flow from management;
●	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
●	Approving in advance the schedule of committee meetings;
●	Participating in setting, and ultimately approving, the agenda for each Board meeting;
●	Having the authority to call meetings and Executive Sessions of the independent Directors;
●	Presiding at all meetings of the Board at which the Chair/CEO is not present, including Executive Sessions of the independent Directors;
●	Meeting with major shareholders or other external parties, as necessary;
●	Monitoring the flow of information from Committee Chairs to the full Board;
●	Leading the annual performance evaluation of the Chair/CEO, distinguishing as necessary between performance as Chair and performance as CEO;
●	Leading the annual performance evaluation of the Board; and
●	Leading the CEO succession process.

108	2021 Proxy Statement

The dual roles of Chair and a strong, independent Lead Director are important in balancing inputs to the Board. The table on page 20 of this Proxy Statement describes the duties and responsibilities of our independent Lead Director in greater detail. Shareholders and other stakeholders may contact our Lead Director at any time as described on the "Contact the Board" section of the Company's website at https://johnsonandjohnson.gcs-web.com/corporate-governance/contact-the-board.
The Board’s independent committee structure enables it to effectively oversee and support the implementation of the Company’s Enterprise Risk Management framework.
Each of the Board’s five main committees is composed entirely of independent Directors with an independent Director chairing each such committee. Mr. Gorsky is currently the only non-independent member of our Board, and he is not a member of any of our Board’s five main committees. The Board recognizes the essential role it plays in overseeing management’s execution of its risk management responsibilities and the processes for assessing and managing the various issues faced by the Company. The Company’s independent Directors hold regularly scheduled Executive Sessions and the Regulatory Compliance Committee and the Audit Committee hold regularly scheduled private meetings with key compliance leaders, such as the Chief Quality Officer and the Chief Audit Executive, respectively, to discuss risks facing the Company and to solicit candid feedback and insights on risks, controls and other matters. The Regulatory Compliance Committee and the Audit Committee play a critical role in oversight of risk at the Company, including strategic, operational, financial and reporting, reputational and compliance risks.
Furthermore, the proposal alludes to the criticality of Board oversight of ongoing litigation, quality and safety matters. On October 5, 2020, the Company published the Board Report on Oversight of Risk Related to Opioids (the Board Report), describing the governance measures that the Company has implemented to monitor and manage the financial and reputational risks related to the opioid crisis. The Board Report provides an overview of the robust Board response and details the Board’s oversight on this topic. Management, under diligent Board oversight, continues to take proactive steps to assure all stakeholders that the Company views product quality and safety to be top priorities and is committed to vigorously defending the Company and continuing to ensure the safety of our products. For greater detail on this topic, see “Oversight of Our Company” on pages 24 to 32, Our COVID-19 Response Efforts on page 4 and “A Note About Litigation” on page 27.
The Board considered extensive shareholder feedback and reviewed current marketplace developments.
In making its determination of the optimal governance structure for the Company, our Board reviewed current marketplace developments and listened carefully to extensive shareholder feedback, including feedback received in over the past few years. The Company has significantly expanded its shareholder engagement program in recent years, and our Lead Director participated in many of these engagements. In 2020, we reached out to shareholders representing approximately 54.7% of our outstanding shares and many of our top shareholders believed that the Board’s decision to maintain flexibility concerning the structure of the Board, including the Chair position, is crucial for the Board not only to function independently but also to act in the best interest of all stakeholders. For greater detail, see "Shareholder Engagement" on page 33 of this Proxy Statement. Aligned with many of our shareholders, our Board believes that a formulaic “one-size-fits-all” policy prohibiting our CEO from also serving as our Chair deprives the Company of the benefit of its current leadership structure and would not result in better governance or oversight.
Our Board continues to believe that our existing leadership structure is most effective for the Company under current circumstances.
Our Nominating & Corporate Governance Committee annually reviews in executive session the Board leadership structure. This review includes, among other things, the effectiveness of the policies, practices and people in place at the Company to help ensure strong, independent Board oversight, and the Chairman’s effectiveness in the role of Chairman. For greater detail, see “Board Leadership Structure” on page 19. Based on the Committee’s most recent review and guidance, our Board believes that the Company continues to benefit from Mr. Gorsky’s service as Chairman of our Board. Further, given that Mr. Gorsky is closer to our Company’s businesses than any other Board member and has the benefit of over 25 years of operational and leadership experience within the Johnson & Johnson Family of Companies, Mr. Gorsky’s career experience has best positioned him to provide effective leadership of a company that operates in a highly regulated industry, such as healthcare. The independent Directors determined that having one clear leader in both roles, with deep industry expertise and company knowledge, provides efficient and effective leadership internally and externally. Johnson & Johnson today benefits from the unity of leadership and company alignment by having these roles combined, and this proposal would deprive the Board of the valuable flexibility to exercise its business judgment in selecting the individual best suited to serve as Chair in the future. Our Board will continue to monitor this topic, considering what it observes in the marketplace, the evolution of viewpoints in the corporate governance community and, most importantly, what the Board believes is in the best interests of Johnson & Johnson and its stakeholders. The Board strongly believes it is best able to serve those stakeholders when it has the flexibility to choose the leadership structure that is most appropriate to address short- and long-term challenges as they evolve over time.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

2021 Proxy Statement	109

Item 6: Shareholder Proposal – Civil Rights Audit
The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by Trillium Asset Management LLC on behalf of Christopher and Anne Ellinger, 60 South Street, Boston, MA 02111, beneficial owner of 70 shares of the company's common stock, and a co-filer. The affirmative vote of a majority of the shares voted at the Annual Meeting is required for approval of the shareholder proposal. The text of the proposal follows:
Civil Rights Audit
Whereas
The Black Lives Matter protests of 2020 brought the significant policy issue of systemic racism to the forefront of a widespread public discussion and reckoning in America.
It is clear that business as usual in the healthcare sector can result in disparate outcomes for Black Americans. For example, a recent Eli Lilly op-ed notes "Minorities make up nearly 40 percent of the U.S. population but less than 20 percent of participants in the key clinical trials…. [t]his low participation is itself a health disparity."1 Further, the mortality rate for black women diagnosed with breast cancer is 42 percent higher than the comparable rate for white women.2
In June 2020, JNJ made commitments to address underrepresentation in clinical trials, to strengthen existing community medical systems, and to discontinue skin lightening products. While these commitments are positive steps taken during a time of acute reflection on racism in America, we believe a third-party civil rights audit would demonstrate an even deeper commitment, provide rigorous independent insights, and may reveal additional ways in which JNJ can have even more impact on systemic racism.
We are concerned about the ongoing controversies our company faces related to its decision in May 2020 to discontinue sales of talcum-based powder in North America, but continue sales across the globe. Claims of aggressively marketing these products to Black and Brown women after its talc supplier included the WHO’s “possibly carcinogenic” label on shipments are troubling,3 as are the more than 19,000 lawsuits pending related to its use. In August, more than 200 health and environmental justice organizations from 50 countries called on the company to "walk its talk on racial equity and valuing Black lives” by ending global sales of talcum-based baby powder.4
Companies such as Facebook, Airbnb, and Starbucks, when seeking to understand and address their role in contributing to systemic racism, have commissioned third-party audits. For example, in 2019 Starbucks retained former United States Attorney General Eric Holder to evaluate Starbucks’ policies and practices. The report noted strengths and offered recommendations “to promote civil rights, equity, diversity, and inclusion — both within the Company and the communities it serves.”5
The audits commissioned by these companies provide a potential template for our company’s own civil rights audit.
Resolved, shareholders request the company conduct and publish a third-party audit (within a reasonable time, at a reasonable cost, and excluding confidential/proprietary information) to review its corporate policies, practices, products, and services, above and beyond legal and regulatory matters; to assess the racial impact of the company's policies, practices, products and services; and to provide recommendations for improving the company’s racial impact.

_________________________________________________________________________________________
1 https://www.politico.com/news/agenda/2020/07/20/drug-companies-coronavirus-racial-disparities-372277
2 DeSantis CE, Siegel RL, Sauer AG, et al, “Progress and opportunities in reducing racial disparities: Cancer Statistics for African Americans, 2016”, CA Cancer J Clin. 2016; 66:290-308
3 https://www.reuters.com/article/us-johnson-johnson-marketing-specialrepo-idUSKCN1RL1JZ
4 https://www.mycentraljersey.com/story/news/local/middlesex-county/2020/08/31/group-calls-johnson-johnson-discontinue-talcum-baby-powder/5655800002/
5 https://stories.starbucks.com/uploads/2019/01/Covington-Report-to-Starbucks-Jan-23-2019.pdf

110	2021 Proxy Statement

Board's Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

●	Diversity, equity and inclusion (DEI) is built into Our Credo and has long been a core value of the Company.
●	The Company regularly evaluates its DEI policies, practices and goals and produces two annual publications describing its progress.
●	The Company has been recognized externally for its work and progress on DEI.
●	The Company has made a commitment to address racial and social justice through Our Race to Health Equity platform, and the requested audit would divert resources from this and other DEI initiatives.

The Company is committed to diversity, equity and inclusion (DEI), which is built into Our Credo.
DEI has been critical to the Company’s success in delivering quality health solutions and innovations to the billions of people we serve around the world. DEI has long been fundamental to the Company’s business model, and Our Credo underscores the Company’s commitment to DEI, stating: “We must provide an inclusive work environment where each person must be considered as an individual. We must respect their diversity and dignity and recognize their merit.” In accordance with Our Credo values, the Company reviews and makes public its DEI work and progress, which the Company bolstered recently with Our Race to Health Equity platform, as described below.
The Board and management continually review the Company’s DEI policies, practices and goals.
The Company’s Diversity, Equity and Inclusion Policy, along with its global DEI strategy, sets out the principles and requirements by which the Company enhances DEI throughout the organization. The Diversity, Equity and Inclusion Policy applies to all employees and anyone conducting work on behalf of the Company or any of its operating companies, consistent with all applicable local laws. The Diversity, Equity and Inclusion Policy is available on the “ESG Policies and Positions” section of Company’s website at https://www.jnj.com/about-jnj/policies-and-positions/. The Board, through its oversight of human capital management and the Company’s adherence to Our Credo, works to ensure that management makes progress towards the Company’s DEI goals. The Executive Committee reviews DEI results quarterly, and progress is reported to the Board periodically. Additionally, the Company’s DEI Councils and Advisory Boards, led by senior leaders who are experts in their regions and sectors, work to drive the DEI strategy deeper into their organizations. As disclosed on page 30 of this Proxy Statement under “Oversight of Human Capital Management,” the Company’s biennial Our Voice Survey is a significant indicator of employee satisfaction and measures important aspects of the Company’s culture, including how employees feel heard, valued and respected, and free to be their authentic selves. The Our Voice Survey includes a specific section on DEI that aims to assess the Company’s performance in nurturing an inclusive culture. In 2019, 90% of active employees participated in the survey. The results showed that 91% of employees surveyed believe they are treated with respect, and 81% confirmed their workgroup has a climate in which diverse perspectives are valued. Furthermore, beginning in June 2020, the Company collected weekly employee sentiment data as it navigated the impact of the COVID-19 pandemic and of racial and social injustice. It has been the Company’s long-standing philosophy that DEI is everyone’s responsibility, and the Company’s mission is to advance a culture of inclusion and innovation, build a diverse workforce for the future, and enhance business performance and reputation.
The Company produces two annual publications describing its progress towards its DEI goals.
The Company annually produces two comprehensive publications – the You Belong: Diversity, Equity & Inclusion Impact Review (DEI Impact Review) and the Health For Humanity Report – on its approach to addressing DEI matters and how that approach is reflected in various company policies, practices and other initiatives. In 2020, the Company published the second annual DEI Impact Review, which examines how the Company’s global DEI strategy has been a key driver of innovation and business outcomes since our founding over 130 years ago. The DEI Impact Review sets forth the Company’s key DEI priorities and the steps that it is taking to create a healthier, more equitable world, providing an overview of the Company’s programs and policies aimed at reinforcing an inclusive culture, building a diverse workforce and supporting employee resource groups. The Company also annually publishes the Health for Humanity Report, which discloses externally assured data about the Company’s workforce and diversity metrics. Through the DEI Impact Review and the Health for Humanity Report, the Company actively assesses and makes public information on its evaluation of the ways that it has been working, and is continuing to work, to promote DEI both within and outside the Company, including promoting racial and social justice. The DEI Impact Review is available on the Company’s website at https://youbelong.jnj.com/, and the Health for Humanity Report is available on the Company’s website at https://healthforhumanityreport.jnj.com/.

2021 Proxy Statement	111

The Company has recently launched several programs designed to advance racial and social justice by promoting health equity.
Global protests and movements, in conjunction with the COVID-19 pandemic, have spotlighted the racial and social injustices and inequities that continue to impact underserved populations and communities of color. The Company recognizes the critical opportunity to expand and accelerate its commitment and momentum to address racial and social injustices in these communities. As the largest and most broadly based healthcare company in the world, the Company has always applied a scientific approach to address and overcome human health challenges. Leveraging its deep scientific expertise, strategic capabilities, and global scale to deliver innovative solutions to people with unmet needs, the Company focuses on the best health outcomes for patients, consumers and their families. This focus remains the same with its commitment to fighting racism and working to eliminate health inequities that impact underserved populations and communities of color here in the United States and around the world. To this end, the Company has launched its Our Race to Health Equity initiative, which is a strategic framework designed to:

1.	Create a world-class diverse and inclusive culture that helps the Company better understand the patients and consumers it serves in communities of color;
2.	Deploy resources and expertise to provide equitable healthcare solutions for underserved populations and communities of color; and
3.	Forge partnerships and alliances that address racial and social health inequities.

This integrated business and communications strategy also establishes an operating model that is aimed at driving sustainable systemic racial and social improvements, with tangible and measurable impacts and outcomes. Our Race to Health Equity platform encompasses the Company’s efforts focused on helping to eradicate racial and social injustice as a public health threat by eliminating health inequities for people of color. To that end, the Company has committed $100 million over the next five years to invest in and promote health equity solutions for Black people and other communities of color in the United States.
The Company also actively works to identify and address ways it can promote racial equity. For example, the DEI Impact Review describes an example of how the Company identified a gap in available skin health consumer products tailored to the needs of the Black community due to an underrepresentation of Black dermatologists in the United States. In 2020, to help close that gap, Johnson & Johnson Innovation partnered with NEUTROGENA® to work towards addressing this underrepresentation.
In addition, the Company strives to make its clinical trial populations reflect the diversity of real-world patient populations. Further diversification of clinical trials is a priority, and the Company is proactively working to identify and address barriers to enrollment and participation by patients in underrepresented communities, including through strategic partnerships with third parties. For example, when the Company launched the LOTUS trial in 2018 to help develop a potential treatment for lupus, researchers began by actively recruiting a diverse group of patients from minority populations who are disproportionately impacted by the disease.
The Company also is making an effort to advance inclusive public policy. In 2020, the Company continued to advocate for policies that address racial health disparities and worked to educate stakeholders on these disparities, with particular focus on maternal health and COVID-19-related inequities. The Company also is committed to promoting supplier diversity through its legacy global Supplier Diversity & Inclusion program, which began more than twenty years ago and aims to ensure that businesses with diverse ownership, control and operations become valued partners and grow with the Company.
Further, under the leadership of the Chief Human Resources Officer, the Company created a new team in 2019 to reimagine human resources processes and systems to optimize attracting, hiring, developing and retaining diverse employees to reflect the marketplace in which the Company operates. The Company has also set a goal of achieving 50% growth of its African American talent at the manager and above levels in the United States over the next five years.
As noted in the DEI Impact Review, the Company has been recognized externally for its work and progress, for example:

●	Forbes 2020 America’s Best Employer for Diversity;
●	DiversityInc 2020 and 2019 Hall of Fame Company for Diversity & Inclusion;
●	United Nations Development Programme Leading Inclusion Index Company, Diversity Best Practices, 2019 Leading Inclusion Index Member; 2020 Top 10% Inclusion Index Member;
●	Hispanic Association on Corporate Responsibility 5-Star Company;
●	Latina Style #3 in 2019 and #4 in 2020 of the Top 50 Companies for Latinas; and
●	2019 and 2020 Working Mother Best Companies for Multicultural Women.

112	2021 Proxy Statement

The Company acknowledges DEI as a key driver of its success and intends to continue to publicly demonstrate its commitment to DEI in all aspects of its business.
For more than a decade, the Company has included a broad perspective on its DEI mission, focus areas, programs and progress in the annual Health for Humanity Report and its predecessors, and the Company now provides even greater detail in the annual DEI Impact Review. Each year the Company reviews its performance and looks for opportunities to improve its disclosure in response to feedback from stakeholders, and the Company plans to continue to include this perspective and detail the positive impact of its efforts in the 2020 Health for Humanity Report when it is published later this year. The proposal for an audit does not ask the Company to undertake any new DEI efforts, to support additional work, or to advocate for broader diversity in our workforce or outside the Company. Rather, it asks the Company to divert resources from its ongoing DEI actions and commitments and instead put them toward conducting an audit and preparing a report that would fail to yield meaningful enhancements to the Company’s practices or the robust public disclosures the Company already makes about its DEI efforts.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

2021 Proxy Statement	113

Item 7: Shareholder Proposal – Executive Compensation Bonus Deferral
The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by the Sisters of St. Francis of Philadelphia, c/o Tom McCaney, Associate Director, Corporate Social Responsibility, Office of Corporate Social Responsibility, 609 South Convent Road, Aston, PA 19014, beneficial owner of 25 shares of the company’s common stock. The affirmative vote of a majority of the shares voted at the Annual Meeting is required for approval of the shareholder proposal. The text of the proposal follows:
RESOLVED that shareholders of Johnson & Johnson ("JNJ") urge the Compensation & Benefits Committee (the "Committee") of the board to take the steps necessary to provide that the Committee may decline to pay in full an award (a 'Bonus") to a senior executive that is based on one or more financial measurements (a "Financial Metric") whose performance measurement period ("PMP") is one year or shorter for a period (the "Deferral Period") following the award, including developing a methodology for determining the length of the Deferral Period and adjusting the remainder of the Bonus over the Deferral Period.
The methodology referenced above should allow accurate assessment of risks taken during the PMP that could have affected performance on the Financial Metric(s) and facilitate JNJ's recoupment of Bonus compensation pursuant to its recoupment policy.
The changes should be implemented in a way that does not violate any existing contractual obligation or the terms of any compensation or benefit plan currently in effect.
SUPPORTING STATEMENT
As long-term shareholders, we support compensation policies that align senior executives' incentives with the company's long-term success. We are concerned that short-term incentive plans can encourage senior executives to take on excessive risk.
In our view, the opioid crisis reflects overly risky behavior by companies in the supply chain, including manufacturers such as JNJ. In August 2019, an Oklahoma judge ruled that JNJ subsidiary Janssen engaged in "false, deceptive and misleading" marketing regarding opioids that led to opioid deaths in Oklahoma, which constituted a "public nuisance."1 JNJ has offered $5 billion to settle more than 2,000 cases filed by states and cities seeking damages for JNJ's role in the opioid crisis.2 JNJ has also been dogged by compliance failures related to off-label promotion, kickbacks and foreign bribery.3
To foster a longer- term orientation, this proposal asks that the Committee take the steps necessary to authorize withholding some portion of Bonuses to allow adjustment of the unpaid portion during the Deferral Period. The Committee would have discretion to set the terms and mechanics of this process.
Bonus deferral is widely used in the banking industry, where overly risky behavior was widely viewed as contributing to the financial crisis. In 2009, the Financial Stability Board ("FSB"), which coordinates national financial authorities in developing strong financial sector policies , adopted Principles for Sound Compensation Practices and implementation standards for those principles, including bonus deferral. Deferral is "particularly important" because it allows "late-arriving information about risk-taking and outcomes" to alter payouts and reduces the need to claw back compensation already paid out, which may "fac[e] legal barriers," in the event of misconduct. Banking supervisors in 16 jurisdictions, including the US, have requirements or expectations regarding bonus deferral. (https://www.fsb.org/wp-content/uploads/P l 70619-1.pdf)
We urge shareholders to vote FOR this proposal.

_________________________________________________________________________________________
1 See https://fm.cnbe.com/applications/cnbc.com/resources/editorialfiles/2019/8/26/1044673351-20190826-151346-.pdf.
2 https://www.fiercepharma.com/pharma/johnson-johnson-adds-lb-to-opioid-lawsuits-settlement-pool-bringing-total-to-5b
3 E.g., https://www.justice.gov/opa/pr/johnson-johnson-pay-more-22-billion-resolve-criminal-and-civil-investigations; https://www.sec.gov/Iitigation/litreleases/2011/lr21922.htm

114	2021 Proxy Statement

Board's Statement in Opposition to Shareholder Proposal

●	Our Board and our Compensation & Benefits Committee actively oversee and monitor the Company’s executive compensation programs to align the programs with Our Credo and the long-term value we create for our shareholders.
●	The Compensation & Benefits Committee already has the discretion to defer senior executive annual incentive awards.
●	Approximately two-thirds of our executives’ compensation is delivered in the form of long-term incentives that are already deferred for three years.
●	The Company has robust recoupment policies and stock ownership guidelines that further align the interests of our executives with the long-term interests of our shareholders.
●	The Company has demonstrated its commitment to safeguarding against inappropriate risk-taking.

Our Board and our Compensation & Benefits Committee actively oversee and monitor the Company’s executive compensation programs to align the programs with Our Credo and the long-term value we create for our shareholders.
As set forth in Our Credo, the Company recognizes that it has many stakeholders: the patients and customers we serve, our employees, the communities in which we live and work, and our shareholders. Our Board and management fundamentally believe that the long-term interests of shareholders are advanced when we work to fulfill our responsibilities to all our stakeholders. As a result, when we evaluate the performance of our executive officers, we consider not only what business objectives they have accomplished, but also how they were accomplished and whether they were achieved in a manner consistent with the values embodied in Our Credo.
The Compensation & Benefits Committee, which is composed entirely of independent Directors, is responsible for overseeing the design and management of our executive compensation programs. Our executive compensation programs are designed to focus management on long-term objectives and to align pay and performance. To this end, the Company has implemented measures intended to ensure that our executive compensation programs promote ethical conduct and do not incentivize unnecessary risk-taking. In addition, the Compensation & Benefits Committee annually approves the Company’s financial and strategic objectives under our executive compensation plans and regularly assesses the characteristics of the compensation programs to ensure that they work to reduce the possibility that our executive officers make excessively risky business decisions that threaten the Company’s long-term value.
The Compensation & Benefits Committee already has the discretion to defer senior executive annual incentive awards.
Annual incentive awards, which have performance measurement periods of one year or shorter, are awarded pursuant to the Johnson & Johnson Executive Incentive Plan, which already affords the Compensation & Benefits Committee discretion to both adjust and defer awards. Our executive compensation programs align pay and performance. Annual bonuses and long-term incentive grants are tied to the performance of the Company, the executive’s business unit or function, and the executive’s individual performance. We believe that our executives should be rewarded when they deliver targeted results and that they should also have a significant portion of their compensation subject to risk if they fail to deliver against objectives. We have structured our compensation programs accordingly. Since the Compensation & Benefits Committee already has the discretion the proponent requests, this proposal does not enhance our executive compensation policies.
Approximately two-thirds of our executives’ compensation is delivered in the form of long-term incentives that are already deferred for three years.
The Company structures performance-based compensation to reward an appropriate balance of short-term and long-term financial and strategic business results with an emphasis on managing the business for the long-term. Rather than being overly weighted toward annual cash incentive awards, our executives’ target compensation mix represents a balance of cash and long-term equity-based compensation. Indeed, reflecting the Compensation & Benefits Committee’s recognition that the long-term interests of shareholders are advanced by linking executive pay with the Company's long-term performance, equity compensation constitutes most of each executive officer's overall compensation. For more information, see “2020 Pay Mix at Target” on page 71 of this Proxy Statement. In addition, the Company’s long-term equity-based compensation program for senior executives is heavily weighted towards performance-based awards that vest based on our financial performance relative to pre-determined targets and total shareholder return relative to peers over three-year performance periods.
In 2020, the CEO received long-term equity incentive awards that accounted for approximately three-quarters of his total compensation, and the other executive officers received long-term equity incentive awards that accounted for two-thirds of their total direct compensation. The Company’s long-term equity incentive awards each vest three years from grant date, promoting retention, rewarding the achievement of long-term performance objectives, and aligning the interest of executives with our shareholders.

2021 Proxy Statement	115

In addition, the Company also conducts an annual advisory shareholder vote on our named executive officer compensation. This annual vote serves as a driver of substantive engagement with our shareholders on the components of our executive compensation program, including its connection to long-term performance.
The Company has robust recoupment policies and stock ownership guidelines that further align the interests of our executives with the long-term interests of our shareholders.
The Company has effective and robust recoupment policies in place which gives our Board authority to recoup all or any part of any compensation, including annual cash incentive awards, paid to executive officers and senior executives that have engaged in certain misconduct. These recoupment policies provide the Board the right to recoup compensation from executive officers in the event of a material restatement of the Company’s financial results, and from both executive officers and senior executives in the event of significant misconduct resulting in violation of a significant company policy, law, or regulation relating to manufacturing, sales or marketing of products that causes material harm to Johnson & Johnson. For more information on our recoupment policies, see “Executive Compensation Recoupment Policy” on page 78 of this Proxy Statement.
Additionally, the Company has stock ownership guidelines which require our CEO to own a number of shares equal to twelve times his base salary and each of our other executive officers to own sufficient shares to equal six times their base salaries. These ownership guidelines were increased in December 2020 to their current levels as another means by which to further align the interests of our executive officers with the long-term interests of shareholders.
The Company has demonstrated its commitment to safeguarding against inappropriate risk-taking.
The proposal alludes to the criticality of Board oversight of ongoing litigation, quality and safety matters. On October 5, 2020, the Company published the Board Report on Oversight of Risk Related to Opioids (the Board Report), describing the governance measures that the Company has implemented to monitor and manage the financial and reputational risks related to the opioid crisis. The Board Report provides an overview of the robust Board response and details the Board’s oversight on this topic. Management, under diligent Board oversight, continues to take proactive steps to assure all stakeholders that the Company views product quality and safety to be top priorities and is committed to vigorously defending the Company and continuing to ensure the safety of our products. For greater detail on this topic, see “Oversight of Our Company” on pages 24 to 32, to "Our COVID-19 Response Efforts" on page 4 and “A Note About Litigation” on page 27.
In sum, the Board believes that adoption of this proposal is unnecessary as the Company's existing compensation structure, its Credo-based culture, and ability to recoup compensation from executive officers and senior executives each safeguards against unreasonable risk-taking and reflects our strong commitment to ethics and integrity. For the foregoing reasons, the Board believes that it would not be prudent or in the best interests of the company or its shareholders to approve the proposal.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

116	2021 Proxy Statement

General Information
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board for the Annual Meeting of Shareholders. This Proxy Statement, proxy card and our 2020 Annual Report to Shareholders are being distributed to our shareholders on or about March 10, 2021.

Shareholders Entitled to Vote and Voting Standard

Shareholders of record of our common stock at the close of business on February 23, 2021, are entitled to notice of, and to vote at, our Annual Meeting, and at any adjournments or postponements of the Annual Meeting. Each share of common stock entitles its owner to one vote. On February 23, 2021, there were 2,632,706,570 shares outstanding.
To constitute a quorum, a majority of the shares entitled to vote must be represented in person or by proxy at the Annual Meeting. Approval of each voting item submitted to the shareholders, including the election of Directors, requires the affirmative vote of a majority of the votes cast at the Annual Meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included; abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting.

How to Vote

You are encouraged to vote in advance of the Annual Meeting using one of the following voting methods.
Make sure you have your Notice, proxy card or vote instruction form in hand and follow the instructions.

Registered Shareholders: Shareholders who hold their shares directly with our stock registrar, Computershare, can vote any one of four ways:

To vote VIA THE INTERNET prior to the meeting, go to the website listed on your proxy card or notice.
To vote BY PHONE, call the telephone number specified on your proxy card or on the website listed on your notice.
If you vote via the Internet or by telephone, your voting instructions may be transmitted up until 11:59 p.m. Eastern Time on April 21, 2021, except with respect to shares held in a Johnson & Johnson employee savings plan, which must be submitted by 5:00 p.m. Eastern Time on April 20, 2021. See “Johnson & Johnson Employee Savings Plans” on page 119 for voting instructions regarding shares held under our savings plans.
If you received paper copies of your proxy materials, mark, sign, date and return your proxy card in the postage-paid envelope provided to vote BY MAIL.

To vote during the virtual meeting, visit www.virtualshareholdermeeting.com/JNJ2021 and use your 16-digit control number.
Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by using one of the methods described above.

Beneficial Shareholders: Shareholders who hold their shares beneficially through an institutional holder of record, such as a bank or broker (sometimes referred to as holding shares “in street name”), will receive voting instructions from that holder of record. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the holder of record of your shares and present it at the Annual Meeting.

2021 Proxy Statement	117

Other Matters

The Board does not intend to bring other matters before the Annual Meeting except items incident to the conduct of the Annual Meeting, and we have not received timely notice from any shareholder of an intent to present any other proposal at the Annual Meeting. On any matter properly brought before the Annual Meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Notice and Access

We distribute proxy materials to many shareholders via the internet under the SEC’s “Notice and Access” rules to save costs and paper. Using this method of distribution, on or about March 10, 2021, we mailed the Important Notice Regarding the Availability of Proxy Materials (“Notice”) that contains basic information about our 2021 Annual Meeting and instructions on how to view all proxy materials, and vote electronically, via the internet. If you receive the Notice and prefer to receive the proxy materials by regular mail or e-mail, follow the instructions in the Notice for making this request, and the materials will be sent promptly to you via the preferred method. If you prefer to vote by phone rather than internet, the website listed on the Notice (www.proxyvote.com/JNJ) has instructions for voting by phone.

Proxy Voting

Your proxy authorizes another person to vote your shares on your behalf at the Annual Meeting.
If your valid proxy is timely received by internet, telephone or mail, the persons designated as proxies will vote your shares per your directions. We have designated two of our executive officers as proxies for the 2021 Annual Meeting of Shareholders: J. J. Wolk and M. H. Ullmann.
Should any other matter not referred to in this Proxy Statement properly come before the Annual Meeting, the designated proxies will vote in their discretion. If any Director nominee should refuse or be unable to serve due to an event that is not anticipated, your shares will be voted for the person designated by the Board to replace such nominee or, alternatively, the Board may reduce the number of Directors on the Board.

Effect of Not Casting Your Vote

Proxies that are signed and returned but do not contain voting instructions will be voted:
●	FOR Item 1: the election of our 14 Director nominees
●	FOR Item 2: the advisory vote to approve the compensation of our named executive officers
●	FOR Item 3: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm
●	AGAINST Items 4 - 7: the shareholder proposals
●	In the best judgment of the named proxy holders if any other matters are properly brought before the Annual Meeting.

Revoking Your Proxy or Changing Your Vote

Registered Shareholders can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:
●	Returning a signed proxy card with a later date
●	Authorizing a new vote electronically through the internet or telephone
●	Delivering a written revocation of your proxy to the Office of the Corporate Secretary at our principal office address before your original proxy is voted at the Annual Meeting
●	Submitting a ballot virtually at the Annual Meeting

Beneficial Shareholders can submit new voting instructions by following specific directions provided by your bank, broker or other holder of record. You can also vote during the Annual Meeting if you obtain a legal proxy from your bank, broker or other holder of record.
Your personal attendance at the virtual Annual Meeting does not revoke your proxy. Unless you vote at the Annual Meeting, your last valid proxy prior to or at the Annual Meeting will be used to cast your vote.

118	2021 Proxy Statement

Johnson & Johnson Employee Savings Plans

If you hold shares in a Johnson & Johnson company employee savings plan, you will receive one proxy card or Notice that covers the shares held for you in your savings plan, as well as any other shares registered directly in your name (but not shares held beneficially through a bank, broker or other holder of record). If you submit voting instructions for the plan shares via the internet, by telephone or by mail, as described above, by 5:00 p.m. Eastern Time on April 20, 2021, the Trustee of your savings plan will vote your shares as you have directed. Your voting instructions will be kept confidential. It is important that you direct the Trustee how to vote your shares. In accordance with the terms of the Johnson & Johnson Savings Plan and the Johnson & Johnson Puerto Rico Retirement Savings Plan, you are the named fiduciary for shares held in your savings plan and have the right to direct the Trustee with respect to those shares. If you do not direct the plan Trustee how to vote your shares, the Trustee will vote your shares in direct proportion to the votes cast for all shares held in that plan for which voting instructions were provided by other plan shareholders if the voted shares are at five percent (5%) or above of allocated shares. If the voted shares in that plan are less than five percent (5%) of allocated shares, the Trustee may vote any undirected shares in its discretion.
Participants in the Johnson & Johnson employee savings plans may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph and cannot be voted at the Annual Meeting.

Annual Meeting Attendance

Shareholders as of the record date may attend, vote and submit questions virtually at our Annual Meeting by logging in at www.proxyvote.com/JNJ. To log in, shareholders (or their authorized representatives) will need the 16-digit control number provided on your notice, on your proxy card or in the voting instructions that accompanied your proxy materials. On the day of the meeting shareholders should log into the virtual meeting url: www.virtualshareholdermeeting.com/JNJ2021.
If you are unable to locate your 16-digit control number, please call Shareholder Meeting Registration Phone Support (toll free) at 844-318-0137 or (international toll call) at 925-331-6070, or email AnnualMeeting@its.jnj.com for assistance.

Virtual Meeting

Due to the ongoing public health concerns regarding the COVID-19 pandemic, the Board has directed that the 2021 Annual Meeting be held as a virtual meeting via the internet. The decision to hold the 2021 Annual Meeting in a virtual format is in accordance with New Jersey law, which permits virtual shareholder meetings while the state of emergency in New Jersey relating to the COVID-19 pandemic remains in effect. In the event that on the date fixed for the 2021 Annual Meeting it is not legally permissible to hold a virtual annual meeting under New Jersey law because a state of emergency is not then in effect in New Jersey, we will announce alternative arrangements for the 2021 Annual Meeting as promptly as practicable. This may include holding the 2021 Annual Meeting in person or as a hybrid meeting in which the meeting will be held in person with concurrent participation by remote means for shareholders who are not physically present. Any such change will be announced via press release and website posting, as well as the filing of additional proxy materials with the Securities and Exchange Commission.

Proxy Solicitation

In addition to the solicitation of proxies by mail, several regular employees of the Johnson & Johnson Family of Companies may solicit proxies in person or by telephone. We have also retained the firm of Morrow Sodali LLC to aid in the solicitation of banks, brokers and institutional and other shareholders for a fee of approximately $20,000, plus reimbursement of expenses. We will bear all costs of the solicitation of proxies. Any registered shareholder voting by proxy card may substitute the name of another person in place of the persons presently named as proxies. In order to vote, a substitute proxy must present adequate identification to a representative of the office of the Corporate Secretary.

Electronic Access to Proxy Materials

This Proxy Statement and our 2020 Annual Report are available at www.investor.jnj.com/gov/annualmeetingmaterials.cfm. If you received paper copies of this year’s Proxy Statement and Annual Report by mail, you can elect to receive an e-mail message in the future that will provide a link to those documents and voting instructions on the internet. By opting to access your proxy materials via the internet, you will:

● Gain faster access to your proxy materials
● Help save on our production and mailing costs
● Reduce the amount of paper mail you receive
● Help preserve environmental resources

2021 Proxy Statement	119

If you have enrolled in the electronic access service previously, you will continue to receive your proxy materials by e-mail, unless and until you elect an alternative method of delivery.
Registered Shareholders may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering at www.computershare-na.com/green. If you vote via the internet, simply follow the prompts that link you to that website.
Beneficial Shareholders who wish to enroll for electronic access may register at enroll.icsdelivery.com/jnj, or by following instructions for e-delivery from your broker or other holder of record.

Reduce Duplicate Mailings

We have adopted a procedure approved by the SEC called “householding." Under this procedure, registered shareholders who have the same address and last name and who receive either Notices or paper copies of the proxy materials in the mail will receive only one copy of our proxy materials, or a single envelope containing the Notices, for all shareholders at that address. This consolidated method of delivery continues until one or more of these shareholders notifies us that they would like to receive individual copies of proxy materials. This procedure reduces our printing costs and postage fees. Shareholders who participate in householding continue to receive separate proxy cards or Notices for voting their shares.
Registered Shareholders who wish to discontinue householding and receive separate copies of proxy materials may notify Computershare by calling (800) 328-9033 or may send a written request to the Office of the Corporate Secretary at the address of our principal office.
Beneficial Shareholders may request information about householding from your bank, broker or other holder of record.

Corporate Governance Materials

The Company’s main corporate website address is www.jnj.com. This Proxy Statement, the 2020 Annual Report and all of the Company’s other SEC filings are also available on the Company’s website at www.investor.jnj.com/sec.cfm as soon as reasonably practicable after having been electronically filed or furnished to the SEC. All SEC filings are also available at the SEC’s website at www.sec.gov.
Investors and the public should note that the Company also announces information at www.factsaboutourprescriptionopioids.com and www.factsabouttalc.com. We use these websites to communicate with investors and the public about our products, litigation and other matters. It is possible that the information we post to these websites could be deemed to be material information. Therefore, we encourage investors and others interested in the Company to review the information posted to these websites in conjunction with www.jnj.com, the Company's SEC filings, press releases, public conference calls and webcasts.
In addition, the Amended and Restated Certificate of Incorporation, By-Laws, the written charters of the Audit Committee, the Compensation & Benefits Committee, the Nominating & Corporate Governance Committee, the Regulatory Compliance Committee and the Science, Technology & Sustainability Committee of the Board of Directors and the Company’s Principles of Corporate Governance, Code of Business Conduct (for employees), Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers and other corporate governance materials are available on the Company's website at www.investor.jnj.com/gov.cfm and will be provided without charge to any shareholder submitting a written request, as provided above. The information on www.jnj.com, www.factsaboutourprescriptionopioids.com and www.factsabouttalc.com is not, and will not be deemed, a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.

Contacting the Board, Individual Directors and Committees

You can contact any of the Directors, including the Lead Director, by writing to them c/o Johnson & Johnson, Office of the Corporate Secretary, One Johnson & Johnson Plaza, New Brunswick, NJ 08933. Employees and others who wish to contact the Board, or any member of the Audit Committee to submit good faith complaints regarding fiscal improprieties, internal accounting controls, accounting or auditing matters, may do so anonymously by using the address above. You can also use the on-line submission forms on our website to contact the Board and the Audit Committee. Our process for handling communications to the Board or the individual Directors has been approved by the independent Directors and can be found at www.investor.jnj.com/communication.cfm.

120	2021 Proxy Statement

Shareholder Proposals, Director Nominations by Shareholders and Other Items of Business

Address to submit a shareholder proposal:
Proposals and other items of business should be directed to the attention of the Office of the Corporate Secretary at the address of our principal office: One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

Type of Proposal	Deadline	Submission Requirements
Shareholder Proposal To be included in our Proxy Statement and Proxy Card for the 2022 Annual Meeting of Shareholders	November 10, 2021	Must comply with Rule 14a-8 under the U.S. Securities and Exchange Act of 1934, as amended Must include the information specified under our By-Laws
Proxy Access Nominee Shareholder nomination of director to be included in our Proxy Statement and Proxy Card for the 2022 Annual Meeting of Shareholders	Between October 11, 2021 and November 10, 2021	Must include the information specified under our By-Laws
Advance Notice Provisions for Item of Business or Director Nominee Not intended to be included in our Proxy Statement and Proxy Card for the 2022 Annual Meeting of Shareholders	Between October 11, 2021 and November 10, 2021	Must include the information specified under our By-Laws

Our By-Laws can be found at www.investor.jnj.com/gov/cdocument.cfm

Helpful Websites

Company	www.jnj.com
Annual Meeting Materials	www.investor.jnj.com/gov/annualmeetingmaterials.cfm
Board of Directors	www.investor.jnj.com/gov.cfm
Certificate of Incorporation and By-Laws	www.investor.jnj.com/gov/cdocument.cfm
Contact the Board	www.investor.jnj.com/communication.cfm
Corporate Governance	www.investor.jnj.com/gov.cfm
COVID-19	www.jnj.com/coronavirus
ERM Framework	www.jnj.com/about-jnj/enterprise-risk-management-framework
ESG Resources	www.jnj.com/esg-resources
Health for Humanity Report	healthforhumanityreport.jnj.com
Investor Relations	www.investor.jnj.com
Janssen Transparency Report	transparencyreport.janssen.com
Opioids	www.factsaboutourprescriptionopioids.com
Political Engagement	www.investor.jnj.com/gov/contributions.cfm
SEC Filings	www.investor.jnj.com/sec.cfm
Talc	www.factsabouttalc.com

2021 Proxy Statement	121

Our Credo

We believe our first responsibility is to the patients, doctors and nurses, to mothers and fathers and all others who use our products and services. In meeting their needs everything we do must be of high quality. We must constantly strive to provide value, reduce our costs and maintain reasonable prices. Customers' orders must be serviced promptly and accurately. Our business partners must have an opportunity to make a fair profit.

We are responsible to our employees who work with us throughout the world. We must provide an inclusive work environment where each person must be considered as an individual. We must respect their diversity and dignity and recognize their merit. They must have a sense of security, fulfillment and purpose in their jobs. Compensation must be fair and adequate and working conditions clean, orderly and safe. We must support the health and well-being of our employees and help them fulfill their family and other personal responsibilities. Employees must feel free to make suggestions and complaints. There must be equal opportunity for employment, development and advancement for those qualified. We must provide highly capable leaders and their actions must be just and ethical.

We are responsible to the communities in which we live and work and to the world community as well. We must help people be healthier by supporting better access and care in more places around the world. We must be good citizens — support good works and charities, better health and education, and bear our fair share of taxes. We must maintain in good order the property we are privileged to use, protecting the environment and natural resources.

Our final responsibility is to our stockholders. Business must make a sound profit. We must experiment with new ideas. Research must be carried on, innovative programs developed, investments made for the future and mistakes paid for. New equipment must be purchased, new facilities provided and new products launched. Reserves must be created to provide for adverse times. When we operate according to these principles, the stockholders should realize a fair return.

Johnson & Johnson

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com/JNJ.

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M99746-P72096-Z67022

Proxy – Johnson & Johnson

Notice of 2021 Annual Meeting of Shareholders

The Annual Meeting of Shareholders will be held virtually at www.virtualshareholdermeeting.com/JNJ2021.

Proxy Solicited by the Board of Directors for the Annual Meeting – April 22, 2021 at 10:00 a.m., Eastern Time

The signatory hereto hereby appoints M. H. Ullmann and J. J. Wolk and each or either of them as proxies, with full power of substitution and revocation, to represent the signatory hereto and to vote all shares of common stock of Johnson & Johnson that the signatory hereto is entitled to vote at the Annual Meeting of Shareholders of the Company to be held virtually on April 22, 2021 at 10:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/JNJ2021, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Holders of Shares in Johnson & Johnson Employee Savings Plans: If you hold shares in a Johnson & Johnson company employee savings plan, this Proxy covers those shares held for you in your savings plan, as well as any other shares registered in your name. By signing and returning this Proxy (or voting by telephone or via the internet), you will authorize the Trustee of your savings plan to vote your savings plan shares as you have directed.

Shares represented by this Proxy will be voted as directed by the shareholder. If this Proxy is signed, the proxies have authority and intend to vote as follows regarding any nominee or matter for which no directions are indicated: FOR election of all Director nominees, FOR Items 2 and 3, and AGAINST Items 4, 5, 6 and 7.

Continued and to be signed on reverse side

VOTE VIA INTERNET - www.proxyvote.com/JNJ
Use the internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 21, 2021 (or up until 5:00 p.m. Eastern Time on April 20, 2021 for shares held in a Johnson & Johnson company employee savings plan). Have your proxy card in hand when you access the website and follow the instructions to obtain your proxy materials and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 21, 2021 (or up until 5:00 p.m. Eastern Time on April 20, 2021 for shares held in a Johnson & Johnson company employee savings plan). Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
SHAREHOLDER MEETING ATTENDANCE
The Annual Meeting of Shareholders will be held virtually at www.virtualshareholdermeeting.com/JNJ2021. Shareholders as of the record date may attend, vote and submit questions virtually at our Annual Meeting by logging in at www.virtualshareholdermeeting.com/JNJ2021. To log in, shareholders (or their authorized representatives) will need the 16-digit control number provided on your notice, on your proxy card or in the voting instructions that accompanied your proxy materials

JOHNSON & JOHNSON ONE JOHNSON & JOHNSON PLAZA NEW BRUNSWICK, NJ 08933

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M99745-P72096-Z67022             KEEP THIS PORTION FOR YOUR RECORDS
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	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.						DETACH AND RETURN THIS PORTION ONLY

JOHNSON & JOHNSON

The Board of Directors recommends a vote FOR all Director nominees listed:

1.	Election of Directors		For	Against	Abstain	The Board of Directors recommends a vote FOR the following proposals:		For	Against	Abstain

	1a.	Mary C. Beckerle	☐	☐	☐	2.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

	1b.	D. Scott Davis	☐	☐	☐	3.	Ratification of Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2021	☐	☐	☐

	1c.	Ian E. L. Davis	☐	☐	☐

	1d.	Jennifer A. Doudna	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposals:

	1e.	Alex Gorsky	☐	☐	☐	4.	Report on Government Financial Support and Access to COVID-19 Vaccines and Therapeutics	☐	☐	☐

	1f.	Marillyn A. Hewson	☐	☐	☐	5.	Independent Board Chair	☐	☐	☐

	1g.	Hubert Joly	☐	☐	☐	6.	Civil Rights Audit	☐	☐	☐

	1h.	Mark B. McClellan	☐	☐	☐	7.	Executive Compensation Bonus Deferral	☐	☐	☐

	1i.	Anne M. Mulcahy	☐	☐	☐

	1j.	Charles Prince	☐	☐	☐		For address changes or general comments, please send via email to AnnualMeeting@its.jnj.com.

	1k.	A. Eugene Washington	☐	☐	☐

	1l.	Mark A. Weinberger	☐	☐	☐

	1m.	Nadja Y. West	☐	☐	☐

	1n.	Ronald A. Williams	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please provide full title.

	Signature (PLEASE SIGN WITHIN BOX)			Date		Signature (Joint Owners)	Date